UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Prologis, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pier 1, Bay 1

San Francisco, California 94111

March 14, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders of Prologis, Inc. which will be held on May 1, 2014 at 1:30 p.m., Pacific time, at our corporate headquarters in San Francisco, California. Details of the business to be conducted at the meeting and information about the annual meeting and the matters on which the stockholders will act are included in the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement that follow.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. I urge you to promptly vote or authorize your proxy to vote electronically through the Internet, by telephone, or, if you have requested and received a printed copy of the proxy statement, by completing, signing, dating, and returning the proxy card enclosed with the proxy statement. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

We are pleased to be furnishing proxy materials to our stockholders primarily through the Internet instead of delivery of printed materials by mail. We believe that electronic delivery expedites stockholders’ receipt of proxy materials, while also lowering the cost of delivery and reducing the environmental impact of our annual meeting.

On or about March 19, 2014, we intend to distribute to our stockholders:

(i)	either in printed form by mail or electronically by e-mail, a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on: (a) how to electronically access our 2014 Proxy Statement and 2013 Annual Report to Stockholders, which includes our 2013 Annual Report on Form 10-K; (b) how to vote; and (c) how to request printed proxy materials (if desired) and

(ii)	if requested or required, printed proxy materials which will include our 2014 Proxy Statement, our 2013 Annual Report on Form 10-K, and a proxy card.

On the mailing date, all stockholders and beneficial owners will have the ability to access all of the proxy materials on the Internet at www.proxyvote.com or http://ir.prologis.com/annuals.cfm.

We encourage you to read our 2013 Annual Report to Stockholders and hope you will find it interesting and useful.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Prologis.

Sincerely,

HAMID R. MOGHADAM
Chairman and Chief Executive Officer

This proxy statement and accompanying form of proxy are first being made available to you on or about March 14, 2014.

Every stockholder’s vote is important. Please authorize your proxy through the Internet, by telephone, or complete, sign, date, and return your proxy card.

NOTICE OF 2014 ANNUAL MEETING

OF STOCKHOLDERS

1:30 p.m., May 1, 2014

Prologis Corporate Headquarters

Pier 1, Bay 1

San Francisco, California 94111

March 14, 2014

To our Stockholders:

The 2014 annual meeting of stockholders of Prologis, Inc. will be held at our corporate headquarters at Pier 1, Bay 1, San Francisco, California 94111 on May 1, 2014 at 1:30 p.m., Pacific time, for the following purposes:

1.	To elect ten directors to our board of directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	Advisory vote to approve the company’s executive compensation for 2013;
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2014; and
4.	To consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Holders of shares of our common stock of record at the close of business on March 10, 2014 are entitled to notice of and to vote at the annual meeting of stockholders and any adjournment(s) or postponement(s) thereof.

It is important that your shares be represented and voted at the annual meeting. You can vote your shares by proxy through the Internet, by telephone, or by mail using the instructions on the proxy card. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the annual meeting.

On or about March 19, 2014, we intend to distribute to our stockholders:

(i)	either in printed form by mail or electronically by e-mail, a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on: (a) how to electronically access our 2014 Proxy Statement and 2013 Annual Report to Stockholders, which includes our 2013 Annual Report on Form 10-K; (b) how to vote, and (c) how to request printed proxy materials (if desired) and

(ii)	if requested or required, printed proxy materials, which will include our 2014 Proxy Statement, our 2013 Annual Report on Form 10-K, and a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 1, 2014.

Proxy materials, including the 2014 Proxy Statement and the 2013 Annual Report to Stockholders, are available at www.proxyvote.com.

On behalf of the Board of Directors,

EDWARD S. NEKRITZ

Chief Legal Officer, General Counsel, and Secretary

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

Pier 1, Bay 1, San Francisco, California 94111

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

The board of directors of Prologis, Inc., also referred to as the “board,” is soliciting proxies to be voted at the 2014 annual meeting of stockholders and at any adjournment(s) or postponement(s) thereof. The annual meeting of stockholders will be held on May 1, 2014 at Prologis’ corporate headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, beginning at 1:30 p.m., Pacific time.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials (our 2014 Proxy Statement and our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K) to many of our stockholders by providing access to such documents through the Internet. Stockholders will receive printed copies of the proxy materials if they have elected this form of delivery or they are participants in the Prologis 401(k) Savings Plan (“401(k) Plan”). Printed copies of the proxy materials will be provided upon request at no charge by submitting a written notice to Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

On or about March 19, 2014, the Notice of Annual Meeting and Internet Availability of Proxy Materials (“Notice of Internet Availability”) will be distributed to many of our stockholders in lieu of mailing the printed proxy materials. The Notice of Internet Availability instructs stockholders as to how they may: (i) access and review all of the proxy materials through the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials. Also on or about March 19, 2014, printed proxy materials, including our 2014 Proxy Statement and our Annual Report on Form 10-K for 2013, will be mailed to all other stockholders, as requested or required. On the mailing date, all stockholders and beneficial owners will have the ability to access all of the proxy materials on the Internet at www.proxyvote.com or http://ir.prologis.com/annuals.cfm.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions included in the Notice of Internet Availability. Providing future proxy materials electronically by e-mail saves some of the costs associated with printing and delivering the materials and reduces the environmental impact of our annual meetings. An election to receive proxy materials electronically by e-mail will remain in effect until such time as the stockholder elects to terminate it.

Your vote is very important.     For this reason, the board of directors is requesting that you permit your common stock to be represented and voted at the annual meeting by the proxies named on the proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

You can ensure that your shares are voted at the annual meeting by authorizing your proxy by telephone, through the Internet, or by completing, signing, dating, and returning the proxy card provided with the printed proxy materials. If you are a stockholder of record, you may still attend the annual meeting and vote despite having previously authorized your proxy by any of these methods. Any proxy may be revoked in the manner described below at any time prior to its exercise at the annual meeting. Stockholders must bring proof of current ownership of our common stock to be admitted to and attend the 2014 annual meeting.

For shares held in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to certain of the matters to be acted upon at the annual meeting. Thus, if stockholders do not give their broker or nominee specific instructions, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

References in this proxy statement to “we,” “us,” “our,” the “company,” and “Prologis” refer to Prologis, Inc. and its subsidiaries, unless the context otherwise requires.

QUESTIONS AND ANSWERS

Q:	Who may vote at the annual meeting?

A:	Holders of record of Prologis common stock at the close of business on the record date, March 10, 2014, are entitled to notice of and to vote at the annual meeting. As of March 10, 2014, there were 499,651,113 shares of our common stock outstanding. Each issued and outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

Q:	What proposals will be voted on at the annual meeting?

A:	At the annual meeting, you will be asked to consider and vote upon three proposals:

Proposal 1. To elect ten directors to our board of directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 2. Advisory vote to approve the company’s executive compensation for 2013; and

Proposal 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2014.

We will also consider other matters that may properly come before the annual meeting.

A summary of the proposals and the voting requirements with respect to each proposal are contained elsewhere in this proxy statement.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors recommends a vote:

•	for the election of each of the ten nominees to the board of directors named in the proxy statement (Proposal 1);

•	for the approval of the company’s executive compensation for 2013 (Proposal 2); and

•	for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2014 (Proposal 3).

Q:	What is the quorum requirement for the meeting?

A:	There is no right to cumulative voting. A quorum is met if a majority of the shares of common stock outstanding as of the record date are represented, in person or by proxy, at the annual meeting. Your shares are counted as present at the meeting if you are present and entitled to vote in person at the meeting, if you have properly submitted a proxy card, or if you vote by telephone or through the Internet.

If you are present at the annual meeting in person or by proxy, but you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining a quorum.

Broker non-votes are also counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares of our common stock for a beneficial owner is present at the meeting, in person or by proxy, and entitled to vote, but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote with respect to that item from the beneficial owner.

Q:	How can I vote my shares in person at the annual meeting?

A:

Your vote is important.     If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares and a Notice of Internet Availability or printed proxy materials and a proxy card are being sent directly to you. As the stockholder of record, you have the right to vote in person at the annual meeting. If you choose to vote in person at the annual meeting, you can bring the proxy card mailed to you if you received printed proxy materials, or you can vote using a ballot that will be provided to you at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you authorize your proxy to vote your shares in advance so that your vote will be counted should you later decide not to attend the annual meeting.

Most of our stockholders hold their shares in street name through a broker, bank, trustee, or other nominee rather than directly in their own name. In this case, you are considered the beneficial owner of shares held in street name, and a Notice of Internet Availability or printed proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares, which will give you the right to vote the shares at the annual meeting. You will need to contact your broker, bank, trustee, or nominee to obtain a legal proxy. You will need to bring that proxy to the annual meeting in order to vote in person.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, trustee, or nominee. In most cases, you will be able to do this by telephone, through the Internet, or by mail. If you are a stockholder of record, please refer to the summary instructions on the proxy card included with your proxy materials or the instructions on how to vote contained in the Notice of Internet Availability. If you hold your shares in street name, the voting instructions will be communicated to you by your broker, bank, trustee, or nominee. The Notice of Internet Availability also provides instructions on how you can request a printed copy of the proxy materials and proxy card if you desire.

By Telephone or through the Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions included with your proxy materials or, if you requested a printed copy of the proxy materials, on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed.

By Mail — If you requested a printed copy of the proxy materials, you may submit your proxy by mail by signing the proxy card or, for shares held in street name, by following the voting instruction card included by your broker, bank, trustee, or nominee and mailing it in the postage-paid envelope that is included. If you provide specific voting instructions, your shares will be voted as you have instructed.

The telephone and Internet proxy voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on April 30, 2014, unless the meeting is postponed or adjourned, in which case such voting facilities may remain open or be reopened until the day before the postponed or adjourned meeting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or nominee. Therefore, we recommend that you follow the voting instructions in the materials you from your broker, bank, trustee, or nominee.

If you vote by telephone or through the Internet, you do not have to return a proxy card or voting instruction card.

The telephone and Internet proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend the annual meeting in person.

Q:	How can I change my vote after I have voted?

A:	You may revoke your proxy at any time and change your vote at any time before the final vote at the annual meeting. If you are a stockholder of record, you may do this by signing and submitting a written notice to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, by submitting a new proxy card with a later date, by voting again by telephone or through the Internet (your latest telephone or Internet proxy is counted), or by attending and voting by ballot at the annual meeting. If you hold your shares beneficially in street name, you will need to contact your broker, bank, trustee, or nominee to determine the process for revoking a voting instruction. Merely attending the annual meeting will not revoke a proxy unless you specifically request your proxy to be revoked.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

Q:	What happens if I do not give specific voting instructions?

A:	If you hold your shares directly in your name, and you sign and return a proxy card without giving specific voting instructions, the shares of common stock represented by that proxy will be voted as recommended by the board of directors. If you hold your shares in street name through a broker, bank, trustee, or nominee and you do not provide specific voting instructions, your broker, bank, trustee, or nominee will have discretion to vote such shares but only with respect to routine matters (Proposal 3).

If no voting instructions are received from you, and you hold your shares in street name, your broker, bank, trustee, or nominee will not turn in a proxy card for your shares on the non-routine matters proposed at our annual meeting. Non-routine matters are the election of directors (Proposal 1) and the advisory vote to approve the company’s executive compensation for 2013 (Proposal 2).

If you hold shares in your 401(k) Plan account and do not provide the trustee of the 401(k) Plan with specific voting instructions, the trustee will vote all uninstructed shares held in our 401(k) Plan in the same proportion as how instructed shares held in the 401(k) Plan are voted.

Q:	Why did I receive the Notice of Internet Availability in the mail instead of printed proxy materials?

A:	We have implemented the Notice and Access Rule enacted by the SEC for distribution of materials for our 2014 annual meeting of stockholders. Accordingly, we are sending a Notice of Internet Availability to many of our stockholders of record and our beneficial owners. All stockholders will be able to access the proxy materials (2014 Proxy Statement and the 2013 Annual Report to Stockholders, including our Annual Report on Form 10-K) through the Internet at the website address noted on the Notice of Internet Availability. We believe that the electronic availability of materials is an appropriate proxy communication solution that will allow us to provide our stockholders with the materials they need, while lowering the cost of delivery and reducing the environmental impact of our annual meetings. Stockholders may request to receive printed copies of the proxy materials.

Q:	How can I access the proxy materials electronically?

A:	The Notice of Internet Availability provides you with instructions regarding how to view our proxy materials through the Internet. Specifically, you may view a copy of the proxy materials on the Internet by visiting www.proxyvote.com.

You may also access the proxy materials, including an electronic copy of our 2013 Annual Report to Stockholders, at the Investor Relations page of our website, http://ir.prologis.com/annuals.cfm.

Q:	How may I elect to receive future proxy materials electronically instead of by mail?

A:

If you wish to receive future proxy materials electronically by e-mail instead of by mail, you may register to do so at the Investor Relations page of our website, www.prologis.com, and select the link “Consent for Electronic

Delivery.” Alternatively, you can sign up for electronic delivery of proxy materials by following the instructions on the proxy card with respect to how to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. By choosing to receive your future proxy materials electronically by e-mail, you will save us the cost of printing and mailing documents to you which will also reduce the environmental impact of our annual meetings. If you register to receive future proxy materials electronically by e-mail, you will receive an e-mail next year with instructions on how to access those proxy materials and how to vote. If you change your e-mail address, you will need to update your registration. Your election on how to receive proxy materials will remain in effect until you terminate it.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we do not anticipate that any other matters will be raised at the annual meeting. If any other matters are properly presented at the annual meeting for consideration, the persons named as proxies and acting thereunder will have discretion to vote on those matters for you.

Q:	Who pays for the cost of this proxy solicitation?

A:	We pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers, or employees, in person or by telephone, facsimile, or other electronic means. These people will not be specially compensated for their solicitation of proxies.

In accordance with the rules and regulations of the SEC and the New York Stock Exchange (“NYSE”), we will also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROLOGIS, INC. SINCE THE DATE OF THIS PROXY STATEMENT.

Q:	What is the deadline to propose actions for consideration at the 2015 annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at our next annual meeting expected to be held in 2015 as follows:

Deadline for Submitting Stockholder Proposals for Inclusion in our 2015 Proxy Statement.    Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the 2015 proxy statement for our 2015 annual meeting, it must be received at our principal executive offices (Pier l, Bay l, San Francisco, California 94111) no later than November 14, 2014. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

If, however, the date of the 2015 annual meeting is advanced or delayed by more than 30 days from May 1, 2015, we must receive notice a reasonable time before we begin to print and distribute our proxy materials.

Deadline for Submitting Stockholder Proposals or Director Nominations not to be Included in our 2015 Proxy Statement.    If you intend to present a proposal or nomination for director at our 2015 annual meeting, but you do not intend to have it included in our 2015 proxy statement, the notice of proposal or nomination must be delivered to, or mailed and received by, us at our principal executive offices (Pier l, Bay l, San Francisco, California 94111) between January 1, 2015 and January 31, 2015.

If, however, the date of the 2015 annual meeting is advanced or delayed by more than 30 days from May 1, 2015, we must receive the notice of proposal or nomination not more than 120 days prior to the date of the 2015 annual meeting and not less 90 days prior to the date of the 2015 annual meeting.

If less than 100 hundred days’ notice or prior public disclosure of the date of the 2015 annual meeting (which was advanced or delayed by more than 30 days from May 1, 2015) is given or made to stockholders, the deadline to receive the notice of proposal or nomination is the close of business on the 10th day following the day on which notice of the 2015 annual meeting date was mailed or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

As set forth in our Bylaws, for stockholder proposals other than director nominations, such stockholder’s notice must contain, among other things, with respect to each proposed matter:

•	a brief description of the business and the reasons for conducting such business at the annual meeting;

•	the name of the stockholder and any “stockholder associated person” (as defined in our Bylaws);

•	the record address or current address, if different, of the stockholder and any stockholder associated person;

•

the class, series, and number of shares the stockholder and any stockholder associated person beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares);

•	any material interest the stockholder or any stockholder associated person has in such business;

•

whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf, or by a stockholder associated person or on that person’s behalf (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or to increase the voting power of such stockholder or stockholder associated person) and a general description of such activity; and

•	to the extent known by the stockholder giving notice, the name and address of any other stockholder supporting a proposal of other business.

Please review our Bylaws for more information regarding requirements to submit a stockholder proposal outside of Rule 14a-8.

As set forth in our Bylaws, for director nominations, a stockholder’s notice must contain, among other things, with respect to each proposed nominee:

•	the name, age, business address, and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series, and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected;

•

a statement whether such person, if elected or re-elected, or as a condition thereto, will tender an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board; and

•

with respect to the stockholder giving the notice: (i) the name of the stockholder, the record address (or current address, if different) of the stockholder, and the class, series, and number of shares the stockholder beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares); (ii) whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or to increase the voting power of such stockholder) and a general description of such activity; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any stockholder associated person.

We may require a proposed nominee to furnish other information to determine the eligibility of such proposed nominee to serve as one of our directors, including, without limitation, information regarding the skills, qualifications, and experience of a proposed nominee, as well as the other items set forth under the Board Governance and Nomination section under “Board of Directors and Committees” below. Please review our Bylaws for more information regarding requirements to nominate directors.

Copy of Bylaws.    A copy of the full text of our Bylaws may be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

The date of this proxy statement is March 14, 2014.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE

—	Proposal 1: Election of Directors

Nominees:    At the annual meeting you will be asked to elect to the board of directors the ten persons nominated by the board of directors. The directors will be elected to one-year terms and will hold office until the 2015 annual meeting and until their successors are duly elected and qualified.

Vote Required:    You may vote for, vote against, or abstain from voting for any of the director nominees. Assuming a quorum is present, to elect a particular director nominee, the number of votes cast “For” a director nominee by the holders of shares of common stock entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such votes cast “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election. A more detailed description of the majority voting procedures is provided below under “Election of Directors.”

—	Proposal 2: Advisory Vote to Approve the Company’s Executive Compensation for 2013

Advisory Vote to Approve Executive Compensation for 2013:    At the annual meeting you will be asked to approve a resolution on the company’s executive compensation for 2013 as reported in this proxy statement. Because your vote is advisory, it will not be binding upon the board. Although non-binding, we value the opinions of our stockholders and will review and consider the voting results when making future executive compensation decisions.

Vote Required:    You may vote for, vote against, or abstain from voting to approve the resolution on the company’s executive compensation for 2013. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

—	Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:    At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for the year 2014.

Vote Required:    You may vote for, vote against, or abstain from voting on ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year 2014. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

The board of directors unanimously recommends that the stockholders vote FOR proposals 1, 2, and 3.

The foregoing are only summaries of the proposals. You should review the full discussion of each proposal in this proxy statement before casting your vote.

ELECTION OF DIRECTORS	PROPOSAL 1

—	Nominees

The board of directors currently consists of ten directors who are all standing to be elected at the 2014 annual meeting of stockholders to hold office until the 2015 annual meeting and until their successors are duly elected and qualified. The shares represented by the proxies received will be voted for the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast against any or all of them or that you abstain from voting. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, retirement, or death. The ten nominees for election to the board at the 2014 annual meeting, all proposed by the board, are listed below with brief biographies. We do not know of any reason why any nominee would be unable or unwilling to serve as a director, if elected. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may reduce the number of directors.

Our Bylaws provide that the vote required for election of directors is a “majority vote of the votes cast” in uncontested elections of directors. Accordingly, directors are required to be elected by the majority of votes cast by the shares present in person or represented by proxy with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “For” a director nominee by the holders of shares of common stock entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such shares voted “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director. In the event of a contested election where the plurality vote standard applies, stockholders shall be permitted to vote only “for” a director nominee or to designate their vote be “withheld” from such nominee.

If a nominee who is serving as a director is not elected by a majority vote at the annual meeting, then, under Maryland law, such director would continue to serve as a “holdover director.” Under our Bylaws, any director who fails to be elected by a majority vote shall tender his or her resignation to the board, subject to acceptance by the board. The board governance and nomination committee will make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board will then act on the board governance and nomination committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results or, if the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the board’s decision. Non-incumbent directors who are not elected at the annual meeting would not become directors and would not serve on the board as a “holdover director.”

The board of directors has affirmatively determined that all of the director nominees, other than Hamid R. Moghadam, are independent directors in accordance with NYSE rules, our governance guidelines, and our Bylaws, which are discussed in more detail below.

Each of the nominees has consented to be named in this proxy statement and to serve as a director if elected. Information about each nominee’s share ownership is presented below under “Information Relating to Stockholders, Directors, Nominees, and Executive Officers—Security Ownership.” Certain of the nominees previously served on the board of trustees of ProLogis, which we refer to as the “Trust.” In June 2011, AMB Property Corporation (“AMB”) and the Trust completed a merger transaction and, effective with the merger, our name was changed from AMB to Prologis, Inc.

The board of directors unanimously recommends that the stockholders vote FOR the election of each nominee.

—	Biographical Information

Hamid R. Moghadam.    Chairman of the Board since January 2000; Director since November 1997

Board Committees: Executive

Mr. Moghadam, 57, has been our chief executive officer since the end of December 2012 and was our co-chief executive officer from June 2011 to December 2012. He is the co-founder of AMB Property Corporation and was AMB’s chief executive officer from November 1997 (from the time of AMB’s initial public offering) to June 2011 when AMB merged with the Trust.

Mr. Moghadam is a Trustee of Stanford University and serves on the Executive Committee of the Board of Directors of the Urban Land Institute. Mr. Moghadam holds Bachelor’s and Master’s degrees in engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the Graduate School of Business at Stanford University. Mr. Moghadam’s day-to-day leadership of the company since 1983 provides our board with a particular expertise in strategic planning, executive management, industry perspective, investment management, capital allocation, and overall risk management.

George L. Fotiades.    Director since June 2011 (prior to the merger of AMB and the Trust, served as a trustee of the Trust from December 2001 to June 2011)

Board Committees: Compensation (Chair)

Mr. Fotiades, 60, has been an operating partner and chairman, Healthcare Investments at Diamond Castle Holdings, a private equity investment firm, since April 2007. Mr. Fotiades was chairman of Catalent Pharma Solutions, Inc., a provider of advanced technologies for pharmaceutical, biotechnology, and consumer health companies, from June 2007 to February 2010. Mr. Fotiades serves as a member of the board of AptarGroup, Inc., a global dispensing systems company, and as vice chairman of the board of Cantel Medical Corp., a provider of infection prevention and control products. He previously served on the board of Alberto-Culver Company.

Mr. Fotiades was previously the president and chief operating officer of Cardinal Health, Inc. and also served as president and chief executive officer of Cardinal’s Pharmaceutical Technologies and Services segment. Mr. Fotiades also served as president of Warner-Lambert’s consumer healthcare business, as well as in other senior positions at Bristol-Myers Squibb, Wyeth, and Procter & Gamble. Mr. Fotiades holds a Master of Management from The Kellogg School of Management at Northwestern University and a Bachelor of Arts from Amherst College. As a result of these and other professional experiences, Mr. Fotiades brings extensive experience in executive management of global operations, strategic planning, and sales and marketing to our board.

Christine N. Garvey.    Director since June 2011 (prior to the merger of AMB and the Trust, served as a trustee of the Trust from September 2005 to June 2011)

Board Committees: Audit

Ms. Garvey, 68, retired from Deutsche Bank AG, a global investment bank, in May 2004, where she served as global head of corporate real estate services at Deutsche Bank AG London from May 2001 until her retirement. She was a consultant to Deutsche Bank AG from 2004 to 2006. Ms. Garvey serves as a member of the boards of HCP, Inc., a real estate investment trust investing in health care real estate, Toll Brothers, Inc., a luxury home builder, and UnionBanCal Corporation, a wholly owned subsidiary of the Bank of Tokyo-Mitsubishi. Ms. Garvey was a member of the board of MPG Office Trust, Inc., a real estate investment trust investing in office properties, until October 2013 at which time it merged with Brookfield Office Properties.

Ms. Garvey was previously vice president, worldwide real estate and workplace resources for Cisco Systems, Inc. and also held several positions with Bank of America, including group executive vice president and head of national commercial real estate services. Ms. Garvey was a member of the board of Catellus Development Corporation prior to its merger with the Trust in 2005 and also served on the board of Hilton Hotels Corporation. Ms. Garvey holds a Juris Doctor degree from Suffolk University Law School and a Bachelor of Arts, magna cum laude, from Immaculate Heart College in Los Angeles. As a result of these and other professional experiences, Ms. Garvey brings extensive experience in real estate investments, strategic planning, corporate finance, legal issues, and, through her service on audit committees of public companies, audit and accounting experience to our board.

Lydia H. Kennard.    Director since August 2004

Board Committees: Board Governance and Nomination (Chair)

Ms. Kennard, 59, is the founder and chief executive officer of KDG Construction Consulting, a provider of project and construction management services, and a principal of Airport Property Ventures, LLC, an aviation focused real estate operating and development company. Ms. Kennard serves as a member of the boards of URS Corporation, a provider of engineering, construction, and technical services, and Freeport-McMoRan Copper & Gold Inc., a natural resource company. Ms. Kennard was a member of the board of Intermec, Inc., an automated identification and data collection company, until September 2013 at which time it merged with Honeywell International, Inc.

Ms. Kennard served as executive director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Palmdale Regional, and Van Nuys General Aviation Airports from 1999 to 2003 and again from 2005 to 2007. From 1994 to 1999, she served as the system’s deputy executive for design and construction. She also previously served on the board of Indymac Bancorp, Inc. Ms. Kennard holds a Juris Doctor degree from Harvard University, a Master’s degree in city planning from Massachusetts Institute of Technology, and a Bachelor of Science in urban planning and management from Stanford University. As a result of these and other professional experiences, Ms. Kennard brings extensive experience in real estate management and development, executive management, knowledge of the airport and aviation industries, and urban planning to our board.

J. Michael Losh.    Director since January 2003

Board Committees: Audit (Chair)

Mr. Losh, 67, served as interim chief financial officer of Cardinal Health, Inc., a health care products and services company, from July 2004 to May 2005 and served on its board from 1996 until September 2009. Mr. Losh spent 36 years with General Motors Corporation, an automobile manufacturer, most recently as executive vice president and chief financial officer from July 1994 to August 2000 and as chairman of GMAC, General Motors’ financial services group, from July 1994 to April 1999. Mr. Losh serves as presiding director of the board of CareFusion Corporation, a global medical technology company, and as a member of the boards of AON Corporation, a global provider of risk management services, insurance and re-insurance, and human resource consulting and outsourcing, Masco Corporation, a home improvement and building products company, H.B. Fuller Company, a global formulator, manufacturer, and marketer of chemical products, and TRW Automotive Holdings Inc., a global automotive supply company.

Mr. Losh holds a Master in Business Administration from Harvard University and a Bachelor of Science in mechanical engineering from Kettering University. As a result of these and other professional experiences, Mr. Losh brings extensive experience in executive management, strategic planning, corporate finance, and, through his service on audit committees of public companies, audit and accounting experience to our board.

Irving F. Lyons III.    Lead Independent Director since June 2011 (prior to the merger of AMB and the Trust, served as a trustee of the Trust from September 2009 to June 2011 and from March 1996 to May 2006)

Board Committees: Executive

Mr. Lyons, 64, has been a principal with Lyons Asset Management, a private equity firm, since January 2005. In 2004, Mr. Lyons retired from the Trust where he had served as chief investment officer from 1997 until his retirement. He joined the Trust in 1993 and served as president from 1999 to 2001 and vice chairman from 2001 to 2004. Mr. Lyons serves as chairman of the board of BRE Properties, Inc., a real estate investment trust investing in apartment communities, and as a member of the board of Equinix, Inc., a global data center operator.

Mr. Lyons joined the Trust when King & Lyons, an industrial real estate management and development company, was acquired by the Trust in 1993. Mr. Lyons had been the managing general partner in that firm since its inception in 1979 and was one of its principals at the time of the acquisition. Mr. Lyons received a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley. As a result of these and other professional experiences, and specifically his previous roles with the Trust, Mr. Lyons brings extensive experience in real estate investments and management to our board while also providing a unique perspective and insight into our business model, strategy, and markets.

Jeffrey L. Skelton.    Director since November 1997

Board Committees: Board Governance and Nomination, Executive (Chair)

Mr. Skelton, 64, retired in 2009 as president and chief executive officer of Symphony Asset Management, a subsidiary of Nuveen Investments, Inc., an investment management firm. After his retirement in 2009 and until 2013, Mr. Skelton was a co-founder and managing partner of Resultant Capital Partners, an investment management firm.

Prior to founding Symphony Asset Management in 1994, Mr. Skelton was with Wells Fargo Nikko Investment Advisors from 1984 to 1993, where he served in a variety of capacities, including chief research officer, vice chairman, co-chief investment officer, and chief executive officer of Wells Fargo Nikko Investment Advisors Limited in London. Previously, Mr. Skelton was also an assistant professor of finance at the University of California at Berkeley, Walter A. Haas School of Business. Mr. Skelton holds a Ph.D. in mathematical economics and finance and a Master of Business Administration from the University of Chicago. As a result of these and other professional experiences, Mr. Skelton brings extensive experience in strategic planning, executive management, finance, and investments to our board.

D. Michael Steuert.    Director since June 2011 (prior to the merger of AMB and the Trust, served as a trustee of the Trust from September 2003 to June 2011)

Board Committees: Audit

Mr. Steuert, 65, retired in May 2012 from Fluor Corporation, a publicly traded engineering and construction firm, where he had been the senior vice president and chief financial officer since 2001. Mr. Steuert served as a consultant with Fluor from his retirement through the end of 2012. Mr. Steuert serves as a member of the board of Weyerhaeuser Corporation, a real estate investment trust specializing in home building, growing and harvesting trees, and producing other forest products.

Mr. Steuert was previously senior vice president and chief financial officer of Litton Industries, Inc. from 1999 to 2001, when Northrop Grumman acquired the company. Before joining Litton, Mr. Steuert served as senior vice president and chief financial officer for GenCorp, Inc. and, over a 15-year period, served in several financial management positions with TRW Automotive Holdings Inc. where he began his career in 1971. Mr. Steuert earned both a Bachelor’s degree and a Master’s degree from Carnegie Mellon University and has completed post-graduate training at Harvard University and the University of Pennsylvania’s Wharton School of Business. As a result of these and other professional experiences, Mr. Steuert brings extensive experience in corporate finance, accounting, and strategic planning to our board.

Carl B. Webb.    Director since August 2007

Board Committees: Compensation

Mr. Webb, 64, is currently the co-managing member of Ford Financial Fund II, L.P. a private equity firm focusing on equity investments in financial services, a position he has held since February 2012. From June 2008 until December 2012, Mr. Webb was a senior partner of Ford Management, L.P., a private equity firm that owned substantially all of Pacific Capital Bancorp. Mr. Webb was the chief executive officer and a board member of Pacific Capital Bancorp and chairman and chief executive officer of Pacific Capital Bank, N.A. from August 2010 until December 2012 when these companies were merged with UnionBanCal Corporation. Mr. Webb has also served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. Additionally, Mr. Webb serves as a member of the board of Hilltop Holdings Inc., a publicly traded financial services holding company.

Mr. Webb previously served on the boards of Plum Creek Timber Company, M & F Worldwide Corp., and Triad Financial SM LLC, where he was co-chairman from July 2007 to October 2009 and served as interim president and chief executive officer from August 2005 to June 2007. Since 1983, Mr. Webb held executive positions at banking institutions, including Golden State Bancorp, Inc. and its subsidiary, California Federal Bank, FSB, First Madison Bank, FSB, First Gibraltar Bank, FSB, and First National Bank at Lubbock. Mr. Webb received a Bachelor of Business Administration from West Texas A&M University and a graduate banking degree from Southwestern Graduate School of Banking at Southern Methodist University. As a result of these and other professional experiences, Mr. Webb brings extensive experience in executive management, finance, and strategic planning, as well as expertise in the financial industry, to our board.

William D. Zollars.    Director since June 2011 (prior to the merger of AMB and the Trust, served as a trustee of the Trust from December 2001 to May 2010)

Board Committees: Board Governance and Nomination, Compensation

Mr. Zollars, 66, retired from YRC Worldwide, Inc., a global transportation service provider, in July 2011 where he served as chairman, president, and chief executive officer from 1999 until his retirement. He was president of Yellow Transportation, Inc. from 1996 to 1999. Mr. Zollars serves as a member of the boards of Cerner Corporation, a supplier of healthcare information technology solutions, healthcare devices, and related services, and CIGNA Corporation, a global health service organization.

Mr. Zollars was previously a senior vice president of Ryder Integrated Logistics, a division of Ryder System, Inc. and he spent 24 years in various executive positions, including eight years in international locations, at Eastman Kodak. Mr. Zollars holds a Bachelor of Arts in economics from the University of Minnesota. As a result of these and other professional experiences, Mr. Zollars brings extensive experience in strategic planning, executive management (including global operations), logistics, corporate finance, and risk management, as well as his perspective as a former chief executive officer of a public company, to our board.

CORPORATE GOVERNANCE

We place a high premium on corporate governance because we believe strong corporate governance is central to strong leadership of the company and enhances the value of the company for our stockholders. We have a non-staggered independent board of directors that is elected annually by majority vote. We also currently do not have a stockholder rights plan. In addition, we have opted out of state anti-takeover provisions that are frequently adopted by Maryland corporations. For these and other actions that we have taken, we have been noted for our strong corporate governance by Green Street Advisors, an independent research firm focusing on real estate investment trusts (“REITs”). Green Street Advisors has consistently ranked us as the top REIT in the area of corporate governance in its published rankings over the last decade, including their rankings published in May 2013.

Our commitment to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity is demonstrated through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules of the NYSE. The board has formalized several policies, procedures, and standards of corporate governance that are reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our governance guidelines can be obtained by any stockholder, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Director Independence.    We require that a majority of the board of directors be independent in accordance with NYSE rules. To determine whether a director is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the director. The board has determined that all of our directors, other than Mr. Moghadam, are independent. The board reached its decision after reviewing director questionnaires, considering any transactions and relationships between us, our affiliates, members of our senior management and their affiliates, and each of the directors, members of each director’s immediate family, and each director’s affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, board governance and nomination, and compensation committees are independent in accordance with NYSE and SEC rules.

Leadership Structure.    We have followed the traditional U.S. board leadership structure where the chief executive officer also serves as the chairman of the board of directors. Currently, Mr. Moghadam, our chief executive officer, serves as chairman of the board and Mr. Lyons serves as our lead independent director. As lead independent director, Mr. Lyons has a leadership role in the board with respect to the decision-making process. Additionally, with all of our directors other than Mr. Moghadam being independent, the directors provide a balance of perspectives and the appropriate level of independent oversight of the company. We believe that a structure that combines the roles of chief executive officer and chairman, along with an independent lead director, independent chairs for each of the board committees, and independent non-employee directors, provides the best leadership for the company. As one of our founders, Mr. Moghadam has extensive knowledge and expertise in the real estate and REIT industries, as well as extensive history and knowledge of our company. Mr. Moghadam works with our independent committees and their chairs and with the lead independent director to make strategic decisions for the company. In his role as chairman, Mr. Moghadam acts as a facilitator and guide, coordinating the board’s affairs. As chief executive officer, he implements the directives of the board and oversees our business operations, among other responsibilities. This arrangement provides the board with direct access to management insight into company affairs and better visibility for our overall strategic vision. We believe this leadership structure places the company in a competitive position to provide long-term value to our stockholders.

Board’s Role in Risk Oversight.    The board of directors has the primary responsibility for overseeing risk management of the company and our management team provides the board with a regular report highlighting their risk assessments and recommendations. The audit committee focuses on oversight of financial risks relating to the company, the board governance and nomination committee focuses on reputational and corporate governance risks relating to the company, and the compensation committee focuses on risks relating to remuneration of our officers and employees. The committees advise the full board of their risk oversight activities. In addition, the audit committee and our full board regularly hold discussions with our risk management group and other members of management regarding the risks that may affect the company, including those risks identified by an internal risk assessment tool that management uses to monitor risks, primarily risks associated with real estate assets, leverage levels, foreign currency exposure, and other external factors.

Communicating with Directors.    You can communicate with any of the directors, individually or as a group, by writing to them in care of Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111. All communications should prominently indicate on the outside of the envelope that they are intended for the full board, for independent or non-employee directors only, or for any particular group or member of the board. Each communication intended for the board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The directors will be advised of any communications that were excluded through normal security procedures and they will be made available to any director who wishes to review them.

Director Qualifications and Skills.    Each of the above director nominees was chosen based on his or her experience, qualifications, and skills to serve on the board of directors. The board governance and nomination committee assesses the characteristics of the director nominees, including the director nominee’s integrity, accountability, judgment, maturity, supportiveness in working with others, history of high standards, willingness to commit the time and energy needed to satisfy the requirements of board and committee membership, awareness and ongoing education, balance with other commitments, financial literacy, and compliance with our stock ownership guidelines. In addition, each nominee was selected based on his or her talent, skills, and experience as discussed in their biographies and how those characteristics supplement the resources and talent on the board, as well as the nominee’s ability to contribute to the board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience. While the committee does not have a formal policy regarding diversity, the committee does consider diversity of the board in identifying director nominees, including the candidates’ race, gender, geographical diversity, and diversity in experience, professional background, areas of expertise, and industries. We believe that the diverse constituency and experience of our board lends to excellent oversight of the company that best serves our stockholders.

To identify potential nominees for the board, the board governance and nomination committee first evaluates the current members of the board who are willing to continue in service. Current members of the board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives, and in view of our developing needs. If necessary, the committee then solicits ideas for possible candidates from a number of sources, which can include other board members, senior management, and individuals personally known to members of the board. The committee may also retain a third party to assist in identifying potential nominees; however, the committee has not done so in the past. Our governance guidelines provide that directors will not be nominated or appointed to the board if they are, or would be, 72 years or older at the time of the election or appointment. Term limits on directors’ service have not been instituted.

Stockholder Recommended Nominees for Director.    The board governance and nomination committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s skills, experience, and personal qualities, as well as the other factors discussed in the committee charter, which are evaluated in the context of the perceived needs of the board at any given point in time. The committee will consider nominees to the board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a director nomination as described above. The notice must include among other things:

•	the name, age, business address, and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series, and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected;

•

a statement whether such person, if elected or re-elected or as a condition thereto, will tender an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board; and

•

with respect to the stockholder giving the notice: (i) name of the stockholder, the record address, (or current address, if different) of the stockholder, and the class, series, and number of shares the stockholder beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares); (ii) whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or to increase the voting power of such stockholder) and a general description of such activity; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any stockholder associated person.

Code of Ethics and Business Conduct.    We have adopted a code of ethics and business conduct that applies to all employees and directors that can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity, and fairness to everything we do at Prologis. The code outlines in great detail the key principles of ethical conduct expected of our employees, officers, and directors, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code establishes formal procedures for reporting illegal or unethical behavior to the ethics committee and permits employees to report, on a confidential or anonymous basis if desired, any concerns, including concerns about the company’s accounting, internal accounting controls, or auditing matters. Employees may contact the ethics committee by e-mail, in writing, by web-based report, or by calling a toll-free telephone number. Any significant concerns are reported to the audit committee in accordance with the code.

BOARD OF DIRECTORS AND COMMITTEES

Pursuant to the Maryland General Corporation Law and our Bylaws, our business, property, and affairs are managed under the direction of the board of directors. Members of the board are kept informed of our business through discussions with management (the chief executive officer, our other named executive officers, and our executive and senior management teams), by reviewing materials provided to them, and by participating in meetings of the board and its committees. The board of directors currently consists of ten directors, nine of whom are independent under NYSE rules. The board held four meetings in 2013, including telephonic meetings, and all of the directors attended 75% or more of the aggregate number of board and applicable committee meetings during 2013 for the periods that they served. Each director standing for election in 2014 is expected to attend the annual meeting of stockholders, either in person or telephonically, absent cause, and all directors attended the annual meeting last year, in person or telephonically.

The board governance and nomination committee selects a lead director from the independent directors. The lead independent director’s duties include chairing executive sessions of the independent directors, facilitating communications, and resolving conflicts, if any, between the independent directors, other members of the board and the management of the company, and consulting with and providing counsel to the company’s chief executive officer, as needed or requested. Mr. Lyons has served as lead independent director since June 2011 and will continue in that role for 2014 if re-elected. Our governance guidelines do not prohibit directors from serving simultaneously on the boards of multiple companies. In the event that a director serves on three or more public company boards simultaneously, including our board, then our board must make a determination whether such simultaneous service impairs the ability of such member to effectively serve our company. With respect to Mr. Fotiades, Ms. Garvey, Ms. Kennard, Mr. Losh, Mr. Lyons, and Mr. Zollars, the board has determined that it does not.

The four standing committees of the board are: audit committee, board governance and nomination committee, compensation committee, and executive committee. These committees make regular reports to the board. The board has determined that each member of the audit, board governance and nomination, and compensation committees is an independent director in accordance with NYSE rules.

Membership information for our board committees is presented below. The current membership has been in effect since June 2011 with the exception of the executive committee. Mr. Skelton assumed the position of chair of the executive committee effective February 27, 2013 upon retirement of a former board member.

Name	Audit	Board Governance and Nomination	Compensation	Executive
Hamid R. Moghadam, Chairman				X
George L. Fotiades			Chair
Christine N. Garvey*	X
Lydia H. Kennard		Chair
J. Michael Losh*	Chair
Irving F. Lyons III, Lead Independent Director				X
Jeffrey L. Skelton		X		Chair
D. Michael Steuert*	X
Carl B. Webb			X
William D. Zollars		X	X

*	Designated by the board as an “audit committee financial expert.”

Audit Committee.    The audit committee was established as a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act, as amended. The board has determined that Mr. Losh, Ms. Garvey, and Mr. Steuert are each financially literate and that each qualifies as an audit committee financial expert within the meaning of the SEC regulations. Additionally, the board has determined that all members of the audit committee are independent under applicable NYSE and SEC rules and that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on our audit committee. In reaching this determination, the board considered that Mr. Losh’s substantial ability, experience, and expertise in corporate finance, and specifically his experience in public company financial management and reporting as chief financial officer for General Motors, significantly benefits our board and the company. Further, the board determined that Mr. Losh’s service on the audit committees of the other public companies did not hinder his ability to serve on our audit committee as he is currently retired and is not serving in an executive officer capacity for any other company. There were eight meetings of the audit committee in 2013.

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of the financial accounting and reporting processes of the company. This committee is directly responsible for the appointment, compensation, and oversight of our public accountants. Further, the committee monitors: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants. The committee also reviews the adequacy of its charter on an annual basis. The audit committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA.

Board Governance and Nomination Committee.    All of the members of the board governance and nomination committee are independent under NYSE rules. This committee’s purpose is to: (i) review and make recommendations to the board on board organization and succession matters; (ii) assist the full board in evaluating the effectiveness of the board and its committees, including, without limitation, evaluating the process used by the compensation committee to evaluate the performance of the chief executive officer; (iii) review and make recommendations for committee appointments to the board; (iv) identify individuals qualified to become board members consistent with any criteria approved by the board and propose to the board a slate of nominees for election to the board; (v) assess and make recommendations to the board on corporate governance matters; (vi) develop and recommend to the board a set of corporate governance principles applicable to the company; and (vii) provide assistance to the board in reviewing and approving the company’s activities, goals, and policies concerning environmental stewardship and social responsibility matters. This committee also reviews the adequacy of its charter and our governance guidelines on an annual basis. There were two meetings of this committee in 2013. The board governance and nomination committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Compensation Committee.    This committee’s purpose is to discharge the board’s responsibilities relating to compensation of directors and executives and to produce an annual report on executive compensation for inclusion in the proxy statement. The committee has the overall responsibility for approving and evaluating the director and officer compensation plans, policies, and programs. Specifically, the committee is responsible for: (i) reviewing and recommending to the board corporate goals and objectives relative to the compensation of our chief executive officer; (ii) evaluating the chief executive officer’s performance in light of those goals and objectives, and setting the chief executive officer’s compensation level based on this evaluation, including incentive and equity-based compensation plans; (iii) setting the amount and form of compensation for the senior executive officers who report to the chief executive officer; (iv) making recommendations to the board (including recommendations for non-employee directors) on general compensation practices, including incentive and equity-based compensation plans, and adopting, administering, and making awards under annual and long-term incentive compensation and equity-based compensation plans, including any amendments to the awards, under any such plans, and reviewing and monitoring awards under such plans; (v) reviewing and approving any new employment agreements, change in control agreements, severance or similar termination payments proposed to be made to the chief executive officer or any other executive officer of the company; (vi) reviewing and assessing its charter annually in light of current circumstances of the company and changes in regulations and recommending any proposed changes to the board for approval; (vii) confirming that relevant reports are made to the board or in periodic filings as required by governing rules and regulations of the SEC and NYSE, including the Compensation Committee Report in the proxy statement; (viii) reviewing and discussing with management the Compensation Discussion and Analysis included in the proxy statement and determining whether to recommend its inclusion to the board; (ix) participating in succession planning for key executives; and (x) forming and delegating authority to subcommittees when deemed appropriate. Our chief executive officer makes separate recommendations to the compensation committee concerning the form and amount of the compensation of our senior officers (excluding his own compensation). There were four meetings of this committee in 2013. The compensation committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

The compensation committee directly engages an outside compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to assist the committee in assessing our compensation programs for our senior officers. FW Cook, who was engaged by the committee after the merger in June 2011, reports directly to the compensation committee, receives no compensation from the company other than for its work in advising the compensation committee, and maintains no other economic relationships with the company. FW Cook interacts directly with members of our management only on matters under the compensation committee’s oversight. FW Cook conducted a comprehensive competitive review of the compensation program for our senior officers and our non-employee directors in May 2013 which was used by our compensation committee to assist it in making compensation recommendations to the board. FW Cook has also assisted the compensation committee in evaluating the design of certain outperformance compensation plans implemented in 2012. Prior to the merger, FW Cook was engaged by the compensation committee of the Trust to advise them on executive and trustee compensation matters.

The compensation committee’s report appears under “Executive Compensation Matters — Compensation Committee Report.” Please also see “Executive Compensation Matters — Compensation Discussion and Analysis” for additional information about, and the processes and procedures for determining, executive officer compensation.

The compensation committee also administers our equity compensation plans, our nonqualified deferred compensation arrangements, and our 401(k) Plan.

Compensation Committee Interlocks and Insider Participation.    No member of the compensation committee: (i) was, during the year ended December 31, 2013, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2013, between any member of the board or the compensation committee and an executive officer of the company.

Executive Committee. The executive committee is organized with the purpose of meeting and acting only if action by the board is required, the board is unavailable, and the matter to be acted on is time-sensitive. The executive committee has and may exercise all of the powers and authority of the board, subject to such limitations as the board, the committee’s charter, and/or applicable law, rules, and regulations may from time to time impose. During 2013, the executive committee held one meeting.

DIRECTOR COMPENSATION

The board’s compensation philosophy related to non-employee directors is to provide a mix of cash and equity-based compensation, with the goal of paying more of such compensation in the form of equity and a smaller portion in cash. An employee who also serves as a member of our board does not receive any compensation for service on the board. In 2013, FW Cook conducted a competitive review of our non-employee director compensation to ensure that our compensation levels are competitive and the structure of the program is consistent with corporate governance “best practice.” Based on our size and complexity, our compensation committee has targeted our non-employee director compensation at the 75th percentile of the S&P 500, but not to exceed the 90th percentile of a group of 10 REITs (these REITs are listed below and are the same companies that are in the comparison group that is used to evaluate executive compensation as discussed below under “Executive Compensation Matters—Compensation Discussion & Analysis—Executive Compensation Program Administration—Competitive Review by Independent Compensation Consultant”). FW Cook’s review found that our non-employee director compensation was at the 90th percentile of the comparison group but below the median of the S&P 500, noting that the range between the comparison group median and the comparison group 90th percentile is very narrow. FW Cook also found that the mix between the cash and equity components of our non-employee director compensation (40% cash and 60% equity) was consistent with median competitive practice. No changes to the non-employee director compensation levels or pay mix were recommended as a result of this review and no changes were made in 2013. The equity component of the compensation paid to our directors is awarded under the terms of the Prologis, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”) (see the narrative discussion that follows the Grants of Plan-Based Awards for Fiscal Year 2013 table below under “Executive Compensation Matters”). The 10 REITs in the comparison group were: Avalon Bay Communities, Inc., Boston Properties, Inc., Equity Residential, General Growth Properties, Inc., HCP, Inc., Host Hotels & Resorts, Inc., Public Storage, Simon Property Group, Inc., Ventas, Inc., and Vornado Realty Trust.

The cash component of the compensation earned by our non-employee directors consists of an annual retainer, fees for serving as lead independent director and as chairs of committees, and fees for attending meetings in excess of the minimum 20 meetings covered by the annual retainer (including both board and committee meetings). Compensation applicable to service on our board by our non-employee directors for 2013 was as follows:

•	Annual retainer: $84,000

•

Annual equity awards valued on the grant date at $126,000 in the form of deferred share units (“DSUs”), each convertible into one share of our common stock, that will vest upon the earlier of one year from the grant date or the date of the next annual meeting. After vesting, receipt of the underlying common stock is deferred until at least three years from grant date. The DSUs earn dividend equivalent units (“DEUs”) while they are outstanding.

•	Lead independent director retainer: $40,000

•	Annual retainer for serving as chair of a committee:

•	Audit: $25,000

•	Board Governance and Nomination: $15,000

•	Compensation: $20,000

•	Executive: None

•	Meeting fee of $1,500 for each meeting attended in excess of a combined 20 board and committee meetings per year.

In addition, we reimburse our directors for reasonable travel costs incurred to attend the meetings of the board and its committees.

Stock Ownership Guidelines.    Our directors must comply with our stock ownership guidelines. The guidelines, which are also applicable for the named executive officers and certain other senior officers, require the director to maintain an ownership level in our common stock equal to five times the annual retainer ($420,000 for 2013). Shares included as owned by directors for purposes of the guidelines include common stock owned outright, vested and deferred equity awards (other than stock options) and associated DEUs, unvested equity awards and associated DEUs, shares deferred under our nonqualified deferred compensation plans (see discussion below), shares held in the director’s hypothetical fee deferral account (see discussion below), and shares that can be acquired through exchange of limited partnership units. Until such time as the guidelines are met, we will require the director to retain and hold 50% of any shares received under our equity compensation plans. Additionally, our insider trading policy prohibits our directors and employees from hedging the economic risk of ownership of our common stock and from pledging shares of our common stock held in a margin account. All of our directors have met the guidelines.

Nonqualified Deferred Compensation Plans for Directors.    Our directors may participate in our nonqualified deferred compensation plans. Effective for 2012, we established a nonqualified deferred compensation plan (the “2012 NQDC Plan”) which allows non-employee directors to defer up to 100% of their eligible compensation, such as directors’ fees and equity awards, which were earned and vested to the participant on or after January 1, 2012. The deferred compensation under the 2012 NQDC Plan is our unsecured obligation.

Messrs. Fotiades, Losh, Steuert, and Webb elected to defer receipt of their annual retainers and other fees earned, as applicable, in 2013, which have been converted into phantom shares in a hypothetical fee deferral account, under the terms of the 2012 NQDC Plan. In 2012, Mr. Fotiades deferred his cash compensation into a cash account under the 2012 NQDC Plan. As of December 31, 2013, Mr. Fotiades’ cash balance was $120,560, including earnings in 2013 of $14,901.

Prior to the merger, we had two nonqualified deferred compensation plans (“the AMB NQ Plans”). Deferral elections made under the AMB NQ Plans prior to 2011, but with respect to 2011 compensation and beyond, remained in effect after the merger. However, the AMB NQ Plans contained provisions that, upon a change in control such as the merger, participants would receive a lump-sum distribution equal to their vested account balance. In June 2011, Mr. Losh, who was a participant in the AMB NQ Plans through the merger date, and Ms. Kennard, who participated in the AMB NQ Plans prior to 2011, both received distributions. In 2011, we adopted a new nonqualified deferred compensation plan, the AMB Property Corporation 2011 Notional Account Deferred Compensation Plan (the “Notional Account NQDC Plan”), to provide participants who continued to be employed by us after the merger or continued as a non-employee director after the merger the opportunity to continue to receive tax deferred earnings with respect to the portion of their pre-merger deferred compensation balance that was withheld to pay taxes on the distribution triggered by the merger.

Under the Notional Account NQDC Plan, Mr. Losh and Ms. Kennard received an Initial Account Credit value in a Notional Earnings Account equal to the deemed amount of the tax liability on the distributions they received in 2011 as a result of the change in control provisions of the AMB NQ Plans triggered by the merger. The Initial Account Credit value is hypothetically invested in measurement funds selected by the participant, which do not include our company stock. Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments. The Notional Earnings Account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon their retirement from the board, Mr. Losh and Ms. Kennard are entitled to the excess, if any, of the value in their Notional Earnings Account (representing the value of the Initial Account Credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over their Initial Account Credit value. The Initial Account Credit values for Mr. Losh and Ms. Kennard were $469,558 and $98,047, respectively. As of December 31, 2013, the value of the Notional Earnings Account exceeded the Initial Account Credit value for Mr. Losh by $184,878 (including an increase attributable to 2013 of $157,625) and for Ms. Kennard by $241 (including an increase attributable to 2013 of $63).

Additional information with respect to the 2012 NQDC Plan, the AMB NQ Plans, and the Notional Account NQDC Plan is provided in the narrative discussion that follows the Nonqualified Deferred Compensation for Fiscal Year 2013 table below under “Executive Compensation Matters.”

The ProLogis Deferred Fee Plan for Trustees was assumed by us in the merger. Under this plan, members of the Trust’s board had the option to receive their fees currently or they could defer the receipt of their fees until after their board service ends (deferrals were in the form of cash or Trust common shares). Fees earned by participants were credited as common shares to hypothetical fee deferral accounts based on the closing price of the common shares as of the date of the deferral. Under the merger agreement, the Trust common shares in the deferral account were converted to our common stock at the merger exchange ratio. Shares in the hypothetical account each represent one share of our common stock and earn dividends under the same terms as dividends paid on our common stock. Upon retirement from the board, the participant will be issued the shares of common stock included in their hypothetical fee deferral account pursuant to specific deferral elections which generally delay payment until the next fiscal year after service on the board ends. Mr. Fotiades and Mr. Steuert were participants in this plan at the time of the merger. As of December 31, 2013, including amounts earned as dividends, Mr. Fotiades had a balance of 20,296 shares and Mr. Steuert had a balance of 16,210 shares in their hypothetical fee deferral accounts. No additional deferrals could be made under this plan after December 31, 2011.

Mr. Lyons and Mr. Zollars have hypothetical fee deferral accounts associated with prior service on the Trust’s board but were not participants in this plan at the time of the merger. Mr. Lyons’ balance (1,086 shares as of December 31, 2013) is scheduled to be distributed to him in January 2015. Mr. Zollars’ balance (4,609 shares as of December 31, 2013) is being distributed to him in annual installments through January 2020.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013*

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)		Stock Awards ($) (c)		All Other Compensation ($) (g)		Total(1) ($) (h)
George L. Fotiades	$104,000	(2)	$125,996	(3)	$1,000	(5)	$230,996
Christine N. Garvey	$84,000		$125,996	(3)(4)	$10,080	(5)	$220,076
Lydia H. Kennard	$99,000		$125,996	(3)(4)	$2,000	(5)	$226,996
J. Michael Losh	$109,000	(2)	$125,996	(3)(4)	$12,500	(5)	$247,496
Irving F. Lyons III	$124,000		$125,996	(3)	$—		$249,996
Jeffrey L. Skelton	$84,000		$125,996	(3)(4)	$—		$209,996
D. Michael Steuert	$84,000	(2)	$125,996	(3)(4)	$—		$209,996
Carl B. Webb	$84,000	(2)	$125,996	(3)(4)	$—		$209,996
William D. Zollars	$84,000		$125,996	(3)	$—		$209,996

* Columns (d), (e), and (f) have been omitted from this table because they are not applicable.

(1) The compensation structure for the board of directors is described in the narrative discussion that precedes this table. Mr. Moghadam is an employee of the company and does not receive additional compensation associated with his service on the board.

(2) The director elected to defer the receipt of his 2013 cash compensation under the 2012 NQDC Plan. Each director converted their cash compensation into phantom shares that are held in a hypothetical fee deferral account under the terms of the 2012 NQDC Plan. As of December 31, 2013, the balance in the hypothetical fee deferral accounts (which also includes deferrals prior to 2013) were as follows:

• Mr. Fotiades:	2,763 shares (including 30 shares earned as dividend equivalents in 2013)
• Mr. Losh:	6,141 shares (including 163 shares earned as dividend equivalents in 2013)
• Mr. Steuert:	4,732 shares (including 125 shares earned as dividend equivalents in 2013)
• Mr. Webb:	2,231 shares (including 24 shares earned as dividend equivalents in 2013)

See the discussion above and also the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2013 table below under “Executive Compensation Matters.”

(3) Represents the grant date fair value of 2,973 DSUs awarded to each of our non-employee directors who were elected at our annual meeting on May 2, 2013. The value of the DSUs is based on the closing price of our common stock on the date of grant which was $42.38 per share. The DSUs vest on the earlier of the date of the next annual meeting or the one-year anniversary of the grant date. These awards are expected to vest on May 1, 2014, the date of the 2014 annual meeting. Receipt of the vested DSUs is deferred until three years from the grant date. Messrs. Fotiades, Losh, and Steuert and Ms. Garvey have elected to further defer the receipt of their DSUs until their service on the board ends. Mr. Lyons has elected to defer the receipt of his DSUs until 2018. While they are outstanding, DSUs earn DEUs which are vested and paid to the director under the same terms as the underlying DSU award. We also awarded DSUs under similar terms to our directors in May 2012 which are now fully vested. These awards are scheduled to be distributed in May 2015 unless a previous deferral election has been made.

Prior to the merger, we granted restricted stock to our directors and the Trust granted DSUs annually to members of its board. The restricted stock had a one-year vesting period and directors could elect to defer the awards after vesting under the AMB NQ Plans discussed above. The DSUs granted by the Trust were immediately vested but were required to be deferred until after their service on the Trust’s board ended. The DSUs held by those trustees who joined our board after the merger were assumed by us under the merger agreement, were converted based on the merger exchange ratio, and continue to be deferred. These DSUs earn DEUs while they are outstanding.

DSUs and associated accrued DEUs outstanding as of December 31, 2013 were as follows and are vested unless otherwise noted (including DSUs and accrued DEUs granted by the Trust prior to the merger):

• Mr. Fotiades:	23,014 (3,040 unvested; all amounts deferred until service on the board ends)
• Ms. Garvey:	21,147 (3,040 unvested; all amounts deferred until service on the board ends)
• Ms. Kennard:	6,746 (3,040 unvested and to be paid in May 2016; remainder to be paid in May 2015)
• Mr. Losh:	6,746 (3,040 unvested; all amounts deferred until service on the board ends)
• Mr. Lyons:	14,243 (3,040 unvested and deferred until 2018; 3,707 deferred until 2017; remainder deferred until service on the board ends)
• Mr. Skelton:	6,746 (3,040 unvested and to be paid in May 2016; remainder to be paid in May 2015)
• Mr. Steuert:	23,014 (3,040 unvested; all amounts deferred until service on the board ends)
• Mr. Webb:	6,746 (3,040 unvested and to be paid in May 2016; remainder to be paid in May 2015)
• Mr. Zollars:	6,746 (3,040 unvested and to be paid in May 2016; remainder to be paid in May 2015)

(4) In the past, stock options were granted to non-employee directors as part of their equity compensation (including stock options granted to those directors who previously served on the Trust’s board which were assumed by us under the merger agreement and converted based on the merger exchange ratio). All stock options held by our current directors are fully vested and exercisable and were as follows as of December 31, 2013:

•	Ms. Garvey: 4,464 options each with an exercise price of $98.12 and an expiration date of September 22, 2015, earned while serving on the Trust’s board

•	Ms. Kennard: 63,375 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from August 16, 2014 to May 6, 2020

•

Mr. Losh: 60,495 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from May 20, 2014 to May 6, 2020. In February 2013, Mr. Losh exercised 13,725 options at an exercise price of $28.14 that were scheduled to expire in May 2013. Mr. Losh sold the underlying shares and realized a gain of $154,368 from the transaction

•

Mr. Skelton: 60,495 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from May 20, 2014 to May 6, 2020. In April 2013, Mr. Skelton exercised 13,725 options at an exercise price of $28.14 that were scheduled to expire in May 2013. Mr. Skelton sold the underlying shares and realized a gain of $185,870 from the transaction

•	Mr. Steuert: 4,464 options each with an exercise price of $92.14 and an expiration date of May 18, 2015, earned while serving on the Trust’s board

•	Mr. Webb: 41,142 options with exercise prices ranging from $17.71 to $52.66 and expiration dates ranging from August 2, 2017 to May 6, 2020

(5) Our foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations to match qualifying contributions made by the director. The annual maximum amount of matching contributions in one year applicable to our directors is $12,500. Matching contributions in a particular year that are not used may be carried over to the subsequent year.

INFORMATION RELATING TO STOCKHOLDERS, DIRECTORS, NOMINEES,

AND EXECUTIVE OFFICERS

—	Security Ownership

The number of shares of our common stock beneficially owned, as of the date indicated in the footnotes below, by each person known to us to be the beneficial owner of five percent or more, in the aggregate, of our outstanding common stock is as follows:

Name and Address(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock
The Vanguard Group, Inc.(2)	59,380,309	11.90%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.(3)	40,910,495	8.20%
40 East 52nd Street
New York, NY 10022

Cohen & Steers, Inc.(4)	35,759,125	7.17%
280 Park Avenue
10th Floor
New York, NY 10017

Vanguard Specialized Funds — Vanguard REIT Index Fund (5)	33,710,241	6.76%
100 Vanguard Blvd.
Malvern, PA 19355

Invesco Ltd. (6)	28,252,303	5.66%
1555 Peachtree Street NE
Atlanta, GA 30309

FMR LLC(7)	27,107,018	5.43%
245 Summer Street
Boston, MA 02210

(1) Entities included have filed a Schedule 13G representing that the shares of common stock they are reporting were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Prologis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2) Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. (“Vanguard”), Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, and Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of Vanguard, is included herein based on a Schedule 13G/A filed with the SEC on February 12, 2014, relating to such common shares beneficially owned as of December 31, 2013. Such report provides that Vanguard: (i) is the beneficial owner of all such common shares (638,840 and 1,374,469 of such common shares are beneficially owned as a result of its ownership of VFTC and VIA, respectively); (ii) has sole voting power with respect to 1,444,723 of such common shares; (iii) has shared voting power with respect to 325,356 of such common shares; (iv) has sole dispositive power with respect to 58,172,883 of such common shares; and (v) has shared dispositive power with respect to 1,207,426 of such common shares.

(3) Information regarding beneficial ownership of our common stock by entities related to BlackRock, Inc. is included herein based on a Schedule 13G/A filed with the SEC on January 30, 2014, relating to such common shares beneficially owned as of December 31, 2013. Such report provides that BlackRock Inc.: (i) is the beneficial owner of all such common shares and has sole dispositive power with respect to all such common shares and (ii) has sole voting power with respect to 36,905,922 of such common shares.

(4) Information regarding the beneficial ownership of our common stock by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. (“CSCM”), and Cohen & Steers UK Limited (“CSUKL”) (21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN), is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2014, relating to such common shares beneficially owned as of December 31, 2013. Such report provides that Cohen & Steers, Inc.: (i) is the beneficial owner of all such common shares and has sole dispositive power with respect to all such common shares through its ownership of CSCM (35,321,429 common shares) and CSUKL (437,696 common shares) and (ii) has sole voting power with respect to 19,654,592 of such common shares through its ownership of CSCM (19,455,731 common shares) and CSUKL (198,861 common shares).

(5) Information regarding beneficial ownership of our common stock by Vanguard Specialized Funds–Vanguard REIT Index Fund (“Vanguard Funds”) is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2014, relating to such common shares beneficially owned as of December 31, 2013. Such report provides that Vanguard Funds is the beneficial owner and has sole voting power with respect to all such common shares. Vanguard Funds has no dispositive power with respect to any of such common shares.

(6) Information regarding beneficial ownership of our common stock by entities related to Invesco Ltd, is included herein based on a Schedule 13G filed with the SEC on February 11, 2014, relating to such shares beneficially owned as of December 31, 2013. Such report provides that Invesco Ltd.: (i) is the beneficial owner of all such shares; (ii) has sole voting power with respect to 11,508,007 of such common shares; (iii) has shared voting power with respect to 109,082 of such common shares; (iv) has sole dispositive power with respect to 28,156,629 of such common shares; and (v) has shared dispositive power with respect to 95,674 of such common shares.

(7) Information regarding beneficial ownership of our common stock by FMR LLC and certain related entities is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2014, relating to such common shares beneficially owned as of December 31, 2013. Such report provides that: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is beneficial owner of 16,748,849 of such common shares and that FMR LLC with Edward C. Johnson III each has sole dispositive power with respect to the common shares beneficially owned by Fidelity; neither FMR LLC nor Mr. Johnson has sole power to vote or direct the voting of such common shares; (ii) Fidelity SelectCo, LLC (“SelectCo”) (1225 17th Street, Suite 1100, Denver, Colorado 80202), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 7,418,814 of such common shares as a result of acting as investment advisor to various investment companies and Mr. Johnson and FMR LLC, through its control of SelectCo, each has sole dispositive power with respect to the common shares beneficially owned by SelectCo; neither FMR LLC nor Mr. Johnson has sole power to vote or direct the voting of such common shares; (iii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR LLC (“FMTC”) is the beneficial owner of 157,464 of such common shares and Mr. Johnson and FMR LLC, through its control of FMTC, each has sole power to vote or direct the voting and sole dispositive power with respect to the common shares owned by FMTC; (iv) Strategic Advisors, Inc. is beneficial owner of 31,797 of such common shares and Mr. Johnson and FMR LLC, through its control of FMTC, each has sole power to vote or direct the voting and sole dispositive power with respect to such common shares owned by Strategic Advisors, Inc.; (v) Pyramis Global Advisors, LLC (“PGA LLC”) (900 Salem Street, Smithfield, Rhode Island 02917), a wholly owned subsidiary of FMR LLC, is beneficial owner of 551,639 of such common shares and Mr. Johnson and FMR LLC, through its control of PGA LLC, each has sole power to vote or direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGA LLC; and (vi) Pyramis Global Advisors Trust Company (“PGATC”) (900 Salem Street, Smithfield, Rhode Island 02917), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 2,198,455 of such common shares and Mr. Johnson and FMR LLC, through its control of PGATC, each has sole power to vote or to direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGATC.

The following table shows the number of shares of our common stock beneficially owned, as of March 10, 2014, by: (i) our chief executive officer; (ii) our chief financial officer; (iii) our other named executive officers currently employed by us; (iv) each of our directors; and (v) our directors and all of our executive officers as a group.

	Shares Beneficially Owned
Name (1)	Number of Shares of Common Stock as of March 10, 2014(2)	Number of Shares of Common Stock That May Be Acquired by May 10, 2014(3)(4)(5)(6)	Total Beneficial Ownership	% of Outstanding Shares of Common Stock(7)	% of Outstanding Shares of Common Stock and Units(8)
Named Executive Officers:
Hamid R. Moghadam(9)	4,108,140	1,334,007	5,442,147	1.07%	1.07%
Thomas S. Olinger(10)	111,300	100,625	211,925	*	*
Eugene F. Reilly(11)	198,302	—	198,302	*	*
Edward S. Nekritz	217,264	122,026	339,290	*	*
Gary E. Anderson	92,623	—	92,623	*	*

Directors:
George L. Fotiades	16,049	—	16,049	*	*
Christine N. Garvey	2,467	4,464	6,931	*	*
Lydia H. Kennard(12)	17,755	63,375	81,130	*	*
J. Michael Losh(13)	25,339	60,495	85,834	*	*
Irving F. Lyons III(14)	113,032	—	113,032	*	*
Jeffrey L. Skelton	28,977	60,495	89,472	*	*
D. Michael Steuert	—	4,464	4,464	*	*
Carl B. Webb	29,465	41,142	70,607	*	*
William D. Zollars	10,301	—	10,301	*	*
All directors and executive officers as a group (15 total)(15)	5,026,082	1,791,093	6,817,175	1.35%	1.34%

* Represents less than 0.1% of the outstanding shares of common stock and limited partnership units, as applicable.

(1) The principal address of each person is: c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

(2) This column includes shares of our common stock beneficially owned and shares of our common stock that can be acquired through the exchange of limited partnership units beneficially owned directly or indirectly as of the date indicated. Includes vested shares of our common stock owned through our 401(k) Plan and our nonqualified deferred compensation plans, as applicable. Unless indicated otherwise, all interests are owned directly and the indicated person has sole voting and dispositive power. For discussion of our nonqualified deferred compensation plans, see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2013 table below under “Executive Compensation Matters.”

(3) This column includes shares of our common stock that may be acquired within 60 days of March 10, 2014 through the exercise of vested, non-voting options to purchase our common stock and through scheduled vesting of restricted stock, restricted stock units, or DSUs and associated accrued DEUs. Unvested awards granted under our employee stock plans that do not vest by May 10, 2014 are not included. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and dispositive power upon receipt.

(4) This column does not include shares of phantom stock held in hypothetical fee deferral accounts under the terms of our nonqualified deferred compensation plans, all of which are non-voting. Generally, the director has deferred receipt of the underlying common stock until his service on the board ends. See “Director Compensation — Director Compensation for Fiscal Year 2013.” Balances as of March 10, 2014 were as follows:

• Mr. Fotiades	2,763
• Mr. Losh	6,141
• Mr. Steuert	4,732
• Mr. Webb	2,231

(5) This column does not include shares of phantom stock held in hypothetical fee deferral accounts by directors who were formerly members of the Trust’s board, all of which are non-voting. Generally, the underlying stock represented by the phantom stock is not payable to the director until his service on the board ends or, in the case of Mr. Lyons (lump sum in 2015) and Mr. Zollars (currently being distributed ratably over a 10-year period to end in 2020). See “Director Compensation — Director Compensation for Fiscal Year 2013.” Balances as of March 10, 2014 were as follows:

• Mr. Fotiades	20,296
• Mr. Lyons	1,086
• Mr. Steuert	16,210
• Mr. Zollars	4,609

(6) This column does not include vested DSUs and associated accrued DEUs held by our directors, all of which are non-voting and are not payable to the director for at least three years from the grant date or, if elected by the director, until his or her service on the board ends. See “Director Compensation — Director Compensation for Fiscal Year 2013.” Balances as of March 10, 2014 were as follows:

• Mr. Fotiades	19,974
• Ms. Garvey	18,107
• Ms. Kennard	3,706
• Mr. Losh	3,706
• Mr. Lyons	11,203
• Mr. Skelton	3,706
• Mr. Steuert	19,974
• Mr. Webb	3,706
• Mr. Zollars	3,706

(7) The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by the person are exchanged for shares of our common stock, that none of the limited partnership units held by any other persons are so exchanged, that all options for the purchase of shares of our common stock exercisable by May 10, 2014 held by the person are exercised in full and that no options for the purchase of shares of our common stock held by any other persons are exercised.

(8) The percentage of shares of common stock and units beneficially owned by a person assumes that all of the limited partnership units held by the person are exchanged for shares of our common stock, that all of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of our common stock exercisable by May 10, 2014 held by the person are exercised in full and that no options for the purchase of shares of our common stock held by other persons are exercised.

(9) Includes 3,720,014 shares currently outstanding and 388,126 shares that can be acquired by a trust established by Mr. Moghadam through exchange of 388,126 limited partnership units of Prologis, L.P. Of the 3,720,014 shares of common stock included, 9,332 shares are directly owned, 131,775 shares are indirectly held through a trust of which Mr. Moghadam is the trustee, 519,567 shares are held through a Rabbi trust pursuant to the AMB NQ Plans and the 2012 NQDC Plan, for which the trustee holds all voting power, 803,945 shares are indirectly held through the Notional Account NQDC Plan for which Mr. Moghadam has voting power. In addition, Mr. Moghadam shares voting and dispositive power with his spouse with respect to 2,255,395 of such shares.

(10) Includes 62,675 shares directly owned and 48,625 shares held through a Rabbi trust pursuant to the AMB NQ Plans and the 2012 NQDC Plan, for which the trustee holds all voting power.

(11) Includes 178,302 shares directly owned and 20,000 shares indirectly owned through a grantor retained annuity trust of which Mr. Reilly is the trustee and sole recipient of the annuity.

(12) Ms. Kennard has pledged $416,667 in shares of our common stock that she beneficially owns as security for a personal loan (approximately 10,334 shares based on our common stock price of $40.32 per share as of March 10, 2014 or 0.002% of our issued and outstanding common stock as of March 10, 2014). Ms. Kennard meets our stock ownership guidelines with sufficient equity amounts that do not include her pledged shares.

(13)	Includes 21,339 shares directly owned and 4,000 shares indirectly owned through accounts of Mr. Losh’s children.

(14) Includes 20,500 shares that are directly owned and 92,532 shares that are held through a family trust of which Mr. Lyons is trustee.

(15) In addition to the shares beneficially owned by our named executive officers currently employed by us and our directors, totals include shares beneficially owned by Michael S. Curless, our chief investment officer, who is an executive officer.

—	Certain Relationships and Related Transactions

Related Parties Transaction Policy.    Our Articles of Incorporation contain procedures for authorizing related party transactions. The board of directors may authorize any agreement or other transaction with any party even though one or more of our directors or officers may be a party to such an agreement or is an officer, director, stockholder, member, or partner of the other party if: (i) the existence of the relationship is disclosed or known to the board of directors, and the contract or transaction is authorized, approved, or ratified by the affirmative vote of not less than a majority of the disinterested directors, even if they constitute less than a quorum of the board; (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (excluding shares owned by any interested director or officer or the organization in which such person is a director or has a material financial interest); or (iii) the contract or transaction is fair and reasonable to the company.

We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the company’s best interests and the best interests of our stockholders. Related parties may include our directors, executives, significant stockholders, and immediate family members and affiliates of such persons. Accordingly, several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, including the following:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the company;

•	employees shall not hold financial interests that conflict with or leave the appearance of conflicting with the performance of their assigned duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

Our code of ethics and business conduct may be amended, modified, or waived by our board or the board governance and nomination committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with directors or their affiliates, our directors would consider all relevant facts and circumstances in considering any such waiver or review and approval, including:

•	whether the transaction is in, or not inconsistent with, the best interests of the company and its stockholders;

•	the terms of the transaction and the terms of similar transactions available to unrelated parties or employees generally;

•	the availability of other sources for comparable products or services;

•	the benefits to the company;

•	the impact on the director’s independence, if the transaction is with a director or an affiliate of a director; and

•	the possibility that the transaction may raise questions about the company’s honesty, impartiality, or reputation.

In 1993, the Trust acquired an industrial real estate portfolio from entities in which Mr. Lyons was an owner and principal officer. The transaction was negotiated at arm’s length before the Trust became affiliated with Mr. Lyons. As a result of the transaction, Mr. Lyons, through entities in which he has ownership interests, acquired an ownership interest in our subsidiary, ProLogis Limited Partnership-I, the entity formed to own the acquired real estate assets. In 2013, Mr. Lyons exchanged his remaining units in this partnership for shares of our common stock and he no longer has an indirect interest in ProLogis Limited Partnership-I. The board believes that the relationship with Mr. Lyons and ProLogis Limited Partnership-I was consistent with our related parties transaction policy discussed above.

—	Certain Information with Respect to Executive Officers

During 2013, the executive officers of Prologis, Inc. included are:

•	Hamid R. Moghadam — Chairman of the Board and Chief Executive Officer

•	Thomas S. Olinger — Chief Financial Officer

•	Eugene F. Reilly — Chief Executive Officer, The Americas

•	Edward S. Nekritz — Chief Legal Officer and General Counsel

•	Gary E. Anderson — Chief Executive Officer, Europe and Asia

•	Michael S. Curless — Chief Investment Officer

•

Guy F. Jaquier — retired as Chief Executive Officer, Private Capital effective July 1, 2013, at which time he was no longer an executive officer, and retired from the company as of December 31, 2013; since January 22, 2014, Mr. Jaquier has been a consultant to the company under a one-year agreement and is currently a member of our internal investment committee.

Biographical summaries of the experience of our executive officers as of December 31, 2013, other than Mr. Moghadam, are presented below. Information for Mr. Moghadam is included above under “Election of Directors.”

Thomas S. Olinger.    Chief Financial Officer

Mr. Olinger, 47, has been our chief financial officer since May 2012 and was our chief integration officer from June 2011 to May 2012. Mr. Olinger was the chief financial officer of AMB from March 2007 to June 2011. Prior to joining AMB in February 2007, Mr. Olinger was the vice president and corporate controller at Oracle Corporation, an enterprise software company and provider of computer hardware products and services. Prior to his employment with Oracle, Mr. Olinger was an accountant and partner at Arthur Andersen LLP, where he served as the lead partner on our account from 1999 to 2002. Since January 2011, Mr. Olinger has served as a director of American Assets Trust, a real estate investment trust investing in retail, office, and residential properties. Mr. Olinger holds a Bachelor of Science degree in finance from Indiana University.

Eugene F. Reilly.     Chief Executive Officer, The Americas

Mr. Reilly, 52, has been chief executive officer, the Americas, since the merger in June 2011 and he served as president, the Americas, as well as a number of other executive positions, at AMB from October 2003 until the merger in June 2011. Prior to joining AMB in October 2003, Mr. Reilly was chief investment officer of Cabot Properties, Inc., a private equity industrial real estate firm of which he was also a founding partner. Since August 2009, Mr. Reilly has served as a director of Strategic Hotels and Resorts, an owner and asset manager of high-end hotels and resorts. Mr. Reilly holds an A.B. degree in economics from Harvard College.

Edward S. Nekritz.    Chief Legal Officer and General Counsel

Mr. Nekritz, 48, has been our chief legal officer, general counsel, and secretary since the merger in June 2011. Mr. Nekritz was general counsel of the Trust from December 1998 to June 2011, secretary of the Trust from March 1999 to June 2011, and the Trust’s head of global strategic risk management from March 2009 to June 2011. Prior to joining the Trust in September 1995, Mr. Nekritz was an attorney with Mayer, Brown & Platt (now Mayer Brown LLP). Mr. Nekritz holds a Juris Doctor degree from the University of Chicago Law School and an A.B. degree in government from Harvard College.

Gary E. Anderson.    Chief Executive Officer, Europe and Asia

Mr. Anderson, 48, has been our chief executive officer, Europe and Asia, since the merger in June 2011. Mr. Anderson held various positions with the Trust from August 1994 to June 2011, including head of global operations and investment management from March 2009 to June 2011 and president for Europe and Asia from November 2006 to March 2009. Prior to joining the Trust, Mr. Anderson held various positions with Security Capital Group Incorporated, a diversified real estate investment company. Mr. Anderson holds a Master of Business Administration in finance and real estate from the Anderson Graduate School of Management at the University of California at Los Angeles and a Bachelor of Arts in marketing from Washington State University.

Michael S. Curless.    Chief Investment Officer

Mr. Curless, 50, has been our chief investment officer since the merger in June 2011. Mr. Curless was chief investment officer of the Trust from September 2010 to June 2011. Mr. Curless was with the Trust in various capacities from August 1995 through February 2000. Mr. Curless was president and a principal at Lauth, a privately held national construction and development firm, from March 2000 until rejoining the Trust in September 2010. Mr. Curless holds a Master of Business Administration in finance and marketing and a Bachelor of Science in finance from Indiana University.

EXECUTIVE COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes our material compensation policies and practices generally, as well as their application to the compensation awards and decisions made with respect to 2013 for our named executive officers, as presented in the tables and narratives that follow. We also include discussions of decisions made in other periods to the extent they are relevant to the full understanding of the compensation decisions for 2013, our second full year as a combined company after the merger between AMB and the Trust was completed in June 2011. We encourage you to read this discussion in conjunction with the other compensation information presented in this proxy statement, including the accompanying tables and narratives. Our named executive officers for 2013 include all of our executive officers listed above other than Mr. Curless.

—	Executive Summary

•	Compensation Philosophy

Our compensation philosophy is founded on the principle of pay-for-performance and is structured to align the interests of our management and our stockholders. We believe that our compensation structure promotes the appropriate balance between rewards and risks of strategic decision making and motivates executives to remain with the company for long and productive careers. The goal of our compensation program is to retain and reward those leaders who create long-term value for our stockholders. This compensation philosophy is reflected in our compensation program, key elements of which are:

•

Common elements: Our compensation program generally employs common elements across our entire senior management team. Total direct compensation for members of senior management comprises an annual base salary, as well as the opportunity for an annual bonus and an annual long-term equity incentive award.

•

Market median: We set a “competitive reference point” for a target level of total direct compensation generally at the market median. The target total direct compensation can deviate above or below the median based on the level of experience the executive has in the role, the executive’s demonstrated past performance, and the expected future contribution of the executive. Performance relative to the company’s priorities, as well as individual goals and objectives, determines how actual compensation earned compares to respective target levels.

•

Extraordinary performance opportunities: The outperformance plans were implemented in 2012 to further incentivize our management team as a whole to drive company performance and growth. These plans balance total direct compensation targeted at the market median by providing the potential to earn additional incentive-based awards if the company achieves superior or extraordinary performance. To further align stockholder and management interests, the compensation committee extended the scope of the outperformance plans to a broader group of participants beyond the executive management team than was generally observed in similar plans of other REITs and set performance measures and hurdles that are different from other elements of our compensation program.

•	Business Highlights

We are the leading global owner, operator, and developer of industrial real estate, focused on global and regional markets across the Americas, Europe, and Asia. As of December 31, 2013, we owned or had investments in approximately 569 million square feet of properties and development projects in 21 countries. These properties are leased to more than 4,500 customers, including third-party logistics providers, transportation companies, retailers, manufacturers, and other enterprises.

After the merger in June 2011, we established five key strategic priorities to guide our path through the end of 2013 (our “10 Quarter Plan”) which were:

•	to align our portfolio with our investment strategy;

•	to strengthen our financial position;

•	to streamline our investment management business;

•	to improve the utilization of our low yielding assets; and

•	to build the most effective and efficient organization in the REIT industry and to become the employer of choice among top professionals interested in real estate as a career.

In support of these strategic priorities, which were accomplished mid-year (two quarters ahead of plan), these activities were completed in 2013:

•	Our total owned and managed portfolio that is in global markets is approximately 85% at December 31, 2013 up from approximately 79% (based on gross investment balances).

•

We decreased our total debt to $9.0 billion at December 31, 2013, from $11.8 billion at December 31, 2012. We extended our maturities and lowered our borrowing costs by issuing several series of new debt and repurchasing existing higher coupon debt.

•

We contributed a total of 235 development properties to five of our co-investment ventures and generated net proceeds and net gains of $6.2 billion and $416.0 million, respectively. In addition, we contributed a total of 19 properties acquired from third parties to three of our co-investment ventures and generated net proceeds and net gains of $337.4 million and $139.2 million, respectively.

•	We generated aggregate proceeds of $785.6 million from the dispositions of land and 89 operating buildings to third parties and recognized a net gain of $125.4 million.

•	We invested $505.7 million of new commitments (with cash and through contributions) in two ventures in Europe and one in the U.S.

•

We issued 35.65 million shares of common stock in a public offering at a price of $41.60 per share, generating approximately $1.4 billion in net proceeds and redeemed $482.5 million of our preferred stock.

•	We successfully concluded four co-investment ventures (one in Japan, two in the U.S., and one in Mexico).

•	We completed the formation of two new co-investment ventures which were announced in 2012 and announced the formation of two additional ventures in 2013:

•

We sponsored a publicly traded Japanese REIT, (“NPR”) to serve as the long-term investment vehicle for our properties developed in Japan. NPR was listed on the Tokyo Stock Exchange and began trading in February 2013. At that time, NPR acquired a portfolio of 12 properties from us at an aggregate purchase price of approximately $1.9 billion. During 2013, NPR completed two follow on equity offerings and used the proceeds to buy properties from us at appraised values.

•

We formed a euro-denominated co-investment venture (“PELP”) with Norges Bank Investment Management (“NBIM”) that is structured as a 50/50 joint venture and has an initial term of 15 years, which may be extended for an additional 15-year period. At closing, PELP acquired a portfolio of 195 properties from us for an aggregate purchase price of approximately $3.0 billion. PELP acquired additional properties from us during 2013.

•

In November 2013, we extended our relationship with our partner in China and formed a new China venture. This venture, which is expected to build, acquire, and manage properties in China, has a potential investment capacity of over $1 billion, including $588 million of committed equity (of which our share is $88 million).

•

In December 2013, we announced the formation of an additional co-investment venture with NBIM which closed in January 2014. At closing, we contributed 66 operating properties in the U.S. for an aggregate purchase price of approximately $1.0 billion. These properties were acquired by us in 2013 through the buyout of our partners in two previous co-investment ventures. We own 55% of the equity in this venture.

•

We leased a total of 151.9 million square feet in our owned and managed portfolio and incurred average turnover costs (tenant improvements and leasing costs) of $1.42 per square foot. At December 31, 2013, our owned and managed operating portfolio was 95.1% occupied and 95.1% leased.

•

We commenced construction of 68 development projects on an owned and managed basis, aggregating 23 million square feet with a total expected investment of $1.8 billion (our share was $1.5 billion), including 27 projects (42% of the total expected investment) that were 100% leased prior to the start of development. We used $445.3 million of land that we already owned for these projects. We expect these developments to be completed by June 2015 or earlier.

•

Our rent change on rollover was positive in each quarter in 2013 for our owned and managed portfolio, ranging from 2% to 6%. Rent change in our portfolio is continuing its upward trend and we expect to continue to see increases in our rents on rollover. During 2013, we retained 82.6% of customers whose leases were expiring.

Other accomplishments in 2013 include:

•

We exceeded our plan for average occupancy, Core Funds from Operations, and same-store NOI growth (see the discussion of these measures below under “—2013 Compensation Decisions—Annual Bonus Program” and Management’s Discussion and Analysis in Item 7 of our Form 10-K for the year ended December 31, 2013).

•

Our two-year total shareholder return (“TSR”) of 34.5% exceeded both the MSCI US REIT Index (also known as the “RMS”) and the Cohen and Steers Realty Majors Index (also known as the “RMP”), which are REIT benchmark indices designed to measure real estate equity performance.

•	Impact of Non-binding Advisory Say-on-Pay Vote related to Executive Compensation for 2012

After filing our proxy statement in 2013, we conducted an outreach effort during which senior management engaged in discussions with all of our largest stockholders, representing more than 70% of our outstanding common equity, in order to provide the background and rationale related to the compensation of our retiring co-chief executive officer. Generally, these stockholders agreed that the compensation of our retiring co-chief executive officer (including his severance package that was reported as part of his compensation for 2012 in our 2013 proxy statement and that was provided for in the employment agreement entered into when he became the chief executive officer of the Trust in 2008) was consistent with the terms disclosed prior to the merger and there was agreement among these stockholders concerning the significant contributions of our retiring co-chief executive officer during and immediately following the merger. In addition, there was an understanding that this compensation arrangement is not reflective of our ongoing compensation program. During our stockholder outreach, we also discussed: (i) our movement to a three-year performance period from a one-year performance period tracking the company’s existence as a combined company after the merger; (ii) the measurements utilized in our annual long-term equity incentive program; and, (iii) our newly adopted outperformance plans. During these discussions, these stockholders indicated they understood the basis of our ongoing executive compensation policies and programs.

With respect to the Say-on-Pay vote at our annual meeting in May 2013, certain of these stockholders indicated to us that they were required to adhere to their mandated voting guidelines without the ability to apply discretion based on mitigating circumstances, such as those discussed during our outreach process. As such, at our 2013 annual meeting, our stockholders approved our 2012 executive compensation with 57% of the voting power present voting in favor of our proposal, as compared to the approval we received at our annual meeting in 2011 (84% in favor of our executive compensation program for 2010) and at our annual meeting in 2012 (95% in favor of our executive compensation program for 2011).

While we believe that our compensation program has been effective in aligning our executives’ interests with those of our stockholders and meeting its incentive, motivation, and retention objectives, we strive for continuous improvement by listening to, and acting upon, feedback from our stockholders. Our compensation committee considered the discussions with our stockholders during this outreach process and voting results from 2013 and took certain actions in response to these discussions. These actions and related discussions are summarized as follows:

•

Compensation of Co-Chief Executive Officer: The employment agreement of the retired co-chief executive officer is not reflective of any other agreements in effect. This arrangement was a unique circumstance required by the merger and was a prior commitment of the Trust. No other such agreements previously or currently in effect contain terms similar to this pre-merger agreement assumed by us. New change in control agreements executed in 2013 applicable to our named executive officers include a severance maximum multiplier of two times annual base salary and annual bonus opportunity which is consistent with industry practice and do not provide for any minimum levels of incentive compensation. Further, tax gross-up payments are not provided for in any of our new agreements.

•

Performance Period: The compensation committee believes that a three-year performance period is appropriate for awards made under our annual long-term equity incentive program and will complete its transition to a three-year performance period effective with the 2014 performance year. The use of a one-year performance period in granting awards in 2013 for 2012 performance stemmed from a decision by the compensation committee to use the shorter period in order to tie the performance of the combined company with compensation of our executives who were responsible for the post-merger integration. A two-year measure was used for awards made in 2014 for 2013 performance given this was the longest performance measurement period available since the merger in June 2011. The compensation committee believes that the two-year performance measurement period used for making awards for 2013 performance provides an appropriate means of measuring our performance during our two-year existence as a combined company and the progress that has been made in achieving our 10 Quarter Plan.

•

Duplication of Measurements: The compensation committee has eliminated the duplication of performance measures. Awards under our long-term equity incentive program for 2012 performance (granted in 2013) utilize TSR measured against several indices including the MSCI US REIT Index. One of our new outperformance plans also utilizes TSR measured against this index although it requires a much higher performance hurdle. Even though the hurdle contained in this outperformance plan is set at a level that rewards extraordinary performance and exceeds the hurdles set under our annual long-term equity incentive program, the compensation committee made a change with respect to our annual long-term equity incentive program for awards for performance in 2013 (granted in February 2014) by selecting the Cohen and Steers Realty Majors Index as the benchmark index to replace the MSCI US REIT Index.

The Cohen and Steers index chosen by the compensation committee comprises some of the largest REITs in their respective property sectors that are screened to meet minimum standards. The index includes approximately 30 strongly managed REITs and well capitalized companies that complement the global and domestic peer groups also utilized in determining performance hurdles under our annual long-term equity incentive program. We believe that utilizing two different benchmark indices provides a more diversified assessment of company performance.

•	Compensation Highlights

During 2012, the compensation committee’s primary focus was on harmonizing the compensation programs of AMB and the Trust into a comprehensive compensation program that was representative of the larger combined company and was implemented for 2013. Under our compensation program, we set a target level of total direct compensation generally at the market median. The target total direct compensation can deviate above or below the median based on the various factors specific to each executive. We provide additional opportunities to our named executive officers and certain other members of our senior management team through our outperformance compensation plans under which compensation can be earned, but only if the company meets certain extraordinary performance levels.

The primary components of our compensation program—annual base salary, annual bonus opportunity, annual long-term equity incentive award opportunity, outperformance compensation opportunities, and benefits (broad-based, senior level, and change in control)—are described below with respect to the purpose, payment terms, and criteria for the named executive officers. The following summary should be read with, and is supplemented by, the more detailed discussion that follows in this Compensation Discussion and Analysis.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2013 Decisions for Named Executive Officers
Annual Base Salary

• Bi-weekly fixed cash payments that provide a basic level of annual compensation necessary to attract and retain key talent. Salary levels are based on the specific roles and responsibilities of the position and ongoing individual performance.

• No base salary adjustments were made in 2013 for the named executive officers.
Annual Bonus Opportunity

• Variable component of annual compensation based on a target level that is set as a percentage of annual base salary.

• Designed to encourage teamwork and innovation, focus attention on specific business objectives, and award the achievement of those objectives. Goals and objectives are both financial and strategic and are approved by the compensation committee.

• Final award is based on performance versus previously determined corporate and individual performance goals and objectives. Performance targets are based on historical and projected results, market expectations, and peer performance, as well as key business priorities. Difficulty of achieving targets is considered when targets are established.

• Annual cash payment, generally in February for the preceding completed fiscal year. Executive may choose to exchange the bonus into restricted stock units that have a three-year vesting period. An additional value of 25% is added to the award if the exchange election is made.

• Awards made in 2014 for performance in 2013, and included in the Summary Compensation Table for 2013, were based on a bonus opportunity as a percentage of actual base salary for 2013. The minimum, target, and maximum percentages for 2013 were not changed from 2012 and were as follows:

—Moghadam:

0% — 150% — 300%

—Other named executive officers:

0% — 125% — 250%

• Weighting of corporate and individual performance for 2013 was as follows:

—Moghadam: 80%/20%

—Other named executive officers:

60%/40%

• In February 2014, the compensation committee determined the bonus awards for 2013 performance reflecting the overall company performance at the “above target” level.

• Mr. Moghadam elected to exchange 100% of his bonus into restricted stock units and Mr. Nekritz elected to exchange 50% of his bonus into restricted stock units.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2013 Decisions for Named Executive Officers
Annual Long-term Equity Incentive Program

•  Provide executives with incentives to maximize our long-term performance and to promote the interests of our stockholders by providing the opportunity to receive equity awards based on targets established as part of total compensation.

•  Variable component comprising a significant portion of total compensation for the named executive officers.

•  Final awards are based on relative company performance compared to peer groups and benchmark index. Discretion is also utilized to achieve overall objectives of the compensation program. Awards are then subject to continued employment after grant.

•  Equity awards generally are paid in restricted stock units that are contingent on continued employment (generally three years) and earn dividend equivalents (cash or equity) while outstanding.

•  In addition to annual grants, equity awards may be granted for special purposes (for recruitment efforts, retention purposes, or to incentivize or reward key employees). Vesting terms of special awards will vary depending on underlying objectives.

•  Awards granted in 2013, and included in the Summary Compensation Table for 2013, were based on 2012 performance criteria and were in the form of restricted stock units. Awards are generally earned in a range of 50% to 150% of target levels, but no minimum level is guaranteed. Target levels were:

—Moghadam: $7,850,000

—Olinger: $1,025,000

—Reilly: $1,625,000

—Nekritz: $1,125,000

—Anderson: $1,125,000

—Jaquier: $1,625,000

•  To focus on the performance of the combined company, our one-year TSR through December 31, 2012 (our first full year after the merger in 2011) was used to compare our performance with multiple industry indices. Our absolute TSR for 2012 of 32% exceeded the MSCI US REIT Index and certain of our peer group companies (domestic peers but not international peers). As such, the total company long-term equity incentive award pool was set at 100% of target.

•  The compensation committee utilized a two-year performance period for awards made in 2014 for performance in 2013 because that period includes the two complete years that we have operated as a combined company. The transition to a three-year performance period will be complete when awards are made in 2015 for performance in 2014. Also for the 2013 performance year, the compensation committee replaced the MSCI US REIT index with the Cohen & Steers Realty Majors Index. Our absolute TSR for the two-year performance period of 34.5% exceeded the Cohen & Steers index but not the performance of the global and industrial peers.

•  The compensation committee also considered factors related to individual performance in making awards to our named executive officers.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2013 Decisions for Named Executive Officers
Outperformance Compensation Plans

•  Provide two complementary “pay for performance” elements to our compensation program to reward certain employees if the company meets certain extraordinary performance levels. Approximately 100 members of the senior management team are eligible under each plan.

•  The Prologis, Inc. Outperformance Plan (the “Outperformance Plan”) rewards relative outperformance by linking a portion of the executive’s compensation to the extent to which the long-term total return to our stockholders exceeds a hurdle rate.

•  The compensation pool will fund only if our compound, annualized TSR for the performance period exceeds the MSCI US REIT Index plus 100 basis points and compensation from this pool will only be paid when our absolute TSR is positive.

•  In arriving at the compound, annualized TSR, dividends are assumed to be reinvested on a daily basis and the total return for the three-year period is reflected as an annual return measure as opposed to a measure of cumulative growth over the three-year period.

•  Compensation pool will be equal to 3% of the excess value created, subject to a maximum of the greater of $75 million or 0.5% of our equity market capitalization at the beginning of the performance period.

•  The total compensation pool for each performance period, applicable to approximately 100 participants, is initially represented by 10,000 points. Individual points are awarded for each performance period.

•  The Amended and Restated Prologis Promote Plan (the “Prologis Promote Plan”) rewards our absolute outperformance by linking compensation to incentive fees or “promotes” realized by us with respect to co-investment ventures managed by us. Promotes are generally earned only if returns to our investors in the co-investment ventures exceed negotiated hurdle rates based on performance of the co-investment venture’s real estate investment portfolio.

•  The total bonus pool consists of 40% of any actual promotes received by us. The total pool is allocated to

•  Outperformance Plan:

•  Participation point allocations related to the three-year performance period that began on January 1, 2013 and awarded in 2013 were 1,500 to Mr. Moghadam and 600 to each of the other named executive officers. These awards are consistent with the previous performance period under this plan.

•  The compensation pool for 2013 will be equal to 3% of the excess value created, subject to a maximum of 0.5% of our equity market capitalization at the beginning of the performance period ($82.2 million).

•  Prologis Promote Plan:

•  An incentive fee under this plan was earned by the company in 2013. The compensation committee approved the funding of a bonus pool with respect to this incentive fee in August 2013 in the amount of $5.3 million. The funded bonus pool was paid to eligible participants in cash (50%) and in the form of restricted stock units (50%) which vest over three years. The named executive officers received total awards (cash and restricted stock units) as follows:

—Moghadam: $807,000

—Other named executive officers: $322,800 each

Compensation Component	Description and Principal Contribution to Compensation Objectives	2013 Decisions for Named Executive Officers

participants based on participation points. The total compensation pool for each venture is initially represented by 10,000 participation points, of which Mr. Moghadam has been allocated 1,500 points and the other named executive officers have been allocated 600 points.

Senior-level Benefits

•  Provided to certain employees to allow us to be competitive in attracting, retaining, and motivating high-quality, competent employees and consist of:

•  Deferred compensation plans;

•  Retiree medical benefit; and

•  Personal benefits — generally consist of financial planning services and reimbursement of parking expenses.

•  Our nonqualified deferred compensation plans are discussed in the narrative that follows the Nonqualified Deferred Compensation in Fiscal Year 2013 table below.

•  Upon retirement (defined for this purpose as having attained 40 years of age and having served as a member of the executive committee of the company (our chief executive officer and direct reports) for five consecutive years), executives may continue health insurance coverage under our plans at their own expense.

•  Additional information on the senior-level benefits received by our named executive officers is included in the footnotes to the Summary Compensation Table for Fiscal Year 2013 below.

Change in Control Benefits

•  Benefits provided upon loss of, or change in, employment following a change in control, which, in addition to providing a fair and reasonable severance in connection with a change-in-control-related termination, serves the best interests of our stockholders by:

•  providing for continuity of the management team’s services during a threatened or actual change in control, as well as providing for their best efforts over a change in control transition period and

•  increasing the objectivity of the management team in analyzing a proposed change in control and advising the board whether such a proposal is in the best interests of the company and its stockholders.

•  Cash payments are determined by applying a severance multiplier to salary and/or cash bonus opportunity levels based on terms of agreements. Cash payments are paid on a “double-trigger” basis (change in control has occurred and executive’s employment status is impacted).

•  Accelerated vesting of unvested equity awards, available through agreements or terms of long-term equity incentive plans, also requires a “double-trigger.”

•  The change in control benefits and the agreements that provide for such benefits are discussed in more detail below under “—Potential Payments Upon Termination or Change in Control.”

•  New change in control agreements for all named executive officers and other senior officers were put in place in 2013 after expiration of all pre-merger agreements. All named executive officers have a severance multiplier of two times. Benefits provided under the agreements do not include any tax gross-up payments.

•	Governance Highlights

We believe the compensation programs for our named executive officers, as outlined below, are reasonable and competitive with compensation programs provided to similarly situated officers at our peer companies. Specifically, we believe the annual bonus and long-term equity incentive awards granted to the named executive officers for 2013 are appropriate and commensurate with our 2013 financial and strategic performance, as well as the individual achievements of the named executive officers during the year. Further, we do not believe that our compensation program encourages our management team to take excessive risks in their business decisions and we believe that the annual bonus and long-term equity incentive award opportunities provided to our named executive officers are appropriate and awarded in a manner consistent with our philosophy of aligning our executives’ interests with those of our stockholders for long-term value and growth.

Highlights of our programs that support recognized corporate governance “best practices” and mitigate potential risks include:

•	Our named executive officer’s compensation includes an annual base salary plus annual bonus and long-term equity incentive award opportunities—both determined by performance.

•

Our targets and ranges for the annual bonus and long-term equity incentive opportunities are based on company and individual performance goals and objectives, with differing performance metrics for the annual bonus opportunity than for the annual long-term equity incentive award opportunity. No minimum payout is guaranteed.

•	Fixed compensation, primarily annual base salary and personal benefits, is a small component of total compensation, generally less than 20%.

•	We do not provide any guarantees for salary increases.

•	We do not have employment contracts with our executives other than change in control agreements.

•	We provide minimal perquisites or other forms of personal benefits.

•	Our severance arrangements are in line with industry standards.

•	Cash payments in connection with a change in control are not to exceed two times the annual base salary and annual bonus opportunity, and are paid out only on “double-trigger” events.

•	We do not provide excise tax gross-ups in any of these arrangements.

•	The interests of our named executive officers and other members of senior management are aligned with our stockholders’ interest.

•

Our insider trading policy, applicable to our directors and all employees, prohibits aggressive or speculative trading in our stock which includes hedging the economic risk of ownership of our stock and pledging shares of our stock by holding our shares in a margin account.

•	We cannot re-price or replace any underwater stock options without stockholder approval.

•

We have instituted stock ownership guidelines for our senior management (including all of our named executive officers) and directors requiring from three to ten times annual salary or annual board retainer to be retained in stock holdings. All of our named executive officers and directors were in compliance with these guidelines as of December 31, 2013.

•	Our long-term equity incentive awards generally have vesting periods of three to four years.

•	Participants do not earn dividends on unearned performance awards, such as the participation points awarded under the outperformance compensation plans.

•	We have a recoupment policy under which performance-based compensation awarded to certain officers may be recovered if financial results are restated.

•	Our compensation committee comprises directors who are independent and the committee engages an independent compensation consultant to assist them in administering our compensation program.

•

Our compensation committee and our audit committee monitor our risk management objectives to ensure that our compensation policies and practices do not materially increase our risk profile with respect to incentivizing our employees, and meet to discuss such objectives.

•	Our board governance and nomination committee reviews the process used by the compensation committee to evaluate the performance of our chief executive officer.

—	Executive Compensation Program Administration

Our executive compensation program is administered by the compensation committee of our board of directors. The compensation committee is responsible for, among other things, reviewing the performance of our executive officers and determining their compensation. In determining compensation, the compensation committee:

•

believes that compensation should be based on the principle of pay for performance and that a larger portion of the total compensation for named executive officers should consist of long-term equity incentive awards to promote a closer alignment of long-term interests between our named executive officer and our stockholders;

•	generally believes that the compensation for the named executive officers, as compared to the market, should reflect the scope, complexity, and characteristics of our operations; and

•

considers each named executive officer’s responsibilities and role within the company in determining performance targets and measures, individual compensation levels, and the mix of compensation in relation to the levels and mix of compensation of the company’s other named executive officers and senior officers.

Generally, our compensation program offers the same compensation structure to each member of our senior management team. Differentiation is achieved primarily by the size of the award opportunity rather than by the type of award. As employees become more senior and their responsibilities broaden in scope, an increasingly greater portion of their total annual compensation is at risk in the form of variable and incentive pay components and a larger portion of total annual compensation is delivered in the form of equity. Our compensation program also includes certain benefits (broad-based, senior level, and change in control). We do not maintain a post-retirement benefit plan for executives, but certain executives who leave the company having met certain position, age, and service criteria may choose to remain under our health insurance programs at their own expense. We also have a 401(k) Plan (including matching contributions from us up to certain levels) and nonqualified deferred compensation plans.

Based on our overall philosophy, the target total direct compensation (the sum of annual base salary, annual bonus opportunity at target, and annual long-term equity incentive award opportunity at target) for named executive officers is generally set at the market median but can deviate above or below the median (generally plus or minus 20%) based on the level of experience the named executive officer has in the role, the named executive officer’s demonstrated past performance, and the expected future contribution of the named executive officer. The market median is based on a peer group comprised of 10 REITs that are generally the largest internally-managed equity REITs by market capitalization. Our business model, however, is generally more complex than these peers due to the global nature of our operations, our significant development activities, and our investment management business. Even though our size and complexity exceeds that of most of the companies in the peer group, this “competitive reference point” is set near the median level because our outperformance compensation plans provide additional compensation opportunities when the company meets certain extraordinary performance levels. We strongly believe that, by providing a pay-for-performance compensation program, we establish and maintain a performance and achievement-oriented environment throughout the organization that we believe attracts and retains exceptional talent.

The compensation committee evaluates company and individual performance after the close of the calendar year against pre-established goals and objectives for that year. The compensation committee reviews and discusses Mr. Moghadam’s recommendations concerning compensation of the other named executive officers and certain other senior officers related to company and individual performance but Mr. Moghadam does not participate in or influence the decisions of the compensation committee with respect to his own compensation. Mr. Moghadam attended certain of the meetings of the compensation committee at which compensation matters were discussed but he was not in attendance when the compensation committee discussed his own compensation. The compensation recommendations and performance opinions of Mr. Moghadam were among the factors considered by the compensation committee in determining the compensation for the other named executive officers and certain other senior officers, but were not the sole factor in any compensation decisions. See also “— 2013 Compensation Decisions.”

The compensation committee considers the total compensation of the named executive officers for a particular calendar year to be the annual base salary paid in that calendar year and the annual bonus and long-term equity incentive award opportunities that are determined based on each named executive officer’s performance during that calendar year even though these awards are made by the compensation committee after the close of the calendar year. The total compensation for a named executive officer for a particular year, as considered by the compensation committee, is not necessarily the same total compensation amount that is presented in the Summary Compensation Table for that year because equity awards are included in the table based on the year in which they are granted and not for the year to which the named executive officer’s performance relates.

The compensation committee retains FW Cook as its independent compensation consultant. During its December 2013 meeting, the compensation committee considered the independence of FW Cook in light of the rules regarding compensation committee advisor independence mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The compensation committee reviewed factors, facts, and circumstances regarding compensation consultant independence, including a letter from FW Cook addressing FW Cook’s and their consulting team’s independent status with respect to the following factors: (i) other services provided to us by FW Cook; (ii) fees we pay to FW Cook as a percentage of their total revenues; (iii) FW Cook’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship between FW Cook or members of their consulting team that serves the compensation committee with a member of the compensation committee; (v) any shares of our stock owned by FW Cook or members of their consulting team that serves the compensation committee; and (vi) any business or personal relationships between our executive officers and FW Cook or members of their consulting team that serves the compensation committee. After discussing these factors, facts, and circumstances, the compensation committee affirmed the independent status of FW Cook and concluded that there are no conflicts of interest with respect to FW Cook.

•	Competitive Review by Independent Compensation Consultant

In May 2013, FW Cook conducted a competitive review to assist the compensation committee in determining target total direct compensation for the senior management team, including the named executive officers. Target total direct compensation is the sum of annual base salary, annual bonus opportunity at target, and annual long-term equity incentive award opportunity at target. To assess the market competitiveness of our compensation levels, FW Cook collected the latest available compensation data from proxy statements and other SEC filings for similarly situated executives in each of the companies in a peer group comprised of 10 REITs that are generally the largest internally-managed equity REITs by market capitalization The 10 REITs included in the competitive review are: AvalonBay Communities, Inc., Boston Properties, Inc., Equity Residential, General Growth Properties, Inc., HCP, Inc., Host Hotels & Resorts, Inc., Public Storage, Inc., Simon Property Group, Inc., Ventas, Inc., and Vornado Realty Trust. The peer group against which the pay opportunities of our executives are compared is not the same peer group against which our relative performance is compared for purposes of our annual long-term equity incentive program and our Outperformance Plan (both described below). Since the size of competitive pay opportunities tends to be correlated with company size and complexity, the companies in the peer group used to evaluate the competitiveness of our pay levels were selected based on size and complexity, regardless of their global reach or their asset class.

Key findings from the competitive review were:

•

At the time the study was conducted, we ranked near the median of the peer group in market capitalization, at the 75th percentile in enterprise value, and in the top quartile in total assets not including our assets under management.

•

Mr. Moghadam’s target total direct compensation was between the median and the 75th percentile of the peer group, with a pay mix that is weighted more toward the annual long-term equity incentive portion and less toward the cash components (annual base salary plus target annual bonus opportunity) than median competitive practice.

•

Target total direct compensation for the other named executive officers varied while their target annual cash compensation (base salary plus target bonus opportunity) was slightly below the peer group median. Target total direct compensation for Mr. Reilly and Mr. Jaquier was between the median and the 75th percentile while target total direct compensation for Mr. Olinger, Mr. Nekritz, and Mr. Anderson was between the 25th percentile and the median of the peer group.

Considering the competitive review along with our company business strategies, objectives, and financial condition, the compensation committee increased the target annual long-term equity incentive award component for each of the named executive officers, other than Mr. Moghadam. See “—2013 Compensation Decisions—Annual Long-term Equity Incentive Program” below. No changes were made to the target total direct compensation opportunity for Mr. Moghadam for 2013.

—	2013 Compensation Decisions

In determining the final compensation payable to our named executive officers for 2013, the compensation committee evaluated all factors that it deemed relevant in light of our compensation philosophy discussed above, the criteria established for the annual bonus program and the annual long-term equity incentive program, and the recommendation of Mr. Moghadam for executives other than himself. Further, in exercising judgment with respect to the total compensation of each individual named executive officer, other additional significant factors were considered, including:

•	the nature and scope of each named executive officer’s responsibilities and their ability to adapt to the changing dynamics of a global company;

•	the specific skills and talents of each named executive officer;

•	the named executive officer’s contributions toward the overall company performance targets; and

•	the success of each individual named executive officer’s integration teams.

The compensation decisions with respect to the named executive officers’ compensation for 2013, as presented in the Summary Compensation Table for Fiscal Year 2013, are discussed below.

•	Annual Base Salary

As a result of the 2013 competitive review by FW Cook which determined that the annual base salaries of the named executive officers approximated the median of the peer group (consistent with our compensation philosophy), the compensation committee did not make any changes to the annual base salaries of the named executive officers in 2013.

•	Annual Bonus Opportunity

The annual bonus opportunity for the named executive officers is based on a percentage of their annual base salary. A target percentage is set along with minimum and maximum percentages. For Mr. Moghadam, the target level is set at 150% of base salary with a minimum and maximum of 0% and 300%, respectively. For the other named executive officers, the target is set at 125% of base salary with a minimum and maximum of 0% and 250%, respectively. The percentages did not change for 2013.

The compensation committee approved the measurement of the company’s performance for 2013 on the following key performance measures and targets derived from the priorities included in our 2013 business plan. Our actual performance against these measures resulted in an overall company performance rating at the “above target” level.

Key Performance Measure	Weighting	Target	Actual	Performance Against Target
Portfolio Operations:	40%
Core FFO per share(a)		$1.60	$1.65	Above
Average occupancy		92.9%	93.6%	Above
Same-store NOI growth(a)		1.1%	1.3%	Above
Realign Portfolio:	15%
Dispositions		$1.55 billion	$1.590 billion	Above
Contributions		$2.525 billion	$4.675 billion	Above
Investment Management:	15%
Fundraising(b)		$1.0 billion	$2.266 billion	Above
Fund reduction/rationalization(c)		2 funds	4 funds	Above
Delevering and Risk Reduction:	15%
Credit Rating		BBB	BBB (1 positive outlook)	Met
PIRI(d)		13.3	9.1	Above
Loan to Value(e)		42.4%	36.8%	Above
Back office/Organization:	15%
Adjusted Gross G&A/Assets under management		64 basis pts	62 basis pts	Above
System implementation(f)		As Planned	As Planned	Met

(a) Core FFO per share and same-store NOI growth are non-GAAP earnings measures that we use in managing our business. We define these measures and provide reconciliations of these measures to GAAP measures in Item 7 of our Form 10-K for the year ended December 31, 2013.

(b) Actual results do not include the PELP venture with NBIM that closed in early 2013. Because the definitive agreement for this venture was executed in 2012, it was included in the company results last year. This adjustment was made to appropriately match the efforts of our teams in calendar year 2012 with their compensation for 2012.

(c) Non-financial goals established for the investment management group focused on solidifying relationships with co-investment venture partners and integration objectives with continued focus on fundraising and the rationalization and streamlining of co-investment ventures.

(d) PIRI is an internal risk assessment measurement used to monitor risks primarily associated with our real estate assets, leverage levels, foreign currency exposure, and other external factors. On the measurement scale, a lower PIRI score is preferred.

(e) Loan to value is computed as our total debt (at par and including our share of debt of our co-investment ventures) less available cash divided by our gross real estate assets, including assets that we own directly and our share of assets that we own through our co-investment ventures.

(f) This non-financial goal was established based on the budgeted schedule for completion, costs, and benefits associated with delivery of our new enterprise wide system and regional reporting tools.

Based upon the achievement of these goals, Mr. Moghadam recommended to the compensation committee, and the compensation committee approved, a corporate performance rating of “above target.” The corporate performance rating was used to calculate the corporate performance portion of the named executive officers’ bonus award based on the pre-established weighting for company performance for each officer (80% for Mr. Moghadam and 60% for the other named executive officers). The company-wide bonus pool for 2013 was determined by aggregating the target levels for all eligible employees and adjusting this total upwards to reflect the “above target” corporate performance for the year. This adjustment resulted in the funding of the company-wide bonus pool of 137.5% of the overall target amount. The amount of the bonus pool awarded to the named executive officers was $5,743,750 or 11.2% of the total bonus pool.

The individual performance component of the annual bonus award was determined by considering the individual achievements of each of the named executive officers and the pre-established weighting for individual performance for each officer (20% for Mr. Moghadam and 40% for the other named executive officers). Individual performance is also used on a limited basis in determining the annual awards under the annual long-term equity incentive program discussed below.

Mr. Moghadam provided assessments of the named executive officers’ performance and achievements, other than himself, that were reviewed and accepted by the compensation committee. The compensation committee conducted the assessment of Mr. Moghadam’s performance. The specific achievements considered as part of these assessments were:

•	Under Mr. Moghadam’s leadership, the company performed extremely well in 2013 and management delivered on objectives set for the year. Mr. Moghadam engaged the senior leadership team in establishing a medium-term plan identifying strategic priorities for the next three years in addition to completing our 10 Quarter Plan two quarters ahead of schedule, delivering key performance indicators that were ahead of target, and strengthening our financial position (lowered leverage, extended maturities, and lowered borrowing costs). Mr. Moghadam guided the investment management team with respect to the NPR and PELP ventures and other initiatives in 2013. Mr. Moghadam fostered a culture of transparency and global alignment throughout the organization and remained highly engaged with the board of directors, particularly in the area of strategic direction. In 2013, Mr. Moghadam continued strengthening relationships with the investor community while also representing the company at numerous industry forums and top-tier media outlets. Also in 2013, Mr. Moghadam successfully led the management team in the integration of the investment management business into other regional and functional areas of the organization.

•

Mr. Olinger successfully led the team responsible for restructuring our debt, one of our key strategic priorities, through new debt issuances and repurchases of higher coupon debt which resulted in extended maturities and lowered borrowing costs. Mr. Olinger also led the company in raising over $1.4 billion of common equity in 2013 in addition to his significant leadership role in forming and launching NPR and the two follow on offerings completed by NPR later in the year. Also in 2013, Mr. Olinger led teams in continuous improvements of global operating systems and internal technology service levels and successfully worked with other members of the management team to integrate the investment management business into other regional and functional areas of the organization.

•

Mr. Reilly led a team in the Americas with respect to several operating and development goals and achieved strong investment results as measured by return on investment. The Americas experienced material outperformance of rent growth objectives and exceeded occupancy targets under Mr. Reilly’s leadership with disciplined management of general and administrative costs and business risks. Mr. Reilly supported other teams in dispositions, contributions, venture rationalizations, and the U.S. venture with NBIM that closed in January 2014. Also in 2013, Mr. Reilly effectively managed leadership transitions in his region and successfully worked with other members of the management team to integrate the investment management business into other regional and functional areas of the organization.

•

Mr. Nekritz led his legal and investment services teams through negotiation and execution of over $7.8 billion in capital markets transactions, including public offerings, tender offers, and redemptions. Mr. Nekritz played a key leadership role in several successful corporate transactions, including the formation of NPR and subsequent follow on offerings, the closing of the PELP venture, the U.S. venture with NBIM that closed in January 2014, and our second China venture. Mr. Nekritz also played a key leadership role in negotiating and executing over $3.9 billion in real estate transactions, including acquisitions, dispositions, venture rationalizations, and contributions to ventures, as well as over 1,650 lease agreements, amendments, or leasing related agreements. Also in 2013, the legal department led by Mr. Nekritz received significant third-party recognition for its achievements. In addition, Mr. Nekritz successfully worked with other members of the management team to integrate the investment management business into the other regional and functional areas of the organization.

•

Mr. Anderson led a team in Europe that increased occupancies and rents, achieved a record level of acquisitions, raised significant third-party capital, and grew its development business despite difficult economic times. He also led the team in Japan that executed the initial public offering of NPR and completed two follow on offerings by NPR, creating the largest J-REIT in Japan. Mr. Anderson led the team in China in executing its second co-investment venture that closed in 2014 and in growing the land pipeline that will support over $1.3 billion in new development in China. Also in 2013, Mr. Anderson successfully worked with other members of the management team to integrate the investment management business into other regional and functional areas of the organization.

•

Mr. Jaquier retired as our chief executive officer, Private Capital effective July 1, 2013. As the leader of the investment management business for the first half of the year, Mr. Jaquier had a leadership role in forming PELP that closed in early 2013 and he laid the groundwork for private fundraising initiatives in 2013 that resulted in $2.2 billion raised, which was above target. After retiring from this role mid-year, Mr. Jaquier worked with other members of the management team to integrate the investment management business into other regional and functional areas of the organization.

After assessing the overall performance of the company, the individual performances of the named executive officers, each executive’s annual bonus opportunity as a percentage of annual base salary at the minimum, target, and maximum levels, and the respective weighting between company and individual performance, the compensation committee determined the final bonus awards for 2013 performance for the named executive officers. The final bonus awards for the named executive officers, other than Mr. Olinger and Mr. Jaquier, reflect the company’s overall “above target” performance rating. Mr. Olinger’s award reflects his significant contributions in strengthening our financial position and building one of the top balance sheets in the REIT industry, a key strategic priority for the company after the merger. Mr. Jaquier’s award reflects his significant contributions to our investment management business (prior to his retirement as CEO, Private Capital mid-year) and his transitional role during the latter half of the year. The bonus awards for 2013 performance are as follows:

	2013 Bonus Opportunity (% of Salary)			2013 Actual Bonus
Named Executive Officer	Min	Target	Max	Amount	% Target
Mr. Moghadam	0%	150%	300%	$ 1,650,000	137.5%
Mr. Olinger	0%	125%	250%	$ 890,625	142.5%
Mr. Reilly	0%	125%	250%	$ 859,375	137.5%
Mr. Nekritz	0%	125%	250%	$ 859,375	137.5%
Mr. Anderson	0%	125%	250%	$ 859,375	137.5%
Mr. Jaquier	0%	125%	250%	$ 625,000	100.0%

Bonus Exchange.    Under the bonus exchange that is available to all of our officers, the named executive officers may elect to receive all or a portion of their annual bonus for the 2013 performance year (paid in February 2014) in restricted stock units. Restricted stock units awarded as a result of the exchange are valued at 125% of the cash bonus exchanged and have a three-year vesting period (40%, 40%, 20%).

Mr. Moghadam elected to exchange his entire bonus of $1,650,000 for restricted stock units and received units valued at $2,062,500 (which includes a premium of 25% or $412,500) and no cash payment. Mr. Nekritz elected to exchange half of his $859,375 bonus for restricted stock units and received units valued at $537,109 (which includes a premium of 25% or $107,421) and a cash payment of $429,687. While this program may result in additional compensation for those who elect to participate, the restricted stock units are subject to a three-year vesting period. Accordingly, the bonus exchange serves to further align the interests of our management with the interests of our stockholders while also providing retention incentives.

•	Annual Long-term Equity Incentive Program

Under our annual long-term equity incentive program, each named executive officer has a target grant-value opportunity, established by the compensation committee, in alignment with the compensation committee’s overall philosophy to target total direct compensation generally at the market median with deviations above or below the median based on the level of experience the named executive officer has in the role, the named executive officer’s demonstrated past performance, and the expected future contribution of the named executive officer. The actual value awarded to each named executive officer generally ranges from 50% to 150% of the target value but no minimum level is guaranteed. The awards are based on a “look-back” of our total shareholder return performance against the total shareholder return performance of relevant industry indices, and adjusted by the executive’s individual performance over the prior year, as appropriate.

As required under SEC rules, the presentation of stock awards for 2013 in the Summary Compensation Table below reflects the annual long-term equity incentive awards that were granted in 2013, even though these awards were based on performance in 2012. In contrast, the annual bonus awards presented for 2013 in the Summary Compensation Table are based on performance in 2013. In making its compensation decisions, our compensation committee focuses on the performance year and, therefore, considers the total direct compensation of the named executive officer for 2013 to be the annual base salary paid in 2013, the annual bonus award for 2013 performance that was paid in February 2014, and the annual long-term equity incentive award for 2013 performance that was granted in February 2014. This compensation figure is not what is reflected for 2013 in the Summary Compensation Table. The discussion below addresses the annual long-term equity incentive awards granted in 2013 for performance in 2012 which is relevant to the amounts reported in the accompanying tables for 2013. The annual long-term equity incentive awards granted in 2014 for performance in 2013 (which will be reported in the various tables in next year’s proxy statement) are also addressed below because they are relevant in understanding the compensation committee’s perspective of total compensation for fiscal 2013.

Awards Granted in 2013 for 2012 Performance.    The actual value for annual long-term equity incentive awards for performance in 2012 (granted in 2013) relative to each executive’s target was based on our one-year TSR performance for 2012 compared to the one-year performance of: (i) an index of industrial peers that includes domestic companies (East Group Properties (EGP), First Industrial (FR), DCT Industrial (DCT), and Duke Realty (DRE)) and international companies (Global Logistics Properties (GLP), Goodman Group (GMG), and Segro plc (SGRO)) and (ii) the MSCI US REIT Index. Rather than tracking performance only against the industrial group as a whole, the compensation committee further evaluated our performance against only the domestic peers in the group and only the global peers in the group. The compensation committee believes that these hurdles provide a balanced, comprehensive evaluation of our relative performance given that our operations are truly global as opposed to several companies in the industrial peer group that operate either primarily in the U.S or primarily in countries outside the U.S. Further, the compensation committee believes that having several hurdles for comparison was appropriate for the 2012 performance year given that our TSR for this award was based on only one year’s performance, the first full year of the combined company since the merger occurred. The compensation committee is transitioning to a three-year performance measure, as the combined company gains a longer performance history, which will be less sensitive to short-term movements in the market. As discussed below, awards under this program for performance in 2013 were based on a two-year performance period as part of this transition.

In its discussions in December 2012 and February 2013, the compensation committee reviewed our actual performance for the year with respect to the industrial peers as a whole (and also against only the domestic companies in this peer group and against only the international companies in this peer group) and to the MSCI US REIT Index. For 2012, the relevant TSR performance levels were:

•	Prologis: 32%

•	Industrial peer group: 51%

•	Domestic peers only: 28%

•	International peers only: 61%

•	MSCI US REIT Index: 18%

Our strong performance in 2012, as evidenced by our 32% absolute TSR, exceeded the domestic companies in the industrial peer group as well as the broader MSCI US REIT Index. However, due to the strong performance of the international companies in the industrial peer group, our TSR did not exceed the performance of those companies nor did it exceed the average performance of the industrial peer group. Considering that we exceeded some hurdles but not others, the compensation committee determined that the annual long-term equity incentive award pool for 2012 performance should be set at 100% of the target pool.

In making the awards for performance in 2012 for the named executive officers, the compensation committee also considered certain factors related to the each executive’s individual performance in 2012 (as outlined in last year’s proxy statement). Awards for the 2012 performance year (granted in February 2013) for the named executive officers are below. Mr. Anderson became an executive officer in July 2013. Since Mr. Anderson was not an executive officer in 2012, his compensation information is not included in the Summary Compensation Table for that year.

Named Executive Officer		2012 Actual Award Value (Granted 2013)
	2012 Target Award Value	Amount	% Target
Mr. Moghadam	$ 7,850,000	$ 7,850,000	100%
Mr. Olinger	$ 1,025,000	$ 1,175,000	115%
Mr. Reilly	$ 1,625,000	$ 1,625,000	100%
Mr. Nekritz	$ 1,125,000	$ 1,125,000	100%
Mr. Anderson	$ 1,125,000	$ 1,125,000	100%
Mr. Jaquier	$ 1,625,000	$ 1,325,000	82%

All equity awards granted in 2013 were in the form of restricted stock units that can be earned ratably over a three-year vesting period based on continued employment.

Awards Granted in 2014 for 2013 Performance.    During our stockholder outreach in 2013 (discussed above), we discussed our movement to a three-year performance period from a one-year performance period. While recognizing the preference for using a longer term measurement period in making decisions on performance awards, the compensation committee believes that utilizing any performance measurement that includes periods prior to the merger in June 2011 does not provide an appropriate means of measuring our performance as a combined company and the progress that has been made in our integration efforts. Accordingly, the compensation committee utilized a two-year measurement period in determining actual awards under the annual long-term equity incentive program for 2013 (granted in February 2014). The two-year period includes performance in calendar years 2012 and 2013, the two full years that we have been operating as a combined company. The compensation committee will complete its transition to a three-year performance period in making awards under our annual long-term equity incentive program in 2015 for performance in 2014. At that time, the three-year performance period will include our results for a three full years as a combined company.

Also as a result of the discussions with stockholders, the compensation committee made a change to our annual long-term equity incentive program to address the duplication of the performance measure utilized in this program with the measure used for determining awards under the Outperformance Plan (discussed below). The compensation committee changed the benchmark index for the annual long-term equity incentive program from the MSCI US REIT Index previously used to the Cohen and Steers Realty Majors Index for awards for performance in 2013 (granted in February 2014).

In making awards under the annual long-term incentive program for performance in 2013, the compensation committee evaluated our performance against two hurdles: (i) an index of industrial REITS, further categorized into two indices: (a) a domestic industrial index (consisting of East Group Properties (EGP), First Industrial (FR), DCT Industrial (DCT), and Duke Realty (DRE)) and (b) global industrial index (consisting of Global Logistics Properties (GLP), Goodman Group (GMG), and Segro plc (SGRO)), and (ii) the Cohen and Steers Reality Majors Index. The Cohen and Steers index chosen by the compensation committee comprises some of the largest REITs in their respective property sectors that are screened to meet minimum standards. The index includes approximately 30 strongly managed REITs and well capitalized companies that complement the global and domestic companies also utilized in determining performance hurdles under the annual long-term equity incentive program.

The compensation committee believes that having more than one hurdle provides a more balanced, comprehensive evaluation of relative performance given that our operations are truly global relative to the comparison group of companies whose sole operations are either in the U.S. or in countries outside the U.S.

In its discussions in February 2014, the compensation committee reviewed our actual performance for 2013 with respect to the identified peer groups for the two-year period ending on December 31, 2013. The relevant TSR performance levels were:

•	Prologis: 34.5%

•	Industrial Indices:

•	Global peer group: 67.8%

•	Domestic peer group: 43.8%

•	Cohen & Steers Index: 13.2%

Our strong performance in 2013, as evidenced by our 34.5% absolute TSR, exceeded the Cohen & Steers Index but was behind the performance of the global and domestic peer groups. Considering that we exceeded the broader hurdle but not the peer group performance, the compensation committee determined that the pool for the annual long-term equity incentive awards for 2013 performance should be set at 100% of the target pool.

As part of its annual compensation review, the compensation committee made adjustments to the target levels of the annual long-term equity incentive awards for the named executive officers, other than Mr. Moghadam. These targets were effective for awards for 2013 performance that were granted in 2014. In making the awards for 2013 performance for the named executive officers, the compensation committee also considered certain factors related to the individual performance for 2013 (as discussed above under “—Annual Bonus Opportunity”) but made no adjustments to the awards that were determined based on the performance hurdles discussed above. Awards for the

2013 performance year (granted in February 2014) for all of the named executive officers were granted at target levels as further illustrated in the following table:

				2013 Actual Award Value (Granted in 2014)
Named Executive Officer	2012 Target Award Value	2013 Target Award Value	Increase	$	% Target
Mr. Moghadam	$ 7,850,000	$ 7,850,000	$ —	$ 7,850,000	100%
Mr. Olinger	$ 1,025,000	$ 1,250,000	$ 225,000	$ 1,250,000	100%
Mr. Reilly	$ 1,625,000	$ 1,750,000	$ 125,000	$ 1,750,000	100%
Mr. Nekritz	$ 1,125,000	$ 1,250,000	$ 125,000	$ 1,250,000	100%
Mr. Anderson	$ 1,125,000	$ 1,250,000	$ 125,000	$ 1,250,000	100%
Mr. Jaquier	$ 1,625,000	$ 1,750,000	$ 125,000	$ 1,750,000	100%

All equity awards granted to the named executive officers in 2014 were in the form of restricted stock units that can be earned ratably over a three-year vesting period based on continued service. The awards granted in 2014 for 2013 performance are not included in the Summary Compensation Table for Fiscal Year 2013 below.

•	Outperformance Compensation Plans

The compensation committee has targeted total direct compensation opportunities (annual base salary, annual bonus opportunity, and annual long-term equity incentive award opportunity) at the market median with deviations above or below based on experience, past performance, and expected future contribution of the individual executive. To further incentivize the management team as a whole to drive the growth of the company in the face of the increased challenges of operating a larger and more diverse enterprise, the compensation committee in December 2011 approved two new outperformance compensation plans, the Outperformance Plan and the Prologis Promote Plan. These plans provide the opportunity to reward certain employees if the company achieves certain extraordinary performance levels which are above the performance hurdles utilized in our annual long-term equity incentive program. Further, the market median reference point utilized by the compensation committee is based on a peer group of companies, most of which are smaller and/or less complex than our business. Our business model is generally more complex than these peers due to the global nature of our operations, our significant development activities, and our investment management business. Therefore, the outperformance plans better calibrate the size of our overall pay opportunities with our scale, scope, and complexity in a manner that strongly aligns earned compensation with extraordinary performance. To further align stockholder and management interests, the compensation committee extended the scope of our outperformance plans to a broader group of participants beyond the executive management team (approximately 100 participants in each plan) than was generally observed in the similar plans of other REITs.

Outperformance Plan.    The Outperformance Plan rewards relative outperformance by linking compensation to the long-term total return to our stockholders relative to other REITs. Compensation will be paid under this plan to the extent our compounded, annualized TSR exceeds the benchmark TSR (as measured by the MSCI US REIT Index) by more than 100 basis points over a three-year performance period. In arriving at the compound, annualized TSR, dividends are assumed to be reinvested on a daily basis and the total return for the three-year period is reflected as an annual return measure as opposed to a measure of cumulative growth over the three-year period. Although it is possible to calculate a grant-date fair value of the opportunity under this plan and to project a value at various points during the performance period, as disclosed in the compensation tables that follow, there can be no assurances that the company’s performance at the end of an applicable performance period will result in any payment under the Outperformance Plan. Even with reasonably strong company performance, there may be no payout under this plan. The difficulty of achieving any payout under the Outperformance Plan is demonstrated through initial Monte Carlo simulations reviewed by the compensation committee at the time the plan was adopted that resulted in no payout in 65% of the scenarios modeled.

If this outperformance hurdle is met, a compensation pool, equal to 3% of the value created in excess of the hurdle, subject to a maximum pool value equal to the greater of $75 million or 0.5% of the company’s equity market capitalization at the start of the performance period, will be funded. Participants are allocated a portion of the potential compensation pool for each performance period at the beginning of the period. The compensation pool cannot be paid out unless our absolute TSR, calculated for the full performance period, is positive. If a pool funds because our relative TSR exceeds the hurdle but our absolute TSR is not positive for the full performance period, the payment of awards will be delayed, or not made at all, unless our absolute TSR becomes positive within seven years from the end of the performance period (ten years from the start of the performance period). To determine if the payment will be made, we will continue to measure our absolute TSR at the end of each quarter following the end of the performance period with such measurement starting at the beginning of the applicable performance period and ending as of the applicable quarterly period. No payment will be made if our absolute TSR does not become positive by the end of this seven-year period. If our absolute TSR does become positive during this seven-year period, all participants at the end of the original performance period will receive their awards, regardless of whether they are still employed by us when the awards are paid. Our initial performance period began on January 1, 2012 and will end on December 31, 2014.

For the second performance period, which began on January 1, 2013 and will end on December 31, 2015, there were 90 participants, including the named executive officers and other senior officers. The maximum compensation pool is $82.2 million which is 0.5% of our equity market capitalization at January 1, 2013. Participants are allocated a certain number of participation points and the total compensation pool applicable to all participants for the initial performance period was initially represented by 10,000 participation points. The actual awards for the performance period, if any, will be determined by multiplying the total compensation pool by a fraction, the numerator of which is the number of participation points held by a participant and the denominator of which is the total number of participation points held by all participants on the last day of the performance period. Awards can be paid in either cash or equity (with no vesting requirement) and the compensation committee has determined that the awards for the first two performance periods will be paid in equity or “LTIP Units” (discussed below). Awards are required to be paid to participants within 75 days of the end of the performance period or applicable quarter in which our absolute TSR becomes positive.

For the current performance period, the compensation committee allocated 1,500 participation points to Mr. Moghadam and 600 participation points to each of the other named executive officers. In allocating participation points to the named executive officers, the compensation committee took into consideration external market data concerning the typical ratio of chief executive officer compensation to that of other named executive officers. In addition, the committee reviewed similar outperformance plans among REITs to understand the proportion of the total opportunity allocated to the named executive officers in these plans. The compensation committee considered our organizational structure and allocated our individual named executive officers a smaller percentage of the total participation points available than was typical among outperformance plans of other REITs. The compensation committee’s decision was based on the broader scope of our Outperformance Plan which includes a larger group of participants than was generally observed in the other REITs’ plans.

In February 2014, the compensation committee approved the award of “profits interests” in Prologis, L.P., our operating partnership (referred to as “LTIP Units”), as an alternative to traditional equity-based awards under the Outperformance Plan. Certain senior officers, including the named executive officers, may elect to receive LTIP Units in lieu of traditional equity-based awards in exchange for cash consideration. The LTIP Units will be issued based on the maximum payout for a performance period under the Outperformance Plan and will be forfeited to the extent not earned based on the terms of the plan. Upon the satisfaction of certain conditions, including achievement of the relevant performance criteria, each LTIP Unit may be convertible into up to one share of our common stock. The LTIP Units will be entitled to distributions during the performance period equal to 10% of our common stock dividend. The cash consideration paid for the LTIP Units is based on the expected amount of distributions to be received during the performance period with the expected result being that the cash consideration paid will fully offset the distributions received.

Prologis Promote Plan.    The Prologis Promote Plan, formerly the Private Capital Plan, rewards our absolute outperformance by linking compensation to incentive fees or promotes realized by us with respect to co-investment ventures that we manage. Incentive fees or promotes are generally earned only if returns to our investors in the venture exceed negotiated hurdle rates based on performance of the venture’s real estate investment portfolio. The bonus pool under this plan will be equal to 40% of any such incentive fees or promotes actually received by us.

In August, 2013, our compensation committee amended and restated the plan to, among other things, clarify that the definition of incentive fee only captures the portion of incentive fees attributable to third party investors’ percentage ownership in the applicable venture.

This plan’s participants include the named executive officers and other senior officers, as well as other key contributors from our regional real estate, investment management, and corporate staff teams. Individual awards under this plan are capped and cannot exceed the participants’ compensation (excluding awards under the two outperformance compensation plans) for the two most recent completed years. The participants are eligible to receive a bonus for a particular venture equal to the number of points held by them multiplied by the value of each point. The value of a participation point is an amount equal to (x) the bonus pool for the applicable venture divided by (y) the aggregate number of points that may be issued with respect to the venture. If no incentive fees are paid to us during the plan year, no bonus will be paid to participants with respect to that venture. Bonuses, if any, will be paid 50% in cash and 50% in equity, either restricted stock awards or restricted stock units, with a three-year vesting period.

The compensation committee granted 10,000 participant points for each of our ventures, representing an allocation of each venture’s bonus award pool. The compensation committee allocated 1,500 participation points to Mr. Moghadam and 600 participation points each to each of the other named executive officers with respect to each of our ventures utilizing similar rationale as with the awards of participation points made for the Outperformance Plan and discussed above.

For 2012, no incentive fees were received so no bonuses were earned by the participants. The company earned an incentive fee in 2013. The compensation committee approved the funding of a bonus pool with respect this incentive fee in August 2013 in the amount of $5.3 million, which was paid to 108 employees in the form of cash (50%) and restricted stock units that vest over a three-year period (50%). The named executive officers received awards from this bonus pool of $807,000 (Mr. Moghadam) and $322,800 (each of the other named executive officers). In the Summary Compensation Table for Fiscal Year 2013, the cash component of this bonus is included as “Non-Equity Incentive Plan Compensation” and the equity component of this bonus is included as “Stock Awards.” The equity component is also reflected in the Grants of Plan-Based Awards in Fiscal Year 2013 table.

•	Risk Mitigation

We do not believe that our compensation policies and practices encourage our named executive officers or any of our other employees to take inappropriate or excessive risks. Our compensation committee and audit committee monitor our risk management objectives to ensure that our compensation policies and practices do not materially increase our risk profile with respect to incentivizing our employees, and meet to discuss such objectives. In addition, elements in our compensation program serve to mitigate excessive risk taking—for example, our recoupment policy and our stock ownership guidelines.

Our management provides a quarterly report to our board regarding how the company is performing compared to our business plan and performance measure objectives. Furthermore, we believe that the reviews and other processes performed by our board and the internal management controls we have in place, which include a series of checks and balances with respect to the commitment of capital, further ensure that excessive risks are not undertaken.

Stock Ownership Guidelines. Our named executive officers must comply with our stock ownership guidelines, which are also applicable for certain other senior officers and directors. The guidelines require the named executive officers and other senior officers to maintain an ownership level in our common stock equal to a multiple of his or her base salary (ten times base salary for Mr. Moghadam and three times base salary for the other named executive officers). Further, the guidelines require directors to maintain an ownership level in our common stock equal to five times his or her annual retainer. Shares included as owned for officers for purposes of the guidelines include common stock owned outright, vested and deferred equity awards (other than stock options) and associated DEUs, unvested equity awards and associated DEUs, shares deferred under our nonqualified deferred compensation plans or other deferral arrangements, and shares that can be acquired through exchange of limited partnership units. Until such time as the guidelines are met, we will require the applicable person to retain and hold 50% of any shares received under our equity compensation plans. Additionally, our insider trading policy prohibits our employees and directors from hedging the economic risk of ownership of our common stock and from our pledging shares held in a margin account. All of our named executive officers and directors have met the guidelines.

Recoupment Policy. Our board has adopted a recoupment policy which provides that, in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken by the board of performance-based compensation awarded to certain officers that was attributable to our financial performance during the time periods restated. If the board determines that an officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the board will pursue all reasonable legal remedies to recover or cancel such performance-based compensation. The policy further provides that if the board learns of any misconduct by certain officers that caused the restatement, the board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the board could include dismissal, legal action for breach of fiduciary duty, or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the board may take into account punishments imposed by third parties and the board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.

•	Other Considerations

Equity Grant Policy.    Under our annual long-term equity incentive program, we generally grant awards in the first quarter of the year after the performance review for the previous year has been completed. We may also make equity awards when an employee begins employment with us or when an employee is promoted to the officer level. Awards for 2013 were in the form of restricted stock units and employees do not have the ability to choose the form of their awards. We discontinued the practice of awarding stock options after February 2011. We do not time the release of material non-public information based on equity grant dates. Our officers, including our named executive officers, can elect to exchange a portion of their annual bonus for restricted stock units at a premium of 25% that are awarded as of the same day the bonus is awarded and are subject to a continuous employment requirement.

Equity awards must be approved by the compensation committee. The committee has delegated authority to Mr. Moghadam to approve equity awards in certain limited situations, generally done with respect to awards for new hires or newly promoted employees. Mr. Moghadam may not approve equity awards to himself or other named executive officers. All awards are administered by the Human Resources group and the Stock Plan Administration group (which is part of our Legal department) who review the terms and the timing of awards made by the compensation committee to ensure that they are in accordance with the terms of our equity compensation plans and with our compensation policies.

Impact of Accounting and Tax Treatment.    In designing our executive compensation program, we consider the tax treatment of compensation paid to our executive officers, including annual bonuses and long-term equity incentive awards, while also seeking to appropriately reward our executives for their performance. Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the chief executive officer and any of the three most highly compensated executive officers, other than the chief financial officer, employed by publicly held corporations at fiscal year-end to $1.0 million per year, subject to certain performance, disclosure, and stockholder requirements. Grants of stock options are intended to qualify as performance-based compensation, which is not subject to the Section 162(m) deduction limitation. The compensation committee presently intends that, so long as it is consistent with our overall compensation objectives, to the extent reasonable, all executive compensation will be deductible for federal income tax purposes. The compensation committee, however, may design programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be deductible. Because we intend to qualify as a REIT under the Internal Revenue Code, we generally distribute at least 100% of our net taxable income each year and, therefore, do not pay U.S. federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

In addition, we have also structured our executive compensation program with the intention that it complies with Section 409A of the Internal Revenue Code, which may impose additional taxes on our named executive officers and other employees for certain compensatory arrangements that provide for the payment of deferred compensation that is not either exempt from, or in compliance with, Section 409A.

Accounting considerations also play a role in the design of our executive compensation program, in particular, Financial Accounting Standards Board’s Accounting Standard Codification (ASC) Topic 718, Stock Compensation, or ASC Topic 718. Currently, we expense base salaries paid in the year they are earned and we expense the annual bonus awarded in cash in the year they are earned. In accordance with ASC Topic 718, we expense the value of equity awards granted, including those granted as part of the annual bonus exchange, over the vesting period of such grants.

COMPENSATION COMMITTEE REPORT

We, the members of the compensation committee of the board of directors of Prologis, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee:

George L. Fotiades (Chair)

Carl B. Webb

William D. Zollars

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2013*

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus(1)(2)(3)(4) ($) (d)	Stock Awards(3)(4)(5) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(5) ($) (g)	All Other Compensation(6)(7) ($) (i)	Total ($) (j)
Hamid R. Moghadam	2013	$800,000	$1,650,000	$12,250,957	$—	$403,500	$85,572	$15,190,029
Chief Executive Officer	2012	$737,500	$1,605,000	$6,921,206	$—	$—	$77,040	$9,340,746
	2011	$675,000	$1,518,750	$1,609,679	$819,999	$—	$74,390	$4,697,818

Thomas S. Olinger	2013	$500,000	$890,625	$2,770,341	$—	$161,400	$25,279	$4,347,645
Chief Financial Officer	2012	$450,000	$773,438	$1,945,477	$—	$—	$20,104	$3,189,019
	2011	$400,000	$719,000	$1,281,386	$—	$—	$24,400	$2,424,786

Eugene F. Reilly	2013	$500,000	$859,375	$3,220,349	$—	$161,400	$37,130	$4,778,254
Chief Executive Officer,	2012	$462,500	$823,828	$3,007,973	$—	$—	$85,962	$4,380,263
The Americas	2011	$425,000	$797,000	$1,881,373	$—	$—	$24,220	$3,127,593

Edward S. Nekritz**	2013	$500,000	$859,375	$2,827,774	$—	$161,400	$17,493	$4,366,042
Chief Legal Officer and	2012	$500,000	$890,625	$1,650,565	$—	$—	$7,500	$3,048,690
General Counsel	2011	$290,411	$977,000	$122,125	$—	$—	$10,269	$1,399,805

Gary E. Anderson***	2013	$500,000	$859,375	$2,720,353	$—	$161,400	$13,830	$4,254,958
Chief Executive Officer,
Europe and Asia

Guy F. Jaquier****	2013	$500,000	$625,000	$2,920,343	$—	$161,400	$132,495	$4,339,238
Former Chief Executive	2012	$462,500	$628,203	$3,007,973	$—	$—	$22,604	$4,121,280
Officer, Private Capital	2011	$425,000	$824,000	$1,641,398	$239,994	$—	$22,900	$3,153,292

* Column (h) has been omitted from this table because it is not applicable.

** Information for 2011 is presented for Mr. Nekritz for the period from June 3, 2011 (the date that he became our employee effective with the merger) to December 31, 2011, as required by SEC rules.

*** Mr. Anderson became an executive officer of the company in July 2013. Information presented for Mr. Anderson is for the entire year.

**** Mr. Jaquier retired from the company effective December 31, 2013.

(1) No salary or bonus amounts were deferred under our nonqualified deferred compensation plans in any year (see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2013 table below). Amounts deferred under our 401(k) Plan, at the election of the named executive officer, from salary and/or bonus payments are included in the amounts presented in columns (c) and (d) and are as follows:

•	Mr. Moghadam and Mr. Jaquier: $23,000 in 2013, $22,500 in 2012, and $22,000 in 2011
•	Mr. Olinger: $17,500 in 2013, $17,000 in 2012, and $16,500 in 2011
•	Mr. Reilly: $23,000 in 2013, $22,500 in 2012, and $16,500 in 2011
•	Mr. Nekritz: $17,500 in 2013, $17,000 in 2012, and $8,538 in 2011
•	Mr. Anderson: $17,500 in 2013

(2) Bonuses earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months (e.g., the bonuses in column (d) earned for performance in 2013 were actually paid in February 2014).

(3) Under the bonus exchange, the named executive officer may elect to receive all or a portion of his cash bonus in restricted stock units (“RSUs”). The value of RSUs received is equal to 125% of the cash bonus exchanged. RSUs granted as part of the bonus exchange have a vesting period of three years (40%, 40%, 20%). The amount in column (d) includes the actual bonus awarded to the named executive officer participating in the bonus exchange regardless of whether cash or RSUs were received. The value of the RSUs in excess of the bonus award (the 25% premium) is included in the column (e). In past proxy filings, the premium resulting from the bonus exchange was included in column (d) along with the annual bonus award. Information for 2012 and 2011 in this year’s Summary Compensation Table has been restated to conform to the presentation adopted for 2013.

•

In 2014, Mr. Moghadam was awarded a bonus for 2013 performance of $1,650,000 and elected to exchange 100% of the bonus for RSUs. The total value of the RSUs received was $2,062,500, or 125% of the cash bonus amount exchanged, in the form of 50,514 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs representing the premium of $412,500 are reflected in column (e) and in the Grants of Plan-Based Awards in Fiscal Year 2013 table below even though they were granted in 2014.

•

In 2014, Mr. Nekritz was awarded a bonus for 2013 performance of $859,375 and elected to exchange 50% of the bonus, or $429,688, for RSUs. The value of the RSUs received is $537,109 or 125% of the portion of the cash bonus amount exchanged, in the form of 13,154 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs representing the premium of $107,421 are reflected in column (e) and in the Grants of Plan-Based Awards in Fiscal Year 2013 table below even though they were granted in 2014.

•

In 2013, Mr. Moghadam was awarded a bonus for 2012 performance of $1,605,000 and elected to exchange 100% of the bonus for RSUs. The value of the RSUs received was $2,006,226, or 125% of the cash bonus amount exchanged, in the form of 49,807 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs representing the premium of $401,226 are reflected in column (e).

•

In 2013, Mr. Nekritz was awarded a bonus for 2012 performance of $890,625 and elected to exchange 50% of the bonus, or $445,312, for RSUs. The value of the RSUs received was $556,629, or 125% of the portion of the cash bonus amount exchanged, in the form of 13,819 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs representing the premium of $111,317 are reflected in column (e).

•

In 2012, Mr. Moghadam was awarded a bonus for 2011 performance of $1,518,750 and elected to exchange 100% of the bonus for RSUs. The value of the RSUs received was $1,898,438, or 125% of the cash bonus amount exchanged, in the form of 58,341 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs representing the premium of $379,688 are reflected in column (e).

•

In 2012, Mr. Nekritz was awarded a bonus for 2011 performance of $977,000 and elected to exchange 50% of the bonus, or $488,500, for RSUs. The value of the RSUs received was $610,625, or 125% of the portion of the cash bonus amount exchanged, in the form of 18,765 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs representing the premium of $122,125 are reflected in column (e).

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2013 table below.

(4) Amounts represent the value of equity awards granted in each year including awards granted under our annual long-term equity incentive program, awards granted under the Prologis Promote Plan in 2013 (discussed below), and the allocation of participation points under our Outperformance Plan in 2013 and 2012. Column (e) also includes the value of the premium resulting from the election of the bonus exchange in a particular year (discussed above). Generally, the awards under our annual long-term equity incentive program are granted in the first quarter for performance in the preceding year.

Annual Long-term Equity Incentive Program:

Under our annual long-term equity incentive program, we generally grant awards in the first quarter for the previous year’s performance. For example, the awards in columns (e) for 2013 were granted in February 2013 based on the named executive officer’s performance in 2012. The amount of each named executive officer’s award is based on performance criteria and also subject to continued employment. RSUs were granted in February 2013 and February 2012 and RSAs and/or stock options were granted in February 2011. In accordance with SEC rules, the awards made in 2011 to Mr. Nekritz by the Trust are not included in his compensation for 2011 that is presented in the Summary Compensation Table as such awards were granted prior to the June 2011 merger. The amount included in column (e) for Mr. Nekritz for 2011 represents RSUs received as part of the bonus exchange for the bonus reflected in column (d) for 2011 performance that were granted in 2012.

•

2013: RSUs granted on February 5, 2013 were: Mr. Moghadam — 194,885 RSUs valued at $7,849,968, Mr. Olinger — 29,170 RSUs valued at $1,174,968, Mr. Reilly — 40,342 RSUs valued at $1,624,976, Mr. Nekritz — 27,929 RSUs valued at $1,124,980, Mr. Anderson — 27,929 RSUs valued at $1,124,980, and Mr. Jaquier — 32,894 RSUs valued at $1,324,970. The RSUs were valued at $40.28 per share, the closing price of our common stock on the grant date.

•

2012: RSUs granted on February 1, 2012 were: Mr. Moghadam — 122,925 RSUs valued at $3,999,980, Mr. Olinger — 28,810 RSUs valued at $937,477, Mr. Reilly — 61,462 RSUs valued at $1,999,973, Mr. Nekritz — 16,326 RSUs valued at $531,248, and Mr. Jaquier — 61,462 RSUs valued at $1,999,973. The RSUs were valued at $32.54 per share, the closing price of our common stock on the grant date.

•

2011: RSAs granted on February 2, 2011 were: Mr. Moghadam — 37,329 RSAs valued at $1,229,991, Mr. Olinger — 18,209 RSAs valued at $599,986, Mr. Reilly — 36,418 RSAs valued at $1,199,973, and Mr. Jaquier — 29,135 RSAs valued at $959,998. The RSAs were valued at $32.95, the closing price of our common stock on the grant date.

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2011: Stock options granted on February 2, 2011 were: Mr. Moghadam — 105,670 options valued at $819,999 and Mr. Jaquier — 30,927 options valued at $239,994. The options were valued at $7.76 each using the Black-Scholes option-pricing model.

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2011: Special grants of RSAs on June 2, 2011 to Messrs. Olinger, Reilly, and Jaquier. Each officer received 20,000 RSAs with a value of $681,400. The RSAs were valued at $34.07 per share, the closing price of our common stock on the grant date.

Mr. Nekritz participated in similar equity incentive program while employed by the Trust prior to the merger but compensation prior to the merger is not included based on SEC rules.

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2013 table below. Also see “— Compensation Discussion and Analysis — 2013 Compensation Decisions—Annual Long-term Equity Incentive Program.”

Outperformance Plan:

The Outperformance Plan has been designed to reward certain employees for extraordinary company performance which exceeds the targets included in our annual long-term equity incentive program. Notwithstanding the values of the participation points included in column (e), there can be no assurance that the company’s performance at the end of an applicable performance period will result in any payment under the Outperformance Plan. Even with reasonably strong performance, there may be no payout under this plan.

The allocation of participation points under the Outperformance Plan relates to three-year performance periods. Awards will only be earned if the company’s compound, annualized TSR for the performance period exceeds the compound, annualized percentage return of the MSCI US REIT Index for the same period plus 100 basis points. In arriving at the compound, annualized TSR, dividends are assumed to be reinvested on a daily basis and the total return for the three-year period is reflected as an annual return measure as opposed to a measure of cumulative growth over the three-year period. If this outperformance hurdle is met, the compensation pool will be equal to 3% of the value created in excess of the hurdle, subject to a maximum pool value equal to the greater of $75 million or 0.5% of the company’s equity market capitalization at the start of the performance period. Further, the compensation pool cannot be paid out unless our absolute TSR, calculated for the full performance period, is positive. If a pool funds because our relative TSR exceeds the hurdle, but our absolute TSR is not positive, payment will be delayed, or not made at all, unless our absolute TSR becomes positive within seven years from the end of the performance period (ten years from the start of the performance period). To determine if the payment will be made, we will continue to measure our absolute TSR at the end of each quarter following the end of the performance period with such measurement starting at the beginning of the applicable performance period and ending as of the applicable quarterly period. No payment will be made if our absolute TSR does not become positive by the end of this seven-year period. If our absolute TSR does become positive during this seven-year period, all participants at the end of the performance period will receive their awards under the plan regardless of whether they are still employed by us when the awards are paid. Awards can be paid in either cash or equity (with no vesting requirement) and the compensation committee has determined that the awards for the first two performance periods will be paid in equity. Awards are required to be paid to participants within 75 days of the end of the performance period or applicable quarter in which our absolute TSR becomes positive. The value of the participation points is determined using a Monte Carlo simulation.

The amount included in column (e) represents the named executive officer’s allocation of the estimated compensation pool value, assuming no forfeitures, and is included in the named executive officer’s compensation for 2013 and 2012 even though there is no assurance that the value of the participation points will ever be realized by the named executive officer.

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2013 (Performance period from January 1, 2013 to December 31, 2015): Value of participation points as of the date of the point allocation (February 5, 2013) were: Mr. Moghadam ($3,585,000) and all other named executive officers (each $1,434,000).

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2012 (Performance period from January 1, 2012 to December 31, 2014): Value of participation points as of the date of the point allocation (February 1, 2012) were: Mr. Moghadam ($2,520,000) and all other named executive officers (each $1,008,000).

Additional information on the participation points allocated under the Outperformance Plan and how they are valued is included in the Grants of Plan-Based Awards in Fiscal Year 2013 table and in the narrative discussion that follows that table. Also see “—Compensation Discussion and Analysis — 2013 Compensation Decisions—Outperformance Compensation Plans.”

(5) The Prologis Promote Plan, formerly the Private Capital Plan, provides certain employees, including the named executive officers, with the opportunity to receive bonuses paid in a combination of equity and cash awards to the extent returns realized by us with respect to certain of the co-investment ventures that we manage exceed negotiated hurdle rates based on performance of the venture’s real estate investment portfolio. The total compensation pool will be equal to 40% of any actual promotes received by us. The Prologis Promote Plan was effective in 2012 and the first bonus pool was funded in August 2013 after an incentive fee, or promote, was earned by us related to one of our co-investment ventures. As a result, a bonus in the form of cash (50%) and RSUs that vest over a three-year period (50%) were granted to participating employees, including all of the named executive officers in August 2013. The value of the RSUs granted are included in column (e) based on the fair value on the grant date (additional information relating to these RSUs is provided in the Grants of Plan-Based Awards in Fiscal Year 2013 table below) and the cash awards are included in column (h). Because it is not possible to determine whether any incentive fees or promotes will be received in future years, only awards resulting from bonus pools that have funded are included in the compensation of the named executive officers.

RSUs granted to the named executive officers from the Prologis Promote Plan bonus pool funded in 2013 were: Mr. Moghadam — 10,864 RSUs valued at $403,489 and each of the other named executive officers — 4,345 RSUs valued at $161,373. The RSUs were valued at $37.14 per share, the closing price of our common stock on the grant date.

Additional information on the participation points allocated under the Prologis Promote Plan and how they are valued is included in the Grants of Plan-Based Awards in 2013 table and in the narrative that follows that table. Also see “— Compensation Discussion and Analysis — 2013 Compensation Decisions—Outperformance Compensation Plans.”

(6) The amounts in column (i) represent the other compensation amounts paid to each of the named executive officers in 2013, 2012, and 2011. These amounts include the following items:

		401(k) Plan Match	Financial Planning Services (a)	Parking (a)	Other (b)	Totals (c)
Mr. Moghadam	2013	$7,650	$67,080	$4,860	$5,982	$85,572
	2012	$7,500	$64,500	$5,040	$—	$77,040
	2011	$7,350	$62,000	$5,040	$—	$74,390
Mr. Olinger	2013	$7,650	$14,480	$1,980	$1,169	$25,279
	2012	$7,500	$10,444	$2,160	$—	$20,104
	2011	$7,350	$13,390	$2,160	$1,500	$24,400
Mr. Reilly	2013	$7,650	$14,480	$—	$15,000	$37,130
	2012	$7,500	$10,444	$3,480	$64,538	$85,962
	2011	$7,350	$13,390	$3,480	$—	$24,220
Mr. Nekritz	2013	$7,650	$—	$—	$9,843	$17,493
	2012	$7,500	$—	$—	$—	$7,500
	2011	$4,269	$—	$—	$6,000	$10,269
Mr. Anderson	2013	$7,650	$—	$—	$6,180	$13,830
Mr. Jaquier	2013	$7,650	$14,480	$1,980	$108,385	$132,495
	2012	$7,500	$10,444	$2,160	$2,500	$22,604
	2011	$7,350	$13,390	$2,160	$—	$22,900

(a)	We reimburse certain named executive officers for financial planning services and parking costs, if applicable, to certain of our employees based on their position with the company.

(b)	For 2013 includes: (i) service awards for Mr. Moghadam and Mr. Olinger; (ii) matching charitable contributions by the company’s charitable foundation for Messrs. Reilly, Nekritz, Anderson, and Jaquier; and (iii) accrued vacation benefits of $90,385 for Mr. Jaquier that were paid as a result of his retirement effective on December 31, 2013.

For 2012 includes: (i) relocation benefits paid to Mr. Reilly of $53,538 and (ii) matching charitable contributions by the company’s charitable foundation for Mr. Reilly and Mr. Jaquier.

For 2011 includes: (i) stock bonus for Mr. Olinger and (ii) matching charitable contributions by the company’s charitable foundation for Mr. Nekritz.

Our charitable foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations to match qualifying contributions made by the named executive officers. The annual maximum amount of matching contributions in one year applicable to our named executive officers is $12,500, not including amounts matched under special matching initiatives related to specific events, such as natural disasters. Matching contributions in a particular year that are not used may be carried over to the subsequent year. The matching charitable contributions in 2012 and 2011 were not reported as compensation in previous proxy filings. As such, the compensation for Messrs. Reilly, Nekritz, and Jaquier for the applicable periods has been restated.

(c)	No perquisite amounts are reported in any year for any of the named executive officers as the aggregate amount of the incremental costs of any perquisites for an individual named executive officer does not exceed $10,000 in any year. In 2013 and in 2011, a leased corporate aircraft was used for non-business purposes by Mr. Moghadam on a deminimus basis associated with scheduled business trips. No compensation is reported for Mr. Moghadam in either year because there was no incremental cost to the company in 2013 and because Mr. Moghadam reimbursed the company in 2011 for the incremental cost of $2,559.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013*

Name (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
	Grant Date (b)		Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Annual Grants:
Hamid R. Moghadam	02/05/13	(1)	—	—	—	194,885	$7,849,968
	02/01/13	(2)	—	—	$12,333,000	—	$3,585,000
	08/13/13	(3)	—	—	—	10,864	$403,489
Thomas S. Olinger	02/05/13	(1)	—	—	—	29,170	$1,174,968
	02/01/13	(2)	—	—	$4,933,200	—	$1,434,000
	08/13/13	(3)	—	—	—	4,345	$161,373
Eugene F. Reilly	02/05/13	(1)	—	—	—	40,342	$1,624,976
	02/01/13	(2)	—	—	$4,933,200	—	$1,434,000
	08/13/13	(3)	—	—	—	4,345	$161,373
Edward S. Nekritz	02/05/13	(1)	—	—	—	27,929	$1,124,980
	02/01/13	(2)	—	—	$4,933,200	—	$1,434,000
	08/13/13	(3)	—	—	—	4,345	$161,373
Gary E. Anderson	02/05/13	(1)	—	—	—	27,929	$1,124,980
	02/01/13	(2)	—	—	$4,933,200	—	$1,434,000
	08/13/13	(3)	—	—	—	4,345	$161,373
Guy F. Jaquier	02/05/13	(1)	—	—	—	32,894	$1,324,970
	02/01/13	(2)	—	—	$4,933,200	—	$1,434,000
	08/13/13	(3)	—	—	—	4,345	$161,373
Bonus Exchange Awards:
Hamid R. Moghadam	02/13/14	(4)	—	—	—	10,103	$412,500
Edward S. Nekritz	02/13/14	(5)	—	—	—	2,631	$107,421

* Columns (c) through (e), (j), and (k) have been omitted from this table because they are not applicable.

** Mr. Jaquier retired from the company effective December 31, 2013.

(1) Represents the annual long-term equity incentive awards for the 2012 performance year that were granted in February 2013. Annual long-term equity incentive awards for the 2013 performance year were granted in February 2014 and are not included in this table. See “—Compensation Discussion and Analysis — 2013 Compensation Decisions—Annual Long-term Equity Incentive Program.” These awards were made in the form of RSUs that vest ratably over three years. The value in column (l) represents the award in column (i) valued at $40.28 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

(2) Represents the allocation of participation points under the Outperformance Plan. Under this plan, certain employees are allocated a portion of a potential compensation pool to be determined based on the company’s compound, annualized TSR over a three-year performance period. The participation points allocated under the Outperformance Plan in 2013 relate to a three-year performance period that began on January 1, 2013 and will end on December 31, 2015 and awards under the plan will only be made if the company’s compound, annualized TSR for the performance period exceeds the compound, annualized percentage return of the MSCI US REIT Index for the same period plus 100 basis points. In arriving at the compound, annualized TSR, dividends are assumed to be reinvested on a daily basis and the total return for the three-year period is reflected as an annual return measure as opposed to a measure of cumulative growth over the three-year period. If this outperformance hurdle is met, the compensation pool will be equal to 3% of the value created in excess of the hurdle, subject to a maximum of the greater of $75 million or 0.5% of the company’s equity market capitalization at the start of the performance period. Further, the compensation pool cannot be paid out unless our absolute TSR, calculated for the full performance period, is positive. If a pool funds because our relative TSR exceeds the hurdle but our absolute TSR is not positive, payment will be delayed, or not made at all, unless our absolute TSR becomes positive within seven years from the end of the performance period (ten years from the start of the performance period). To determine if the payment will be made we will continue to measure our absolute TSR at the end of each quarter following the end of the performance period with such measurement starting at the beginning of the applicable performance period and ending as of the applicable quarterly period. No payment will be made if our absolute TSR for this period does not become positive by the end of this seven-year period. If our absolute TSR does become positive during this seven-year period, all participants at the end of the applicable performance period will receive awards under the plan, regardless of whether they are still employed by us when the awards are paid. Awards are required to be paid to participants within 75 days of the end of the performance period or applicable quarter in which our absolute TSR becomes positive. The value of the participation points is determined using a Monte Carlo simulation.

Since the Outperformance Plan rewards only extraordinary performance there is no Threshold or Target value. Notwithstanding the values of the participation points shown in this table, there can be no assurance that the company’s performance at the end of an applicable performance period will result in any payment under the Outperformance Plan. Even with reasonably strong performance, there may be no payout under this plan. The amount in column (h) represents the named executive officer’s allocation of the maximum pool value for the performance period that began on January 1, 2013 of $82.2 million, assuming no forfeitures of any awards. The value in column (l) is the grant-date fair value of the named executive officer’s allocation based on a valuation of the future compensation pool using a Monte Carlo simulation as of the grant date to estimate a fair value for accounting purposes, estimated at $23.9 million. Awards under the Outperformance Plan may be paid in either cash or equity (with no vesting requirement) and the compensation committee has determined that the awards for the performance period beginning on January 1, 2013 and ending on December 31, 2015 will be paid in equity. See “—Compensation Discussion and Analysis —2013 Compensation Decisions—Outperformance Compensation Plans.”

(3) The named executive officer has been awarded the opportunity to receive bonuses through participation in the Prologis Promote Plan. Participants under this plan can earn a combination of equity and cash awards to the extent returns realized by us with respect to our co-investment ventures that we manage exceed negotiated hurdle rates based on performance of the venture’s real estate investment portfolio. The total bonus pool will be equal to 40% of any actual promotes received by us. The Prologis Promote Plan was effective in 2012 and the first bonus pool was funded in August 2013 after an incentive fee, or promote, was earned by us related to one of our co-investment ventures. As a result, a bonus in the form of cash (50%) and RSUs that vest over a three-year period (50%) were granted to participating employees, including all of the named executive officers in August 2013. The values of the RSUs granted are included in column (l) of this table based on the fair value of $37.14 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant. See “—Compensation Discussion and Analysis — 2013 Compensation Decisions—Outperformance Compensation Plans.”

(4) Represents the RSUs granted to Mr. Moghadam corresponding to the premium that results from electing the bonus exchange. Mr. Moghadam was awarded a cash bonus of $1,650,000 for 2013 performance in February 2014. He elected to exchange 100% of the bonus for RSUs and received a premium of 25% of the amount of the bonus exchanged, or $412,500. This premium was granted in the form of 10,103 RSUs that vest over three years (40% in each of the first two years and 20% in the last year). This value is included in column (e) of the Summary Compensation Table for Fiscal Year 2013. The value of the bonus award for 2013 (before the premium) is included as a bonus in column (d) of that table. The value in column (l) of this table represents the RSUs awarded as the premium and shown in column (j) valued at $40.83 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

(5) Represents RSUs granted to Mr. Nekritz corresponding to the premium that results from electing the bonus exchange. Mr. Nekritz was awarded a cash bonus of $859,375 for 2013 performance in February 2014. He elected to exchange 50% of the bonus for RSUs and received a premium of 25% of the amount of the bonus exchanged, or $107,421. This premium was granted in the form of 2,631 RSUs that vest over three years (40% in each of the first two years and 20% in the last year). This value is included in column (e) of the Summary Compensation Table for Fiscal Year 2013. The value of the bonus award for 2013 (before the premium) is included as a bonus in column (d) of that table. The value in column (l) of this table represents the RSUs awarded as the premium and shown in column (j) valued at $40.83 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2013 and the Grants of Plan-Based Awards in Fiscal Year 2013 Table.

—	Equity Compensation Plans

At our annual meeting on May 3, 2012, our stockholders approved and adopted the Prologis, Inc. 2012 Long-Term Incentive Plan. The 2012 LTIP enables our executive officers, employees, directors, and consultants to participate in the ownership of the company and allows us to attract and retain our executive officers, other employees, and directors, and to provide incentives to such persons to maximize our company performance

In addition, we have other equity compensation plans under which equity awards were outstanding as of December, 31, 2013:

•

the Amended and Restated 2002 Stock Option and Incentive Plan and the Third Amended and Restated 1997 Stock Option and Incentive Plan, collectively the “AMB Plans,” which were both approved by our stockholders and

•

the ProLogis 2006 Long-Term Incentive Plan, the ProLogis 2000 Share Option Plan for Outside Trustees, and the ProLogis 1997 Long-Term Incentive Plan, collectively the “Trust Plans,” which were assumed by us under the merger agreement with all outstanding awards converted based on the merger exchange ratio. The Trust Plans were approved by shareholders of the Trust.

All future equity awards will be granted from the 2012 LTIP and we will no longer grant any awards from the AMB Plans or the Trust Plans. The available shares of common stock reserved for issuance under the AMB Plans and the Trust Plans as of May 3, 2012 were added to the share reserve of the 2012 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding until they vest, expire, or are forfeited by the participant. As of December 31, 2013, we had 24.5 million shares of common stock available for issuance under the 2012 LTIP of which 8.5 million shares were subject to outstanding awards.

The 2012 LTIP does not expire but no further awards can be granted under the plan after, the tenth anniversary date of the plan’s approval (May 3, 2022). The 2012 LTIP does not permit re-pricing of stock options without stockholder approval. Participants, including non-employee directors, in the 2012 LTIP may receive stock options, stock appreciation rights, and full value awards, including dividend equivalents. Only employees may receive incentive stock options under the 2012 LTIP.

—	Equity Award Terms

As part of our annual long-term equity incentive program and the Prologis Promote Plan, only RSUs were granted in 2013. In addition, we granted opportunities to earn awards under the Outperformance Plan. Prior to 2012, we primarily granted RSAs and stock options and the Trust primarily granted RSUs, including a form of performance-based awards. As part of the merger agreement, the outstanding equity awards of the Trust were assumed by us under the merger agreement and the share terms were converted based on the merger exchange ratio of 0.4464. All other terms of the awards remained the same, including vesting terms and expiration dates. The general terms of our equity awards outstanding at December 31, 2013 are as follows:

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RSUs. Each RSU is convertible into one share of common stock upon vesting. The RSUs generally vest ratably over a continued service period, generally three years (34%, 33%, 33%) and have no voting rights. Certain awards, generally special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms (i.e., the entire award vests on a specified future date). RSUs granted under the bonus exchange generally have a three-year vesting period (40%, 40%, 20%). Generally, RSUs earn dividend equivalents (either cash or equity) over the vesting period under the same payment terms as dividends paid on our common stock. RSUs are valued based on the closing price of our common stock on the grant date.

•

RSAs. Each RSA represents one share of common stock. The RSAs granted as annual awards generally vest ratably over a continued service period, generally four years. Certain RSAs, generally special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms (i.e., the entire award vests on a specified future date). RSAs granted under the bonus exchange generally have a three-year vesting period. RSAs have full voting rights and earn cash dividends over the vesting period under the same payment terms as dividends paid on our common stock. RSAs are valued based on the closing price of our common stock on the grant date.

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Stock Options. Stock options generally vest ratably over a continued service period, generally three years. Certain of the stock options previously granted as a part of the bonus exchange had vesting periods of one-year period (25% per quarter). Stock options are granted with an exercise price equal to the closing price of our common stock on the grant date. The exercise price for any outstanding stock option may not be decreased after the grant date except for reductions approved by our stockholders or if there is an overall adjustment to our outstanding shares, such as occurs with a stock split. Stock options expire on the tenth anniversary of the grant date. The option awards are valued using the Black-Scholes pricing model. The option awards included in compensation for 2011 in the Summary Compensation Table for Fiscal Year 2013 were valued at $7.76 per option. Assumptions used in this valuation include: risk-free interest rate of 2.4%, dividend yield of 5.0%, expected volatility rate of 37.9%, and expected term of six years.

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Outperformance Plan. The Compensation Committee approved the Outperformance Plan in 2011. The Outperformance Plan is designed to reward extraordinary performance. There can be no assurances that the company’s performance at the end of an applicable performance period will result in any payment under the Outperformance Plan. Even with reasonably strong company performance, there may be no payout under this plan. Under the Outperformance Plan, certain employees are allocated a portion of a potential compensation pool to be determined based on the company’s compound, annualized TSR over a three-year performance period in relation to an established hurdle. We made allocations of participation points under the Outperformance Plan in 2013 for the performance period that began on January 1, 2013 and will end on December 31, 2015 and in 2012 for the performance period that began on January 1, 2012 and will end on December 31, 2014. The participation points are valued using a Monte Carlo simulation as of the grant date.

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2013 Allocation: The value of the potential compensation pool on February 5, 2013 (date awards were made) was $23.9 million. Variables used in the Monte Carlo simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 46%; (ii) expected volatility of the MSCI US REIT Index of 30%; and (iii) correlation between our common stock and the MSCI US REIT Index of 90%.

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2012 Allocation: The value of the potential compensation pool on February 1, 2012 (date awards were made) was $16.8 million. Variables used in the Monte Carlo simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 52%; (ii) expected volatility of the MSCI US REIT Index of 34%; and (iii) correlation between our common stock and the MSCI US REIT Index of 93%.

The total compensation pool, if any, for each performance period will represent 10,000 participation points. Awards to participants are determined by a number of participant points allocated to each participant for each performance period. The actual award for the performance period will be determined by multiplying the total compensation pool by a fraction of which the numerator is the number of participation points held by the participant and the denominator is the total number of participation points held by all participants on the last day of the performance period. Awards can be paid in either cash or equity and are required to be paid within 75 days of the date the awards are earned. Awards for the performance periods ending on December 31, 2014 and December 31, 2015 will be paid in equity or LTIP Units (discussed below). The Outperformance Plan is discussed in further detail in the footnotes to the two preceding tables and also under “—Compensation Discussion and Analysis—2013 Compensation Decisions—Outperformance Compensation Plans.”

In February 2014, the compensation committee approved the award of “profits interests” in Prologis, L.P., our operating partnership (referred to as “LTIP Units”), as an alternative to traditional equity-based awards under the Outperformance Plan. Certain senior officers, including the named executive officers, may elect to receive LTIP Units in lieu of traditional equity awards in exchange for cash consideration. The LTIP Units will be issued based on the maximum payout for a performance period under the Outperformance Plan and will be forfeited to the extent not earned based on the terms of the plan. Upon the satisfaction of certain conditions, including achievement of the relevant performance criteria, each LTIP Unit may be convertible into up to one share of our common stock. The LTIP Units will be entitled to distributions during the performance period equal to 10% of our common stock dividend. The cash consideration paid for the LTIP Units is based on the expected amount of distributions to be received during the performance period with the expected result being that the cash consideration paid will fully offset the distributions received.

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Prologis Promote Plan. The Compensation Committee approved the Prologis Promote Plan, formerly known as the Private Capital Plan, in 2011. Under the Prologis Promote Plan certain employees will receive a bonus (paid 50% in cash and 50% in RSUs or RSAs with a three-year vesting period) to the extent incentive fees or promotes are realized by us with respect to co-investment ventures that we manage. The bonus pool under this plan will be equal to 40% of any such incentive fees or promotes actually received by us. The compensation committee has allocated 10,000 units for each of our ventures, representing an allocation of the venture’s bonus pool. Each unit represents the right to receive an amount equal to (x) the compensation pool for the applicable fund or venture divided by (y) the aggregate number of units that may be issued with respect to the venture. The participants are eligible to receive a bonus for the year for that particular venture equal to the number of units held by them multiplied by the value of each unit. If no incentive fees are paid to us during the plan year, no bonus will be paid to participants. The participation points awarded have no value unless and until an incentive fee or promote is received. No awards or values are reported as of the date of the allocation of participant points because it is not possible to determine whether any incentive fees or promotes will be received in future years from a particular venture. For accounting purposes, the cash awards will be expensed when earned and paid to participants in the plan and the equity awards are expensed over the vesting period. Accordingly, the values of the awards actually earned by the named executive officers, if any, will be reported for the year the awards are earned, as appropriate.

An incentive fee was earned by the company in 2013 and, accordingly, a bonus pool was funded in August 2013 in the amount of $5.3 million which was paid to 108 employees in the form of cash ($2.7 million recognized as expense in 2013) and RSUs (68,855 RSUs with a grant date fair value of $2.6 million which will be recognized as compensation expense over the three-year vesting period). The cash awards earned by the named executive officers in 2013 under the Prologis Promote Plan are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal Year 2013. The equity awards are included as “Stock Awards” in the Summary Compensation Table for Fiscal Year 2013 and are also reflected in the Grants of Plan-Based Awards in Fiscal Year 2013 table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2013)*

Name (a)	Option Awards(1)						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares of Units of Stock That Have Not Vested(2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Hamid R. Moghadam	142,718			$38.56	2/7/15
	387,341			$15.92	2/10/19
	446,991			$22.14	2/11/20
	293,814	63,143	(2)	$32.95	2/2/21
							16,937	(3)	$625,822
							18,664	(4)	$689,635
							81,130	(4)	$2,997,754
							35,004	(5)	$1,293,398
							194,885	(6)	$7,201,001
							49,807	(7)	$1,840,369
							10,864	(8)	$401,425
										186,820	(9)	$6,903,000	(9)
										2,273	(10)	$84,000	(10)
Thomas S. Olinger	20,925			$48.76	2/21/18
	56,603			$15.92	2/10/19
	23,097			$22.14	2/11/20
							8,350	(3)	$308,533
							9,104	(4)	$336,393
							6,600	(11)	$243,870
							19,014	(4)	$702,567
							29,170	(6)	$1,077,832
							4,345	(8)	$160,548
										74,728	(9)	$2,761,200	(9)
										909	(10)	$33,600	(10)
Eugene F. Reilly							18,066	(3)	$667,539
							18,208	(4)	$672,786
							6,600	(11)	$243,870
							40,564	(4)	$1,498,840
							40,342	(6)	$1,490,637
							4,345	(8)	$160,548
										74,728	(9)	$2,761,200	(9)
										909	(10)	$33,600	(10)
Edward S. Nekritz	8,928			$78.24	9/23/14
	11,774			$101.84	12/20/15
	7,845			$134.23	12/21/16
	9,779			$135.76	12/18/17
	83,700			$15.39	11/11/18
							6,787	(12)	$250,780
							8,928	(13)	$329,890
							11,048	(14)	$408,223
							10,775	(4)	$398,136
							11,259	(5)	$416,020
							27,929	(6)	$1,031,977
							13,819	(7)	$510,612
							4,345	(8)	$160,548
										74,728	(9)	$2,761,200	(9)
										909	(10)	$33,600	(10)
Gary E. Anderson							6,787	(12)	$250,780
							11,048	(14)	$408,224
							10,775	(4)	$398,136
							27,929	(6)	$1,031,977
							4,345	(8)	$160,548
										74,728	(9)	$2,761,200	(9)
										909	(10)	$33,600	(10)
Guy F. Jaquier**	79,550			$35.26	1/27/14	(15)
	75,242			$38.56	2/7/15	(15)
	36,809			$51.92	2/6/16	(15)
	14,705			$64.18	2/15/17	(15)
	38,661			$48.76	2/21/18	(15)
	209,371			$15.92	2/10/19	(15)
	113,274			$22.14	2/11/20	(15)
	30,927			$32.95	2/2/21	(15)

*  Column (d) has been omitted from this table because it is not applicable.

**  Mr. Jaquier retired from the company effective December 31, 2013.

(1) Dollar amounts are based on the closing price of our common stock on December 31, 2013 which was $36.95 per share.

(2) Vested and became exercisable on February 1, 2014.

(3) Vested on February 1, 2014.

(4) Vested on February 1, 2014 (50%) and will vest on February 1, 2015 (50%).

(5) Vested on February 1, 2014 (67%) and will vest on February 1, 2015 (33%).

(6) Vested on February 5, 2014 (34%) and remainder will vest in equal amounts on each of February 5, 2015 and 2016.

(7) Vested on February 5, 2014 (40%) and will vest on February 5, 2015 (40%) and February 5, 2016 (20%).

(8) Will vest on August 13, 2014 (34%) and remainder will vest in equal amounts on each of August 13, 2015 and 2016.

(9) For the performance period that began on January 1, 2012 and ending on December 31, 2014, column (j) represents the value of the participation points allocated to the named executive officers under the Outperformance Plan. The value at December 31, 2013 is determined based on actual performance for the performance period through December 31, 2013 and assuming that actual performance for the remainder of the performance period matches the index. This value is converted into shares of our common stock in column (i) using the closing price of our common stock as of December 31, 2013 of $36.95 per share. Actual awards will not be determined until the end of the three-year performance period. The company expects to settle the awards for this initial performance period in shares of our common stock. Notwithstanding the values of the participation points shown in this table, there can be no assurances that the company’s performance at the end of the applicable performance period will result in payment of such amounts, or in any payment at all, under the Outperformance Plan. See “— Compensation Discussion and Analysis —2013 Compensation Decisions—Outperformance Compensation Plans.”

(10) For the performance period that began on January 1, 2013 and ending on December 31, 2015, column (j) represents the value of the participation points allocated to the named executive officers under the Outperformance Plan. The value at December 31, 2013 is determined based on actual performance for the performance period through December 31, 2013 and assuming that actual performance for the remainder of the performance period matches the index. This value is converted into shares of our common stock in column (i) using the closing price of our common stock as of December 31, 2013 of $36.95 per share. Actual awards will not be determined until the end of the three-year performance period. The company expects to settle the awards for this initial performance period in shares of our common stock. Notwithstanding the values of the participation points shown in this table, there can be no assurances that the company’s performance at the end of the applicable performance period will result in payment of such amounts, or in any payment at all, under the Outperformance Plan. See “— Compensation Discussion and Analysis —2013 Compensation Decisions—Outperformance Compensation Plans.”

(11) Will vest on June 2, 2014.

(12) Vested on January 28, 2014.

(13) Vested on January 30, 2014 (50%) and will vest on January 30, 2015 (50%).

(14) Will vest on June 3, 2014.

(15) Mr.  Jaquier’s outstanding stock options will remain exercisable through their original expiration date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Hamid R. Moghadam	315,088	$2,775,945	(1)(2)	105,244	(3)	$4,260,277	(3)
Thomas S. Olinger	—	$—		33,537	(4)	$1,356,390	(4)
Eugene F. Reilly	8,737	$48,856	(1)(5)	62,129	(6)	$2,513,794	(6)
Edward S. Nekritz	—	$—		39,880	(7)	$1,613,473	(7)
Gary E. Anderson	—	$—		65,984	(8)	$2,602,324	(8)
Guy F. Jaquier	—	$—		162,891	(9)	$6,224,776	(9)

* Mr. Jaquier retired from the company effective December 31, 2013.

(1) This value is the aggregated difference between the market prices at the time the named executive officer exercised the stock options and the exercise prices of the stock options.

(2) Represents the value realized upon the following exercises:

•	64,001 options on May 16, 2013, exercise price of $35.26 per share, granted on January 27, 2004, value realized of $559,369;
•	130,956 options on May 17, 2013, exercise price of $35.26 per share, granted on January 27, 2004, value realized of $1,145,007; and
•	120,131 options on May 20, 2013, exercise price of $35.26 per share, granted on January 27, 2004, value realized of $1,071,569.

With respect to the exercise of 194,957 options, Mr. Moghadam received net cash after payment of taxes of $942,317. With respect to the exercise of 120,131 options, the value realized of $1,071,569 was deferred under our nonqualified deferred compensation plans. See also the Nonqualified Deferred Compensation in Fiscal Year 2013 table below.

(3) Represents the vesting of shares on February 1, 2013 as presented below.

•	11,777 shares with a value of $476,733, granted on February 10, 2009;
•	19,003 shares with a value of $769,242, granted on February 11, 2010;
•	9,332 shares with a value of $377,759, granted on February 2, 2011; and
•	65,132 shares with a value of $2,636,543, granted on February 1, 2012.

Mr. Moghadam deferred all shares he acquired upon these vestings under our nonqualified deferred compensation plans. Mr. Moghadam has not sold any of the shares he acquired upon these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2013 table below.

(4) Represents the vesting of shares as presented below:

•	4,239 shares with a value of $171,595, granted on February 10, 2009, vested on February 1, 2013;
•	8,350 shares with a value of $338,008, granted on February 11, 2010, vested on February 1, 2013;
•	4,552 shares with a value of $184,265, granted on February 2, 2011, vested on February 1, 2013;
•	9,796 shares with a value of $396,542, granted on February 1, 2012, vested on February 1, 2013; and
•	6,600 shares with a value of $265,980, granted on June 2, 2011, vested on June 2, 2013.

Mr. Olinger deferred 12,902 shares with a value of $522,273 as of the vest date that were acquired upon these vestings under our nonqualified deferred compensation plans. Of the remaining vested shares, 8,781 shares were withheld from Mr. Olinger to satisfy taxes at a value of $354,835 and 11,854 shares were distributed to Mr. Olinger. Mr. Olinger has not sold any of the shares he acquired as a result of these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2013 table below.

(5)	Represents the value realized upon the following exercise:

•	8,737 options on October 25, 2013, exercise price of $35.26 per share, granted on January 27, 2004, value realized of $48,856.

Mr. Reilly received net cash after payment of taxes of $25,796 as a result of the above exercise.

(6)	Represents the vesting of shares as presented below:

•	7,459 shares with a value of $301,940, granted on February 10, 2009, vested on February 1, 2013;
•	18,067 shares with a value of $731,352, granted on February 11, 2010, vested on February 1, 2013;
•	9,105 shares with a value of $368,571, granted on February 2, 2011, vested on February 1, 2013;
•	20,898 shares with a value of $845,951, granted on February 1, 2012, vested on February 1, 2013;
•	6,600 shares with a value of $265,980, granted on June 2, 2011, vested on June 2, 2013.

Of the vested shares, 26,083 shares were withheld from Mr. Reilly to satisfy taxes at a value of $1,055,237 and the remaining 36,046 shares were distributed to Mr. Reilly. Mr. Reilly has not sold any of the shares he acquired as a result of these vestings.

(7)	Represents the vesting of shares as presented below:

•	4,525 shares with a value of $185,219, granted on January 28, 2010, vested on January 28, 2013;
•	2,946 shares with a value of $120,580, granted on January 30, 2011, vested on January 28, 2013;
•	4,464 shares with a value of $178,783, granted on January 30, 2011, vested on January 30, 2013;
•	3,840 shares with a value of $153,783, granted on January 30, 2011, vested on February 1, 2013;
•	11,048 shares with a value of $446,560, granted on June 2, 2011, vested on June 3, 2013; and
•	13,057 shares with a value of $528,548, granted on February 1, 2012, vested on February 1, 2013.

Of the vested shares, 14,444 shares were withheld from Mr. Nekritz to satisfy taxes at a value of $584,354 and the remaining 25,435 shares and a cash payment of $41.91, representing the value of fractional shares, were distributed to Mr. Nekritz. Mr. Nekritz has not sold any of the shares he acquired as a result of these vestings.

(8)	Represents the vesting of shares as presented below:

•	4,521 shares with a value of $185,033, granted on January 28, 2010, vested on January 28, 2013;
•	2,946 shares with a value of $120,580, granted on January 30, 2011, vested on January 28, 2013;
•	3,840 shares with a value of $153,783, granted on January 30, 2011, vested on January 30, 2013;
•	5,551 shares with a value of $224,704, granted on February 1, 2012, vested on February 1, 2013;
•	37,837 shares with a value of $1,462,428, granted on February 27, 2009, vested on February 27, 2013;
•	42 shares with a value of $1,841, granted on July 9, 2010, vested on May 15, 2013;
•	11,048 shares with a value of $446,560, granted on June 2, 2011, vested on June 3, 2013; and
•	199 shares with a value of $7,395, granted on July 9, 2010, vested on December 18, 2013.

Of the vested shares, 28,324 shares were withheld from Mr. Anderson to satisfy taxes at a value of $1,114,360 and the remaining 37,657 shares and a cash payment of $129.16 representing the value of fractional shares, were distributed to Mr. Anderson. Mr. Anderson has not sold any of the shares he acquired as a result of these vestings.

(9)	Represents the vesting of shares as presented below:

•	7,459 shares with a value of $301,940, granted on February 10, 2009, vested on February 1, 2013;
•	10,840 shares with a value of $438,803, granted on February 11, 2010, vested on February 1, 2013;
•	7,284 shares with a value of $294,856, granted on February 2, 2011, vested on February 1, 2013;
•	20,898 shares with a value of $845,951, granted on February 1, 2012, vested on February 1, 2013;

•	6,600 shares with a value of $265,980, granted on June 2, 2011, vested on June 2, 2013;
•	10,840 shares with a value of $402,489, granted on February 11, 2010, vested on December 26, 2013;
•	14,567 shares with a value of $540,873, granted on February 2, 2011, vested on December 26, 2013;
•	6,600 shares with a value of $245,058, granted on June 2, 2011, vested on December 26, 2013;
•	40,564 shares with a value of $1,506,142, granted on February 1, 2012, vested on December 26, 2013;
•	32,894 shares with a value of $1,221,354, granted on February 5, 2013, vested on December 26, 2013; and
•	4,345 shares with a value of $161,330, granted on August 13, 2013, vested on December 26, 2013.

Mr. Jaquier deferred 112,452 shares with a value of $4,331,054 as of the vest date that were acquired upon these vestings under our nonqualified deferred compensation plans. Of the remaining vested shares, 25,358 shares were withheld from Mr. Jaquier to satisfy taxes at a value of $949,407 and 25,081 shares were distributed to Mr. Jaquier. On February 24, 2014, Mr. Jaquier sold 5,000 of the shares he received as a result of these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2013 table below.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2013

Name (a)	Plans	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)		Aggregate Balance at Last FYE ($) (f)
Hamid R. Moghadam	AMB NQ Plans & 2012 NQDC Plan(1)	$5,223,462	$—	$1,367	(2)	$—		$13,120,358
	Notional Account NQDC Plan(3)	$—	$—	$(135,743)		$—		$5,709,681
Thomas S. Olinger	AMB NQ Plans & 2012 NQDC Plan(1)	$508,984	$—	$(1,015	)(2)	$—		$989,643
	Notional Account NQDC Plan(3)	$—	$—	$79		$—		$302
Eugene F. Reilly		$—	$—	$—		$—		$—
Edward S. Nekritz		$—	$—	$—		$—		$—
Gary E. Anderson		$—	$—	$—		$—		$—
Guy F. Jaquier	AMB NQ Plans & 2012 NQDC Plan(1)	$1,833,675	$—	$5,904	(2)	$(871,965	)(4)	$2,271,675
	Notional Account NQDC Plan(3)	$—	$—	$451,197		$—		$618,202

*	Mr. Jaquier retired from the company effective December 31, 2013.

(1) The named executive officer deferred the receipt of RSAs that vested during 2013 and/or common shares received upon exercise of stock options during 2013. See additional information on the awards deferred in the Option Exercises and Stock Vested in Fiscal Year 2013 table above. Contributions of shares that vested on December 26, 2013 and were deferred by Mr. Jaquier were recognized as contributions by the Rabbi trust in January 2014. The value reported as a contribution represents the value on the date the shares were delivered to the Rabbi trust which is not the value on the vesting date. The named executive officer did not defer any cash compensation in 2013. Dividends earned on our common stock that has been deferred are credited to the participant’s account in cash which is then invested in investment options other than our common stock. Our nonqualified deferred compensation plans are described in more detail in the narrative discussion that follows these footnotes.

(2) Represents earnings that are computed based on the specific investment options that are elected by the named executive officer, as described in the narrative discussion that follows these footnotes. Primarily these earnings consist of the dividends paid on the shares of our common stock deferred by the named executive officer and the change in the market value of those shares. These amounts are not included in the named executive officer’s total compensation presented in the Summary Compensation Table for Fiscal Year 2013 above.

(3) Participants in our nonqualified deferred compensation plans that were in effect prior to the merger received a lump-sum payment equal to the value of their account balance in June 2011 upon the change in control that occurred as a result of the merger. After the merger, we established a new nonqualified deferred compensation plan that is discussed in more detail below. Under this Notional Account NQDC Plan, an Initial Account Credit value was established for the named executive officer who received distributions in June 2011 as a result of the change in control. Participants in the Notional Account NQDC are credited with the excess in value, if any, of their Notional Earnings Account (representing the Initial Account Credit value plus the cumulative earnings or losses associated with the underlying, hypothetical investments, if any) over the Initial Account Credit value. The amount in column (f) represents the excess of the participant’s Notional Earnings Account value over the Initial Account Credit value as of December 31, 2013. To the extent this excess is attributable to changes in values during 2013 it is reflected as earnings in column (d). Because the participant does not have a right to the hypothetical Initial Account Credit value, that value is not reflected in this table. See the narrative discussion that follows these footnotes.

(4) Represents a previously elected in-service distribution in accordance with terms of the AMB NQ Plans.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2013 Table

—	2012 NQDC Plan

Effective for 2012, we established a nonqualified deferred compensation plan, the 2012 NQDC Plan. The 2012 NQDC Plan allows certain eligible employees and non-employee directors of the company and our participating subsidiaries to elect to defer up to 100% of their eligible compensation, such as annual salary, bonus, restricted stock, and directors’ fees, that were earned and vested to the participant on or after January 1, 2012. The deferred compensation under the 2012 NQDC Plan is our unsecured obligation and amounts deferred are held in a Rabbi trust. Participants select from various investment options available under the plans to earn investment credit on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment crediting elections related to cash balances in the account and, with respect to shares of our common stock that have been deferred, the dividends earned on that stock and the change in market value of that stock during the period. The 2012 NQDC Plan offers a variety of investment choices with respect to cash contributions, but our common stock is not an investment option available with respect to deferrals of cash compensation. The named executive officers did not elect to defer any of their 2013 cash compensation (salary or bonus) under the 2012 NQDC Plan.

If a participant elects to defer the receipt of an equity award, the underlying common stock is held in the Rabbi trust and it cannot be reinvested in any other investment option. Cash dividends earned on these shares of our common stock after deferral are credited with earnings and losses based on specific investment options, other than our common stock, that are selected by the participant. Distributions under these plans are made in a lump sum payment upon termination of employment, or service as a non-employee director, or in the event of a change in control or death of a participant. With respect to equity awards deferred by non-employee directors, distributions may be elected to occur prior to termination of service.

We have reserved the right under the 2012 NQDC Plan to make discretionary matching contributions to participant accounts from time to time. No such discretionary contributions have been made. The participants’ elective deferrals and matching contributions, if any, are fully vested at all times. We pay all of the administrative costs associated with the 2012 NQDC Plan. Generally, the compensation that is deferred is tax-deferred until it is distributed to the participant. However, amounts deferred are subject to FICA and Medicare employee and employer taxes in accordance with statutory requirements.

—	AMB NQ Plans

Prior to the merger in 2011, we maintained two nonqualified deferred compensation plans: (i) the Amended and Restated AMB 2005 Nonqualified Deferred Compensation Plan (the “2005 NQ Plan”) and (ii) the Amended and Restated Nonqualified Deferred Compensation Plan (the “2002 NQ Plan”), (together the “AMB NQ Plans”). The AMB NQ Plans allowed our directors and certain eligible employees to defer certain compensation, including the receipt of stock option gains and restricted stock awards received under our equity compensation plans. The AMB NQ Plans provided that upon a change in control, such as the merger in June 2011, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made before the end of 2011.

Deferral elections made under the AMB NQ Plans prior to 2011, but with respect to compensation earned in 2011 and beyond, remained in force. Mr. Moghadam has deferred certain gains resulting from the exercise of stock options under the 2002 NQ Plan and Messrs. Moghadam, Olinger, and Jaquier have deferred certain of the shares of our common stock received upon vesting of equity awards under the 2005 NQ Plan. See the Option Exercises and Stock Vested in Fiscal Year 2013 table above.

The deferred compensation under the AMB NQ Plans is our unsecured obligation and amounts deferred are held in a Rabbi trust. Participants select from various investment options available under the plans to receive investment credit on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment crediting elections related to cash balances in the account and, with respect to shares of our common stock deferred, the dividends earned on that stock and the change in market value of that stock during the period. Cash dividends earned on shares of our common stock after deferral are credited with investment options, other than our common stock, selected by the participant. Distributions under these plans are made in either a lump sum payment or installments and participants can elect a specific distribution date (in accordance with Section 409A of the Internal Revenue Code) or, if no election is made, the amounts will be distributed upon termination of the participant’s employment with us. Distributions are also made in event of change in control or a participant’s death or disability.

—	Notional Account NQDC Plan

The Notional Account NQDC Plan was adopted in conjunction with the merger in 2011 with the purpose of providing the opportunity for certain participants of the AMB NQ Plans to continue to receive tax deferred earnings with respect to the portion of their previously deferred compensation that was withheld to pay taxes as a result of the required distributions triggered by the change in control provisions of these plans as a result of the merger.

Each participant in the AMB NQ Plans who continued to be employed by us after the merger or continued as a non-employee director after the merger received an Initial Account Credit in a Notional Earnings Account under the Notional Account NQDC Plan. Messrs. Moghadam, Olinger, and Jaquier participate in the Notional Account NQDC Plan. The Initial Account Credit value for a participant was equal to the deemed amount of the tax liability on the distributions they received in 2011 as a result of the change in control provisions of the plans that were triggered by the merger. The Initial Account Credit value is hypothetically invested in measurement funds selected by the participant, which do not include our common stock. Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments.

A Notional Earnings Account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon the termination of the participant’s employment with us, the participant is entitled to the excess, if any, of the value in the Notional Earnings Account (representing the value of the Initial Account Credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over the Initial Account Credit value.

Mr. Moghadam’s Initial Account Credit value was established in June 2011 in the amount of $25,798,616. A Rabbi trust was created to hold shares of our common stock and cash in the amount of Mr. Moghadam’s Initial Account Credit balance. At the company’s discretion, we issued 803,945 shares of our common stock to the Rabbi trust representing Mr. Moghadam’s Initial Account Credit value, in part to fund future obligations under the Notional Account NQDC Plan. The number of shares was determined based on a price of our common stock of $32.09 per share. Mr. Moghadam is entitled to direct the voting of these shares and they are reflected as beneficially owned by him in the stock ownership table presented under “Information Relating to Stockholders, Directors, Nominees, and Executive Officers.” Mr. Moghadam is not entitled to receive these shares upon distribution of his Notional Earnings Account under this plan.

The Initial Account Credit values for Mr. Olinger and Mr. Jaquier were $122,697 and $2,227,880, respectively. Mr. Olinger and Mr. Jaquier have selected their respective “measurement funds” which do not include our company stock.

—	Investment Funds and Returns for 2013

The participants in our nonqualified deferred compensation plans can elect measurement funds which are the same investment funds that are available to participants in our 401(k) Plan, with the exception of investments in our company stock. Our company stock is not an available investment option under the nonqualified deferred compensation plans, except to the extent that the participant has elected to defer the receipt of shares of our common stock after vesting of equity awards or exercise of stock options. These investment funds are shown below with the returns earned by these investments funds in 2013:

Vanguard Prime M/M Fund Instl	0.06%	PIMCO Real Return/Institutional	-9.05%
Metropolitan West High Yield Bond I	7.00%	Vanguard Intermediate Term Bond Index Inst	-3.42%
Vanguard Short-Term Bond Index Signal	0.17%	Vanguard Balanced Index Fund (Signal)	18.10%
Vanguard Target Retirement Income	5.87%	Vanguard Target Retirement 2010	9.10%
Vanguard Target Retirement 2015	13.00%	Vanguard Target Retirement 2020	15.85%
Vanguard Target Retirement 2025	18.14%	Vanguard Target Retirement 2030	20.49%
Vanguard Target Retirement 2035	22.82%	Vanguard Target Retirement 2040	24.37%
Vanguard Target Retirement 2045	24.37%	Vanguard Target Retirement 2050	24.34%
Vanguard Target Retirement 2055	24.33%	Vanguard Target Retirement 2060	24.35%
American Beacon Small Cap Value (Inst)	40.06%	Ell Global Property Institutional	0.61%
American Funds Washington Mutual Inv R6	32.34%	American Funds Growth Fund of America R6	34.29%
Vanguard Institutional Index I	32.35%	Vanguard Growth Index Fund (Inst)	32.41%
Vanguard Small Cap Growth Index (Inst)	38.20%	Vanguard Mid-Cap Index Fund Instl	35.17%
Vanguard Total Intl Stock Index Signal	15.14%	Artisan International Institutional	25.47%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Prior to the merger in 2011, we had change in control agreements with Messrs. Moghadam, Olinger, Reilly, and Jaquier and executive protection agreements with Mr. Nekritz and Mr. Anderson (originally entered into with the Trust and assumed by us under the merger agreement). In 2013, all of these agreements expired and each of the named executive officers (other than Mr. Jaquier) entered into Change in Control and Noncompetition Agreements (the “CIC Agreements”). The CIC Agreements are subject to automatic one-year extensions following the expiration of the initial terms on December 31, 2014.

Some form of severance benefits (cash payments and/or acceleration of vesting of unvested equity awards) are provided for: (i) in the CIC Agreements; (ii) under the equity award agreements of Mr. Nekritz and Mr. Anderson (for awards issued prior to the merger and assumed by us under the merger agreement) and under the equity award agreements for awards granted to all named executive officers under the 2012 LTIP (awards granted after May 2, 2012); or (iii) under the terms of the Outperformance Plan under the following scenarios:

•	death
•	disability
•	retirement (as defined)
•	termination without cause or termination by employee for good reason within two years of change in control (as defined)

In the event of a change in control, the CIC Agreements provide for severance benefits on a “double-trigger” basis with severance benefits payable only upon termination of employment (generally, termination without cause or termination by employee for good reason as such term is defined in the CIC Agreements), within two years following the change in control. Under the CIC Agreements, in consideration for the rights to receive such severance payments, the named executive officer is subject to confidentiality obligations during employment and after termination, non-competition obligations during the term of employment, and non-solicitation obligations for two years after the date of termination. A change of control, as defined in the CIC Agreements, generally occurs upon: (i) the consummation of a transaction, approved by our stockholders, to merge or consolidate the company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a change in control shall not occur if a transaction results in 50% or more of the beneficial ownership of the voting power of the company or other relevant entity being held by the same persons (although not necessarily in the same proportion) who held the voting power of the company immediately prior to the transaction (except that upon the completion of the transaction, employees or employee benefit plans of the company may be a new holder of such beneficial ownership); (ii) the beneficial ownership of securities representing 50% or more of the combined voting power of the company is acquired, other than from the company, by any person (with certain exceptions); or (iii) at any time during any period of two consecutive years, board members at the beginning of such period cease to constitute at least a majority of the board (unless the election or the nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

Potential payments due to the named executive officers, other than Mr. Jaquier who is discussed below, under the scenarios listed above are presented in the table below based on the assumption that a termination occurred as of December 31, 2013. The acceleration of vesting of unvested equity awards benefit is estimated using the closing stock price of our common stock on December 31, 2013 of $36.95 per share. Under our company policy, each of our employees would be paid for their earned and unused vacation benefits upon termination under any termination scenario so the value of this benefit is not included in the amounts below. Because the termination scenarios are as of December 31, 2013, the named executive officers would have completed the performance year such that they would receive their annual bonus and their annual long-term equity incentive award for performance in 2013. Therefore, these payments are not considered to be severance benefits. Accordingly, such amounts are not included in the amounts presented.

Name of Executive/ Type of Benefit	Death	Disability	After Change in Control: Termination without Cause or Voluntary Termination for Good Reason(1)
Hamid R. Moghadam
Cash severance (salary and bonus)(2)	$200,000	$—	$4,000,000
Health and welfare benefits(3)	$—	$—	$62,140
280G adjustment(4)	$—	$—	$—
Equity awards (vesting accelerated)(5)(6)	$16,429,794	$16,429,794	$24,781,974

Total Estimated Value	$16,629,794	$16,429,794	$28,844,114

Thomas S. Olinger
Cash severance (salary and bonus)(2)	$125,000	$—	$2,250,000
Health and welfare benefits(3)	$—	$—	$62,140
280G adjustment(4)	$—	$—	$—
Equity awards (vesting accelerated)(5)(6)	$4,033,179	$4,033,179	$6,621,742

Total Estimated Value	$4,158,179	$4,033,179	$8,933,882

Eugene F. Reilly
Cash severance (salary and bonus)(2)	$125,000	$—	$2,250,000
Health and welfare benefits(3)	$—	$—	$62,140
280G adjustment(4)	$—	$—	$—
Equity awards (vesting accelerated)(5)(6)	$4,445,985	$4,445,985	$8,526,219

Total Estimated Value	$4,570,985	$4,445,985	$10,838,359

Edward S. Nekritz
Cash severance (salary and bonus)(2)	$125,000	$—	$2,250,000
Health and welfare benefits(3)	$—	$—	$62,140
280G adjustment(4)	$—	$—	$—
Equity awards (vesting accelerated)(5)(6)	$6,300,986	$6,300,986	$7,298,186

Total Estimated Value	$6,425,986	$6,300,986	$9,610,326

Gary E. Anderson
Cash severance (salary and bonus)(2)	$125,000	$—	$2,250,000
Health and welfare benefits(3)	$—	$—	$71,379
280G adjustment(4)	$—	$—	$—
Equity awards (vesting accelerated)(5)(6)	$5,044,464	$5,044,464	$6,041,664

Total Estimated Value	$5,169,464	$5,044,464	$8,363,043

(1)

Cause is generally defined in the CIC Agreements as: (i) the willful and continued failure by the executive to substantially perform specified duties; (ii) the engaging in conduct that is demonstrably injurious to the company (monetarily or otherwise); or (iii) the engaging in egregious misconduct involving serious moral turpitude. Termination by employee for good reason, as generally defined in the CIC Agreements, can occur should we: (i) change the executive’s duties such that they are inconsistent with the position held prior to the change in control and results in a material dimunition in the executive’s authority, duties, or responsibilities; (ii) material reduction in the executive’s annual base compensation after the change in control; (iii) relocate the executive’s place of employment more than 50 miles from the current location or require the executive to be based anywhere other than where the executive was based prior to the change in control without the executive’s written consent resulting in a material change to geographic location; or (iv) not comply with the provisions of the agreements or arrangements pertaining to the officer’s compensation and benefits.

(2)

Under the death and disability scenarios contained in the CIC Agreements, the named executive officer would receive a cash severance payment equal to his annual base salary plus the annual bonus amount that he received or was entitled to receive for the most recent annual period (target level for 2013) less amounts that would be paid to the executive from other company benefits. The starting amount under each scenario is based on the executive’s annual base salary as of December 31, 2013 ($800,000 for Mr. Moghadam and $500,000 for each of the other named executive officers in the table) and the executive’s annual bonus at target for 2013 ($2,000,000 for Mr. Moghadam and $1,125,000 for each of the other named executive officers in the table). Under the death scenario, each executive’s severance payment has been reduced by $1,000,000, which is the approximate present value of the life insurance benefit provided by the company. The life insurance benefit provided by the company is two times base salary with a limit of $1,000,000. Under the disability scenario, the starting amount is the same as under the death scenario and each executive’s severance payment has been reduced to zero based on the expected present value of future disability benefits that the executive would receive that are provided and funded by the company. The annual disability benefit provided by the company is 60% of base salary subject to a maximum of $204,000 per year. For this purpose, it is assumed that the present value of the future annual disability benefits to be received will be in excess of the payments required under the CIC agreements. Under the change in control scenario, the named executive officer would receive cash severance equal to two times his annual base salary and two times his annual bonus (at target) for the current year.

(3)

In the change in control scenario contained in the CIC Agreements, the named executive officer would receive a cash payment equal to the cost of continuation of health insurance coverage in place at the date of termination for 24 months. Additionally, the CIC Agreements provide for the payment of an amount equal to two times the company’s matching contribution under the 401(k) Plan ($15,600) and for outplacement services for one year with estimated value of $9,500.

(4)

The CIC Agreements provide for the reduction of any payments to which the named executive officer is entitled after a change in control should such payments constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code). Such payments shall be either (a) reduced (but not below zero) so that the aggregate present value of the payment shall be $1.00 less than three times the officer’s “base amount” (also as defined in Section 280G of the Internal Revenue Code) so that no portion of the payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or (b) paid in full, whichever produces the better net after-tax result for the named executive officer (taking into account any applicable excise tax under Section 4999 and any applicable income taxes). Under the scenarios for 2013, none of the named executive officers would receive a better net after-tax result with a reduction.

(5)

The estimates for each scenario reflect the value that would be realized as of December 31, 2013 as a result of accelerated vesting of earned but unvested stock awards, stock options, and participant points awarded under the Outperformance Plan. Values are included to the extent that vesting would be accelerated under the applicable scenario under the terms of the applicable agreements.

For each scenario, the value attributable to stock options is computed as the difference between the closing price of our common stock on December 31, 2013 ($36.95) and the exercise price of the stock option (to the extent the exercise price is less than $36.95 per share).

For each scenario, the value attributable to stock awards is computed based on the closing price of our common stock on December 31, 2013 ($36.95). Stock awards made to Messrs. Moghadam, Olinger, and Reilly prior to May 2, 2012 do not provide for acceleration under the death and disability scenarios.

Under the death and disability scenarios, awards under the Outperformance Plan would not be paid until the end of the performance period and the actual awards paid would be based on performance for the entire performance period. Under these scenarios, the value of the participation points allocated to each named executive officer under the Outperformance Plan for the 2012 and 2013 performance periods is computed as of December 31, 2013 and is based on actual performance for the performance period through December 31, 2013 and assuming that actual performance for the remainder of the performance period matches the index. This value is the same value that is reported in the Outstanding Equity Awards at Fiscal Year-end (December 31, 2013) table above. Under the change in control scenario, the compensation committee would determine the size of the compensation pool for each performance period and cash awards would be paid as of the executive’s termination date due to the change in control. Under this scenario, the value of the participation points allocated to each named executive officer under the Outperformance Plan for the 2012 and 2013 performance periods is computed as of December 31, 2013 and is based on actual performance for the truncated performance period through December 31, 2013.

(6)

Awards made to Mr. Nekritz and Mr. Anderson prior to May 2, 2012 included provisions for the acceleration of vesting of unvested stock awards and stock options upon retirement, defined as attaining 60 years of age and having completed five years of service. Awards made to all named executive officers after May 2, 2012 (under the 2012 LTIP) provide for acceleration of vesting of unvested stock awards and stock options upon retirement, defined as attaining 62 years of age with a combined sum of age and years of service equal to or exceeding 75. The Outperformance Plan allows participants to retain their participation points upon retirement using the same definition as the 2012 LTIP. None of the named executive officers met the retirement eligibility criteria of any equity compensation plan as of December 31, 2013, the assumed date of the termination scenarios for this presentation, so no acceleration benefit is reported under the retirement scenario.

Effective as of December 31, 2013, Mr. Jaquier retired from the company. Upon his retirement all of his unvested equity awards were vested. The value of the unvested equity awards for which vesting was accelerated was $6,224,776 as of December 26, 2013, the day the awards were distributed to Mr. Jaquier. Mr. Jaquier forfeited all unearned participation points allocated to him under the Outperformance Plan. Mr. Jaquier also received his annual bonus award for 2013 (to be paid in 2014) at his target level of $625,000 and his annual long-term equity incentive award for 2013 (granted in 2014) at his target level of $1,750,000 (in the form of RSUs that have a one-year vesting period). In accordance with the terms of the AMB Plans under which Mr. Jaquier’s outstanding options were granted, his outstanding options will expire under their original terms.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION FOR 2013	PROPOSAL 2

The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

The compensation of our named executive officers is discussed above under “Executive Compensation Matters.” Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, and strategic goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2013.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation which is described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the company’s 2013 executive compensation, as discussed and disclosed in the company’s proxy statement for the 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation Tables, and related narratives.”

You may vote for, vote against, or abstain from voting to approve the above resolution on the company’s executive compensation for 2013. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

As an advisory vote, this proposal is not binding on the company. However, the compensation committee values the opinions of our stockholders and will review and consider the voting results when making future executive compensation decisions. The company currently intends to hold an advisory vote on its executive compensation on an annual basis.

The board of directors unanimously recommends that the stockholders vote, on an advisory basis, “FOR” the approval of our 2013 executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

EQUITY COMPENSATION PLANS

We currently grant equity awards under the 2012 LTIP, however, we do have awards outstanding that were granted under the AMB Plans and the Trust Plans. All future equity awards will be granted from the 2012 LTIP. The available shares of common stock reserved for issuance under the AMB Plans and the Trust Plans as of May 3, 2012, the date our stockholders approved the 2012 LTIP, were added to the share reserve of the 2012 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding until they vest, expire, or are forfeited by the participant. The 2012 LTIP does not expire but no further awards can be granted under the plan after the tenth anniversary date of the plan approval (May 3, 2022). Information about our equity compensation plans as of December 31, 2013 is as follows:

Plan Category (a)	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (b)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (c)	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b) (d)
Equity compensation plans approved by security holders(1)(2)	8,519,940	$35.96	15,998,018
Equity compensation plans not approved by security holders	—	—	—

(1) The amount in column (b) includes 6,253,497 shares of common stock that can be issued upon the exercise of outstanding stock options (of which 6,120,224 are vested) and 2,266,443 outstanding RSUs (of which 79,306 are vested). Amount in column (b) does not include 277,161 unvested RSAs that are included in our common stock outstanding at December 31, 2013.

(2) The weighted average exercise price in column (c) relates to 6,253,497 outstanding stock options reflected in column (b) which have a weighted average term to expiration of 4.3 years. Of the amount in column (b), 2,266,443 will be issued for no consideration.

AUDIT COMMITTEE REPORT

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation, and oversight of our independent registered public accounting firm. The committee is comprised of the three directors named below. Each member of the committee is independent as defined by SEC and NYSE rules. In addition, our board has determined that each member of the audit committee is an audit committee financial expert and is financially literate in accordance with applicable NYSE and SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2013 and unaudited financial statements for the quarterly periods ended March 31, June 30 and September 30, 2013 with management and KPMG LLP (“KPMG”), the company’s independent registered public accounting firm. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Auditing Standard No. 16, Communication With Audit Committees, issued by the PCAOB. KPMG has provided to the company the written disclosures and the letter required by applicable requirements of the PCAOB regarding their communications with the audit committee concerning independence, and the audit committee has discussed with KPMG, its independence. The committee also concluded that KPMG’s performance of non-audit services to us and our affiliates, as pre-approved by the committee and described in the next section, does not impair KPMG’s independence.

Based on the considerations referred to above, the audit committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for 2013. The foregoing report is provided by the following independent directors, who constitute the committee.

J. Michael Losh (Chair)

Christine N. Garvey

D. Michael Steuert

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee engaged KPMG as our independent registered public accounting firm for the fiscal years ended December 31, 2013 and 2012. KPMG was also retained to provide certain tax and other services in 2013 and 2012. In the course of the provision of services on our behalf, we recognize the importance of our independent registered public accounting firm’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts and up to specified amounts for specific services. Such limits vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for

2013 and 2012 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee’s Audit and Non-Audit Services Pre-Approval Policy. These policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to us.

The following table represents fees for professional audit services rendered for the audit of our consolidated financial statements for the years ended December 31, 2013 and 2012 and fees billed for other services rendered in each year.

Types of Fees	2013	2012
Audit fees(1)	$4,757,900	$4,473,589
Audit-related fees(2)	47,500	60,900
Tax fees(3)	578,400	835,675
All other fees(4)	—	—

Totals(5)	$5,383,800	$5,370,164

(1) Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the PCAOB, and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, and reviews of documents filed with the SEC.

(2) Audit-related fees consist of fees for assurance and related services associated with the audit of our employee benefit plans.

(3) Tax fees are primarily fees for tax compliance, tax return preparation, and pre-approved tax consultations.

(4) No other fees were billed for 2013 or 2012.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	PROPOSAL 3

KPMG has been appointed by the audit committee of the board as our independent registered public accounting firm for the year 2014. We are requesting our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year 2014. In the event stockholders do not approve the appointment, the appointment will be reconsidered by the audit committee.

KPMG representatives are expected to attend the 2014 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

You may vote for, vote against, or abstain from voting on ratifying the appointment of KPMG as our independent registered public accounting firm for the year 2014. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

The board of directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2014.

ADDITIONAL INFORMATION

—	Annual Report to Stockholders

Our Annual Report on Form 10-K for the year ended December 31, 2013 (which includes our consolidated financial statements), is mailed to stockholders along with this proxy statement, if a request is made to receive printed proxy materials or if the stockholder is a participant in our 401(k) Plan. Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K, and this proxy statement are provided electronically by e-mail to those stockholders who have requested that form of delivery. The Notice of Internet Availability that is distributed to many of our stockholders provides information on how you may access our 2013 Annual Report to Stockholders and this proxy statement through the Internet, which will be available on or about March 19, 2014 at www.proxyvote.com or http://ir.prologis.com/annuals.cfm. We will provide copies of our annual report to requesting stockholders, free of charge, by contacting Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, telephone (415) 394-9000.

—	Attendance at the 2014 Annual Meeting

Stockholders must bring proof of current ownership of our common stock to be admitted to and to attend the 2014 annual meeting.

—	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our directors, certain officers, and certain beneficial owners of our common stock to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Except as provided below, based on our records and other information available to us, we believe that, in 2013, all of the above persons and entities met all applicable SEC filing requirements. In 2013, Mr. Nekritz failed to file a report on Form 4 on a timely basis with respect to one transaction. In addition, Ms. Lori A. Palazzolo, our chief accounting officer, failed to file a report on Form 4 on a timely basis with respect to one transaction.

—	Other Matters

We do not anticipate any other business to be brought before the 2014 annual meeting of stockholders. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters which may properly come before the meeting and any adjournments or postponements of the meeting.

March 14, 2014

San Francisco, California

PROLOGIS, INC. PIER 1, BAY 1 SAN FRANCISCO, CA 94111

YOUR VOTE IS IMPORTANT!

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date. Have your Proxy Voting Instruction Form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Prologis, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically by e-mail or through the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date. Have your Proxy Voting Instruction Form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Voting Instruction Form if you are authorizing your proxy by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69771-P46898-Z62352	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PROLOGIS, INC.
The Board of Directors recommends you vote FOR all the listed nominees: 1. Election of Directors
Nominees:		For	Against	Abstain

1a.  Hamid R. Moghadam

1b.  George L. Fotiades

1c.  Christine N. Garvey

1d.  Lydia H. Kennard

1e.  J. Michael Losh

1f.  Irving F. Lyons III

1g.  Jeffrey L. Skelton

1h.  D. Michael Steuert

1i.  Carl B. Webb

1j.  William D. Zollars

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposals:

2.   Advisory Vote to Approve the Company’s Executive Compensation for 2013

3.   Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year 2014

							For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

M69772-P46898-Z62352

PROLOGIS, INC.

Annual Meeting of Stockholders

May 1, 2014 1:30 P.M. Pacific time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Hamid R. Moghadam, Thomas S. Olinger and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the Annual Meeting of Stockholders to be held on May 1, 2014, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED AND THE SHARES ARE HELD DIRECTLY IN YOUR NAME, IT WILL BE VOTED (1) FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT, (2) FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPANY’S EXECUTIVE COMPENSATION FOR 2013, (3) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2014, AND (4) IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

IF YOU HOLD SHARES IN YOUR 401(K) PLAN ACCOUNT AND DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE TRUSTEE WILL VOTE ALL UNINSTRUCTED SHARES HELD IN THE COMPANY’S 401(K) PLAN IN THE SAME PROPORTION AS HOW INSTRUCTED SHARES HELD IN THE COMPANY’S 401(K) PLAN ARE VOTED. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT AND THIS PROXY. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side